 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1998

                                                REGISTRATION NO.
                                                     REGISTRATION NO. 333-43877
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                 FORM S-1

                          REGISTRATION STATEMENT

                                  UNDER

                        THE SECURITIES ACT OF 1933

                                   AND

                              POST-EFFECTIVE

                             AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             COMMAND SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
         DELAWARE                    7371                    06-1135009
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                            76 BATTERSON PARK ROAD
                             FARMINGTON, CT 06032
                                (860) 409-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                               EDWARD G. CAPUTO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             COMMAND SYSTEMS, INC.
                            76 BATTERSON PARK ROAD
                             FARMINGTON, CT 06032
                                (860) 409-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                            PAUL JACOBS, ESQ.

                          WARREN J. NIMETZ, ESQ.

                       FULBRIGHT & JAWORSKI L.L.P.

                             666 FIFTH AVENUE

                            NEW YORK, NY 10103

                              (212) 318-3000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: MARCH 12,
1998

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                               PROPOSED       PROPOSED
                                 AMOUNT        MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF         TO BE      OFFERING PRICE   AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)     PER UNIT    OFFERING PRICE REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------
 Common Stock par value
  $.01 per share........     345,000 Shares     $12.00       $4,140,000        $1,221.30

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 45,000 Shares sold pursuant to the Underwriters' over-allotment options. Excludes 2,760,000 shares of Common Stock registered for sale under the Registration Statement on Form S-1, Registration No. 333-43877.

(2) A registration fee of $9,770.40 was previously paid with respect to 2,760,000 shares of Common Stock sold under the Registration Statement on Form S-1, Registration No. 333-43877.

                                ---------------

  THIS REGISTRATION STATEMENT INCLUDES A COMBINED PROSPECTUS PURSUANT TO RULE 429, WHICH ALSO RELATES TO REGISTRATION STATEMENT ON FORM S-1, REGISTRATION NO. 333-43877.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1998

PROSPECTUS

                             3,105,000 SHARES

                               COMMON STOCK
                             COMMAND SYSTEMS, INC.

  This Prospectus relates to an aggregate of 3,105,000 shares of Common Stock of Command Systems, Inc. ("Command" or the "Company") which were sold pursuant to the Company's initial public offering on March 12, 1998 (the "Initial Public Offering") at the public offering price of $12 per share. Of such amount, an aggregate of 2,200,000 shares were sold by the Company and an aggregate of 905,000 shares were sold by the selling stockholders (the "Selling Stockholders"). The Company conducted the Initial Public Offering pursuant to an effective registration statement covering 2,400,000 shares of Common Stock plus an additional 360,000 shares of Common Stock subject to the underwriters' overallotment option (collectively, the "Registered Shares"). Shortly before the effective date, the size of the offering was increased by 300,000 shares, plus an additional 45,000 shares to increase the overallotment option (collectively, the "Additional Shares," and together with the Registered Shares, the "Shares").

  The increase in size of the offering was reflected in a final prospectus. However, a registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act"), covering the Additional Shares was not filed with the Securities and Exchange Commission (the "Commission"). This Prospectus forms a part of a registration statement filed with the Commission to register the Additional Shares which have already been sold (the "Additional Shares Registration Statement"). This Prospectus also forms a part of a post-effective amendment to the registration statement relating to the Registered Shares (the "Initial Registration Statement," and together with the Additional Shares Registration Statement, the "Registration Statements"). As provided in the Act, certain persons purchasing securities sold in violation of the registration provisions of the Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities. See "Risk Factors--Sale of Unregistered Shares; Violation of the Act."

  The Common Stock is quoted on the Nasdaq National Market under the symbol "CMND." The last reported sale price of the Common Stock on the Nasdaq National Market on November 4, 1998 was $2.6875 per share.

  The sale of the Shares was underwritten by the underwriters named under the caption "Plan of Distribution."

  Neither the Underwriters nor the Representatives have participated in the preparation, review or dissemination of the Additional Shares Registration Statement or the Prospectus forming a part of the Additional Shares Registration Statement; and neither the Underwriters nor the Representatives have passed upon, or performed any investigation regarding, any of the factual or legal matters set forth in the Additional Shares Registration Statement or the Prospectus forming a part of the Additional Shares Registration Statement, except to the extent such investigation was performed in connection with the Initial Public Offering and the Initial Registration Statement (and the prospectus dated March 12, 1998 that formed a part of the Initial Registration Statement) relating thereto.

  AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

  The Company received net proceeds of $23,235,000 from the sale of an aggregate of 2,200,000 Shares in the Initial Public Offering, after deducting underwriters' discounts and commissions of $1,848,000 and other offering expenses of $1,317,000. The Selling Stockholders received net proceeds of $10,099,800 from the sale of an aggregate of 905,000 Shares in the Initial Public Offering, after deducting underwriters' discounts and commissions of $760,200. The Company did not receive any proceeds from the sale of Shares by the Selling Stockholders. The Company and the Selling Stockholders agreed to indemnify the underwriters against certain liabilities relating to the Initial Public Offering, including liabilities under the Act. See "Plan of Distribution."

             The date of this Prospectus is November  , 1998.

                            PROSPECTUS SUMMARY

  This Prospectus forms a part of the Additional Shares Registration Statement being filed to register the sale of the Additional Shares which were sold in the Initial Public Offering, which sale was not the subject of an effective registration statement. This Prospectus also forms a part of the Initial Registration Statement relating to the Registered Shares sold in the Initial Public Offering. See "Risk Factors-Sale of Unregistered Shares; Violation of the Act." The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Series A and Series B Convertible Preferred Stock into an aggregate of 1,181,750 shares of Common Stock upon the consummation of the Initial Public Offering (the "Preferred Stock Conversion") and (ii) reflects a 1-for-2 reverse stock split of the Common Stock of the Company effected in February 1998. See "Capitalization," "Description of Capital Stock," "Principal and Selling Stockholders" and "Underwriting."

                                  THE COMPANY

  Command Systems, Inc. ("Command" or the "Company") provides a wide range of information technology ("IT") solutions and services to financial services organizations to support their evolving business processes. The Company utilizes leading technologies to offer its customers a comprehensive range of IT services, including technology, software and hardware solutions (including product procurement), education and management consulting services. In 1996 the Company established a software development facility in Bangalore, India (the "Offshore Technology Resource Center") which today provides its customers with increased access to skilled IT professionals on a cost-effective basis. As of June 30, 1998, the Company employed 276 full-time consultants in its four U.S. offices and the Offshore Technology Resource Center. The Company develops and maintains long-term relationships with its customers. In 1997, the Company provided services to over 100 customers and for each of 1996 and 1997 over 60% of the Company's revenue was derived from existing customers from the previous year. The Company's customers are typically large financial services organizations, especially leading insurance companies, such as The Hartford, MassMutual, Phoenix and Aetna, and MONY.

  According to industry sources, the U.S. market for outsourced IT services is expected to grow from over $13 billion in 1996 to approximately $24 billion in 2001. The Company believes that a number of factors will cause the demand for IT services to continue to grow, particularly for organizations in such data and technology intensive industries as the insurance, banking, brokerage and other financial services industries (collectively, the "financial services organizations"). These factors include intense competition, globalization, rapid technological innovation and change, deregulation and the strategic business decision of many financial services organizations to focus on core competencies. It has become increasingly difficult and expensive for businesses to maintain in-house the management capabilities and technical expertise necessary to successfully integrate and deploy advanced IT systems and applications in a timely and cost-effective manner. As a result, financial services organizations are increasingly turning to third-party IT service providers to help them evaluate, develop, implement and support new IT systems and applications, and to help them maintain existing legacy systems and applications.

  The Company solves business problems for its customers by designing, building and implementing IT solutions that combine the Company's technical expertise with the industry specific expertise it has gained through focusing on the financial services industry for over twelve years. The technology services offered by the Company include IT staff augmentation, Year 2000 solutions services, project-based applications development and implementation, network design and deployment, Internet/intranet development, and systems maintenance. The Company also provides software and hardware solutions, education and training services to its customers' IT staffs, and management consulting services for the development of customers' long-term technology strategy. These services may be provided individually or as a combination of offerings to provide comprehensive IT solutions. The Company believes that the key attributes of its IT solutions are
(i) the provision of a broad range of IT services, (ii) its strategic focus on the financial services industry, (iii) its Offshore Technology Resource Center,
(iv) its complete range of Year 2000 solutions services and (v) its expertise in key and emerging technologies.

  The Company's objective is to become the preferred provider of IT services to an expanding base of customers. The Company's strategies to achieve this objective include (i) cross-selling its services to existing customers, (ii) leveraging its expertise within the insurance market into a larger, more diverse customer base within the broader financial services industries, (iii) deriving a greater percentage of its revenue from higher margin services, (iv) utilizing its Offshore Technology Resource Center, (v) strengthening preferred provider relationships with existing customers and (vi) attracting, training and retaining highly skilled IT professionals. For the year ended December 31, 1997, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 59%, 21%, 12% and 8%, respectively, of the Company's total revenue. IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 30%, 13% and 6%, respectively, of the Company's total revenue for the six months ended June 30, 1998, and 52%, 28%, 14% and 6%, respectively, of the Company's total revenue for the three months ended June 30, 1998. Revenue from Year 2000 projects and other higher margin services decreased as a percentage of the Company's revenue in the three month period ended June 30, 1998 compared to the three months ended March 31, 1998. For the three months ended March 31, 1998, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 31%, 12% and 6%, respectively, of the Company's total revenue. For the three months ended September 30, 1998, revenue from Year 2000 engagements and other application development services continued to decrease as a percentage of the Company's total revenue. There can be no assurance that revenues from Year 2000 projects and other higher margin services will not continue to decrease as a percentage of the Company's revenue for future periods.

  The Company lost $573,000 from operations in the three months ended September 30, 1998 compared with earnings from operations of $402,000 in the third quarter of 1997. The Company's gross margin was lower than expected for the three months ended September 30, 1998, reflecting a less profitable mix of business and reduced margins from Year 2000 and other project business. Operating results were also lower than anticipated, primarily due to costs associated with the Company's increase in sales and project management personnel which were not accompanied by expected growth in project business. The Company reported a net loss of $188,000 for the three months ended September 30, 1998, compared to a net loss of $503,000 for the comparable 1997 period. The Company's results for the three months ended September 30, 1998 benefited from interest income of $ 319,000.

  The Company was incorporated in Delaware on July 1, 1997. Prior to that time, the Company conducted its business as Command Systems Incorporated, a corporation organized under the laws of the State of Connecticut on April 2, 1985, which was merged into the Company in December 1997. The Company's executive offices are located at 76 Batterson Park Road, Farmington, Connecticut, 06032 and its telephone number is (860) 409-2000. The Company's World Wide Web address is www.commandsys.com. The Company's website is not part of this Prospectus.

  Command Systems(TM), CommandMCS(TM), CommandNET(TM), CommandOO(TM), CommandPRO(TM), CommandSOURCE(TM), CommandSTAFF(TM), CommandU(TM), CommandWARE(TM), CommandWEB(TM), Command2000(TM), C-BOLT(TM), Command International Software(TM) and the Company's logo are trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                                  THE OFFERING

 Common Stock sold by the Company............................ 2,200,000 shares
 Common Stock sold by the Selling Stockholders............... 905,000 shares
 Common Stock outstanding after the Initial Public Offering.. 7,656,750 shares (1)
 Use of proceeds............................................. For the repayment of debt, the payment of
                                                              accumulated and unpaid
                                                              preferred stock
                                                              dividends, the expansion
                                                              of sales and marketing
                                                              capabilities and other
                                                              general corporate
                                                              purposes, including
                                                              working capital.
 Nasdaq National Market Symbol                                CMND

--------

(1) Excludes 220,250 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 30, 1998 at a weighted average exercise price of $7.15 per share, 56,500 of which were issued on March 5, 1997 in exchange for units of shadow stock issued pursuant to the Company's Shadow Stock Incentive Plan (the "Exchange Options"), 48,350 of which are currently exercisable, and 163,750 of which were issued pursuant to the Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Plan Options"), 23,750 of which are currently exercisable. See "Management-- Employee Benefit Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     SIX MONTHS
                                                                        ENDED
                                YEAR ENDED DECEMBER 31,               JUNE 30,
                         ----------------------------------------  ----------------
                          1993    1994   1995    1996      1997     1997     1998
                         ------  ------ ------- -------  --------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
  Revenue............... $6,127  $9,272 $12,436 $17,069  $25,057   $10,880  $16,631
  Gross profit..........    406   2,382   3,328   4,575    8,084     3,048    5,572
  Income (loss) from
   operations...........   (202)    280     315    (597)     829      (158)      49
  Net income (loss)(1)..   (256)    193     221    (423)    (497)     (350)     479
  Preferred stock
   dividends and
   accretion(2).........    --      --      --      --       (80)      --      (260)
  Income (loss)
   applicable to common
   stockholders.........   (256)    193     221    (423)    (577)     (350)     219
  Pro forma earnings
   (loss) per common
   share-diluted(3).....                                 $  0.01   $ (0.08)
                                                         =======   =======
  Basic and diluted
   earnings per share...                                                     $ 0.03
                                                                            =======
  Shares used in per
   share calculation:
    Basic...............                                   4,275     4,275    6,267
    Diluted.............                                   4,275     4,275    6,308
                                                                             JUNE
                                                         DEC. 31,             30,
                                                           1997             1998(4)
                                                         --------           -------
BALANCE SHEET DATA:
  Cash and cash
   equivalents..........                                 $   392            $20,717
  Working capital.......                                      78             23,178
  Total assets..........                                  14,425             36,206
  Short-term debt.......                                   1,414                --
  Series A Convertible
   Preferred Stock......                                   2,223                --
  Series B Convertible
   Preferred Stock......                                   8,000                --
  Stockholders' equity
   (deficit)............                                    (722)            32,729

--------
(1) Net loss for the year ended December 31, 1997 includes a one-time charge to earnings of $693,000 as a provision for current and deferred income taxes resulting from the termination of the Company's S corporation status. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Income Tax Matters."

(2) Reflects accrued dividends at a rate of 10% per annum on the Company's Series A and Series B Convertible Preferred Stock and accretion relating to unamortized expenses of the preferred stock offerings. Such dividends were paid out of the proceeds of the Initial Public Offering and were approximately $298,000 in the aggregate.

(3) Adjusted to reflect on a pro forma basis a federal income tax provision as if the Company had historically been taxed as a C corporation.

(4) Reflects (i) the receipt by the Company of net proceeds of $23.2 million from the sale of 2,200,000 shares of Common Stock in the Initial Public Offering after deducting underwriting discounts and commissions and offering expenses paid by the Company; (ii) the conversion of Series A and B Convertible Preferred Stock into 1,181,750 shares of Common Stock; (iii) the payment of $298,000 of preferred stock dividends; and (iv) the repayment of the Company's then outstanding line of credit in the amount of $2.4 million.

                                 RISK FACTORS

  An investment in the Common Stock involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock. Included in this Prospectus are various forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, among others, the expected growth related to the Year 2000 problem, the Company's goals and strategies, the pace of change in the IT marketplace, the demand for IT services, the ability of the Company to capitalize on offshore investments and infrastructure, the Company's goal to expand service offerings and to pursue acquisitions, and the ability to leverage existing relationships and Year 2000 engagements into additional contracts. These statements are forward-looking and reflect the Company's current expectations. Such statements are subject to a number of risks and uncertainties including, but not limited to, the risk factors discussed below, changes in economic and political environments, changes in technology and changes in the IT marketplace. In light of the many risks and uncertainties surrounding the Company and the IT marketplace, a prospective purchaser should keep in mind that there can be no assurance that the results or outcomes indicated or suggested by the forward-looking statements described in this Prospectus will actually occur or be achieved.

RISKS ASSOCIATED WITH FAILURE TO OBTAIN CONTRACTS TO PERFORM HIGHER MARGIN SERVICES

  A core element of the Company's growth strategy is to derive an increasing percentage of its revenue from higher margin services, such as the delivery of complete projects and solutions, as opposed to lower margin IT staff augmentation projects and software and hardware solutions. The sales and marketing methods for obtaining complete projects and solutions contracts is different than those for the Company's historical businesses and involves longer bidding processes. In addition, in performing complete projects and solutions, the Company assumes greater responsibility in coordinating and completing larger, more complex projects. There can be no assurance that the Company will be successful in obtaining contracts for the delivery of complete projects and solutions, or that the Company will successfully complete such projects and solutions if obtained.

  For the year ended December 31, 1997 and the three months ended March 31, 1998, complete projects and solutions accounted for 29% and 37%, respectively, of the Company's total revenue. Following certain concerns expressed relating to the Company's performance under a Year 2000 solutions services contract for one of the Company's largest customers in early 1998, the customer terminated the contract. In addition, in 1998 the Company performed an assessment phase of a Year 2000 conversion project for one of the Company's other large customers and, following completion of such assessment, failed to obtain a contract for the complete Year 2000 conversion project. In the three months ended June 30, 1998, complete projects and solutions accounted for 34% of the Company's total revenue, and continued to decrease as a percentage of the Company's total revenue in the three months ended September 30, 1998. There can be no assurance that revenue from higher margin services will not continue to decrease as a percentage of the Company's revenue for future periods. The Company has increased its infrastructure of personnel, facilities and equipment and other resources to meet anticipated growth in the demand for Year 2000 conversions and other IT services. A significant portion of the increased personnel has been added at the Company's Bangalore, India facility, where it is difficult for the Company to effect reductions in staffing to adjust to shortfalls in revenue. The Company experienced low rates of employee utilization at its Bangalore, India facility during the three month periods ended June 30, 1998 and September 30, 1998. The failure by the Company to increase revenue from higher margin services would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Variability of Quarterly Operations and Financial Results" and "--Risks Associated with Year 2000 Service Offering; Finite Nature of Demand for Year 2000 Solutions Services."

VARIABILITY OF QUARTERLY OPERATIONS AND FINANCIAL RESULTS

  The Company's operations and related revenue and operating results historically have varied substantially from quarter to quarter, and the Company expects these variations to continue. Among the factors causing these variations have been the number, timing and scope of IT projects in which the Company is engaged, the contractual terms of such projects, delays incurred in the performance of such projects, the accuracy of estimates of resources and time frames required to complete ongoing projects, patterns of capital spending by customers,

IT outsourcing trends, pricing changes in response to various competitive factors, new service introductions by the Company or its competitors, levels of market acceptance of the Company's service and product offerings and the Company's ability to staff its assignments with qualified personnel and general economic conditions.

  A high percentage of the Company's selling, general and administrative expenses, particularly salary, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects during a particular quarter may cause significant variations in operating results in that quarter. An unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require the Company to continue to pay for underutilized personnel and, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. Any unexpected shortfall in revenue without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is unaccompanied by a corresponding increase in revenue, could also have a material adverse effect on the Company's business, financial condition and results of operations. Specifically, hiring and employment practices and applicable law in India make it difficult for the Company to effect reductions in staffing at the Company's Bangalore, India facility.

  The results of operations in the second and third quarter were adversely affected primarily due to costs associated with the Company's increase in sales and project management personnel which were not accompanied by expected growth in complete projects and solutions business. In addition, the Company experienced a lower than expected gross margin reflecting low rates of employee utilization in the Offshore Technology Resource Center, a less profitable mix of business and reduced margins from Year 2000 and other project business.

  As a result of the factors described above, the Company's operating results for a future quarter may differ from the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be adversely affected. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Recent Developments; Anticipated Second Quarter Results."

MANAGEMENT OF GROWTH

  The Company's business has grown significantly in size and complexity over the past several years. Revenue increased by approximately 311% to $25.1 million in 1997 from $6.1 million in 1993, and increased by approximately 47% from 1996 to 1997. In addition, revenue for the nine months ended September 30, 1998 increased 44.0% to $25.6 million compared to $17.7 million for the nine months ended September 30, 1997. In December 1996, the Company commenced its Bangalore, India operations. This growth has placed and will continue to place significant demands on the Company's management and administrative, technical and other operational resources. In addition, the Company has substantially increased the number of its skilled technical and management personnel at its Bangalore, India facility, and will be required to increase the number of its skilled technical, marketing and management personnel in the United States, and to continue to develop and improve its operational, financial, communications and other internal systems, in both the United States and at its Bangalore, India facility. During the three month periods ended June 30, 1998 and September 30, 1998, the Company experienced low rates of employee utilization at its Bangalore, India facility. The Company's future success will depend on the Company's ability to manage its projects and personnel in a manner that achieves high rates of employee utilization at profitable billing rates as well as quality performance. Certain members of the Company's senior management team have been with the Company for less than a year and the Company's senior management has little experience in managing publicly traded companies. The Company's inability to manage its growth effectively could have a material adverse effect on the quality of the Company's services and projects, its ability to attract and retain key personnel, its business, financial condition and results of operations. See "--Variability of Quarterly Operations and Financial Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SALE OF UNREGISTERED SHARES; VIOLATION OF THE ACT.

  The Shares were sold pursuant to a registration statement which registered the sale of the Registered Shares but not the sale of the Additional Shares. As provided in the Act, certain persons purchasing securities sold in violation of the registration provisions of the Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities. The maximum rescission liability with respect to the 100,000 unregistered shares sold by the Company would be $1,200,000 (100,000 shares at $12 per share) plus interest. The Company has not recognized a liability based on the rescission of the 100,000 unregistered shares it sold because, as noted above, the right to rescind rests only with a purchaser in the Initial Public Offering who still holds such shares. Given the large trading volume in the Company's common stock subsequent to the offering (indicating substantial turnover in share ownership) and the inability to identify which securities were unregistered, the Company is of the belief that it is not probable that it will be required to effect an actual rescission, as opposed to paying rescissionary damages. As indicated previously, shareholders who purchased unregistered shares in the offering may recover damages if they sold such securities at a loss. Based upon the preliminary status of the lawsuit described below under the caption "-- Shareholder Litigation," the range of such damages, if any, cannot reasonably be estimated. The Company and the Selling Stockholders have entered into an agreement (the "Indemnification Agreement") with the Company's former securities counsel which served as the Company's counsel in the Initial Public Offering, which would hold the Company and the Selling Stockholders harmless for damages which might result from any claims as a consequence of the aforementioned circumstances. In view of the Indemnification Agreement, and in light of assurances the Company has received concerning the professional indemnity insurance maintained by such counsel, the Company does not believe that any claims relating to the foregoing will have a material adverse effect on its financial condition. The Company is also the subject of shareholder litigation relating to the Initial Public Offering. The plaintiffs in the purported consolidated class action seek rescission of the sales of the shares in the Initial Public Offering and unspecified damages, including rescissionary damages, interest, costs and fees. See "--Shareholder Litigation."

SHAREHOLDER LITIGATION

  On or about May 6, 1998, a complaint was filed in the United States District Court for the Southern District of New York by named plaintiffs Don M. Doney Jr. and Madelyn J. McCabe against the Company, certain of the Company's officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the Company's Initial Public Offering (Cowen & Company and Volpe Brown Whelan & Company, LLC) (the "Doney Litigation"). On or about June 22, 1998, an amended complaint relating to the Doney Litigation was filed in the United States District Court for the Southern District of New York. On or about May 8, 1998, a second complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Chaile B. Steinberg against the same defendants. On or about June 26, 1998, a third complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Michael Makinen against the same defendants (the "Makinen Litigation"). Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These actions were consolidated by order of the United States District Court for the Southern District of New York, and a consolidated complaint styled In Re Command Systems, Inc. Securities Litigation was filed on September 30, 1998. The consolidated complaint alleges that defendants violated the Act and claims the sale of unregistered shares breached the disclosure and filing requirements of the Act. The plaintiffs seek rescission of the Initial Public Offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. Based upon the status of the consolidated complaint the Company cannot currently estimate a range of loss.

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

  The Company's success depends to a significant extent on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other senior technical personnel. There is currently a shortage of, and significant competition for, software development professionals with the advanced technological skills necessary to perform the services offered by the Company. This has caused wages for such professionals to increase, which increases costs to IT service providers such as the Company. The Company has at times in the past experienced, and may in the future experience, a turnover rate for its IT professionals that is higher than the industry average. In addition, many of the IT consulting contracts that the Company enters into contain provisions whereby, for a fee payable to the Company, the customer has a right to hire the Company's IT professionals who are providing consulting services to the customer. The Company's ability to maintain existing engagements and obtain new business therefore depends, in large part, on its ability to hire and retain additional technical personnel with the IT skills to keep pace with continuing changes in information processing technology, evolving industry standards and changing customer preferences. An inability to hire such additional qualified personnel will impair the Company's ability to manage and complete its existing projects and to bid for or obtain new projects. There can be no assurance that the Company will be successful in attracting and retaining future employees or retaining current employees. An inability to hire a sufficient number of qualified people or an inability to retain employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Human Resources."

RELIANCE ON SIGNIFICANT CUSTOMERS; ABSENCE OF LONG-TERM CONTRACTS

  The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of large corporate customers. For the six months ended June 30, 1998, Mutual Life Insurance Company of New York ("MONY") and The Hartford Financial Services Group, Inc. ("The Hartford") accounted for 14.1% and 10.1% of the Company's total revenue, respectively. For the year ended December 31, 1997 The Hartford, New York Life Insurance Company ("New York Life") and Phoenix Home Life Mutual Insurance Company ("Phoenix") accounted for 13.1%, 13.0% and 10.3% of the Company's total revenue, respectively. For the year ended December 31, 1996, The Hartford and New York Life accounted for 13.6% and 12.6%, of the Company's total revenue, respectively. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not provide the same level of revenue in any subsequent year. In addition, the Company's contracts may generally be canceled by the customer at any time and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant customers would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, in addition to being one of the Company's largest customers, Phoenix owns 7.6% of the Company's outstanding Common Stock. In addition, John J.C. Herndon, a director of the Company, is an officer of Phoenix. The loss by the Company of its relationship with Phoenix could adversely affect the Company's reputation and client relationships in the financial services industry, which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations.

  Because many of its contracted engagements involve projects that are critical to the operations of its customers' businesses, the Company's failure to meet a customer's expectations could result in cancellation or nonrenewal of a contract and could damage the Company's reputation and adversely affect its ability to attract new business. Furthermore, the Company generally is not the exclusive outside source for IT services to its customers. Accordingly, a customer's dissatisfaction with the Company's performance could lead the customer to purchase these services from a competitor. A significant aspect of the Company's growth strategy is to leverage its expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market. However, there can be no assurance that the Company will be successful in expanding its customer base or that the management skills and systems currently in place will be adequate to service such additional customers. See "--Risks Associated with Year 2000 Service Offering; Finite Nature of Demand for Year 2000 Services," "Business--Business Strategy," "--Customers," and "--Representative Engagements."

RISKS ASSOCIATED WITH YEAR 2000 SERVICE OFFERING; FINITE NATURE OF DEMAND FOR YEAR 2000 SOLUTIONS SERVICES

  During 1996, in response to the needs and demands of its customers, the Company began to offer Year 2000 solutions services. The Company realized no revenue from Year 2000 solutions services in 1996, and 20% and 31% of its revenue from Year 2000 solutions services during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. While the Company has generated new contracts for and has commenced work on a number of Year 2000 conversion projects, as of June 30, 1998, the Company had completed only two Year 2000 projects and such services remain in an early stage of marketing and customer acceptance. Following certain concerns expressed relating to the Company's performance under a Year 2000 solutions services contract for one of the Company's largest customers in early 1998, the customer terminated the contract. In addition, in 1998 the Company performed an assessment phase of a Year 2000 conversion project for one of the Company's other large customers and, following completion of such assessment, failed to obtain a contract for the complete Year 2000 conversion project. In the three months ended June 30, 1998, revenue from Year 2000 engagements decreased as a percentage of the Company's total revenue compared to the three months ended March 31, 1998 and such engagements continued to decrease as a percentage of sales during the three months ended September 30, 1998. No assurance can be made that the Company's Year 2000 services will achieve further market acceptance.

  Year 2000 projects currently constitute most of the Company's higher margin services. A core element of the Company's growth strategy is to use the business relationships and the knowledge of its customers' computer systems obtained in providing its Year 2000 solutions services to generate additional IT projects for these customers. The Company expects that Year 2000 solutions services will diminish rapidly after the Year 2000 as companies complete projects that address their needs. The Company's inability to effectively market and deliver Year 2000 conversion services in the near future would adversely impact the Company's ability to obtain other contracts to deliver higher margin services, which would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, as a result of recently introduced automated software tools, Year 2000 conversions require fewer man-hours to complete. This introduction, together with increased competition among IT service providers for Year 2000 conversion projects, has reduced the amount of revenue which can be earned from each Year 2000 conversion project. As a result, the Company would need to obtain a greater number of contracts for Year 2000 conversion services in order to increase the share of the Company's revenue obtained from Year 2000 conversion contracts. In addition, the failure to obtain such greater number of Year 2000 conversion contracts would adversely effect the Company's rate of employee utilization.

  When the demand for Year 2000 services decreases, there will likely be a resulting decrease in the Company's revenue. The extent of such decrease will depend on the amount of revenue attributable to Year 2000 solutions services at the time of such decreased demand and the Company's ability to offset such decrease by increasing revenue from other services. Such decrease in revenue could have a material adverse impact on the Company's business, financial condition and results of operations. In addition to the risks described above, the Company faces additional risks that may cause the demand for its Year 2000 solutions services to decline, such as the risk that a competitor may introduce automated software processes or tools that would enable companies to perform their own Year 2000 solutions services more effectively. Moreover, by utilizing significant resources during the next several years to solve its customers' Year 2000 problems, the Company's ability to continue to deliver other IT services could be adversely affected. See "--Risks Associated with Failure to Obtain Contracts to Perform Higher Margin Services," "--Variability of Quarterly Operations and Financial Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Services."

COMPETITION

  The IT services market is highly competitive and fragmented and served by numerous international, national, regional and local firms. Primary competitors include other IT service providers, along with participants from a variety of market segments, including "Big Five" accounting firms, implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms, as well as in-house IT departments. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 solutions services or automated Year 2000 solutions services software products. Many of the Company's competitors have significantly greater financial, technical and marketing resources and generate greater revenue than the Company, and there can be no assurance that the Company will not lose existing customers to such competitors. The Company believes that its ability to compete also depends in part on a number of factors outside its control, including the ability of its competitors to hire and retain professional and technical employees, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

  The market for the services offered by the Company is characterized by rapidly changing technology and frequent new service and product introductions. The development of new technology, services and products can render existing technology, services and products obsolete. The Company's continued success will depend on its ability to attract and retain highly capable technical personnel, to enhance its existing service and product offerings, to develop new service and product offerings on a timely and cost-effective basis and to keep pace with technological developments and changing customer requirements. There can be no assurance that the Company will be successful in developing and marketing such enhanced or new service or product offerings or in acquiring resale rights to support product offerings from vendors.

DEPENDENCE ON OFFSHORE SOFTWARE DEVELOPMENT FACILITY

  In 1996, the Company established an Offshore Technology Resource Center in Bangalore, India that is intended to provide the Company with improved access to IT professionals, cost advantages and the ability to provide flexible coverage for its outsourcing services customers. To provide its service delivery model, the Company must maintain communications between its offices, the offices of its customers in the United States and the Offshore Technology Resource Center. Any loss of the Company's ability to transmit voice and data through satellite communications to India could have a material adverse effect on the Company's business, financial condition and results of operations.

  In the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism and, in the past, has been involved in conflict with neighboring countries. No assurance can be given that the Company will not be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future. The Company believes that as a result of the detonation of nuclear devices in India, there may be some adverse economic repercussions caused by the institution of sanctions or other similar actions, the effects of which are unknown to management at this time. No assurance can be given that such actions would not have a material adverse effect on the Company's business, financial condition or results of operations.

  The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy, and the Government of India actions concerning the economy could have a material adverse effect on private sector entities, including the Company. During recent years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those benefits that directly affect the Company include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy. The elimination of any of the benefits realized by the Company from its Indian operations could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CONTINUED AUTHORIZATION TO RESELL

  The Company's future success in both product sales and service and support offerings depends largely on its continued status as an approved reseller of products and its continued authorization as a service provider. Without such sales and service authorizations, the Company would be unable to provide the range of products and services it currently offers, including warranty services. Consequently, the Company's future success depends in part on its continued status as an authorized remarketer of computer products. There can be no assurance, however, that the Company will maintain its status as an approved reseller and service provider. The loss of one or more of such authorizations could have a material adverse effect on the Company's business, financial condition and results of operations.

IMMIGRATION ISSUES

  As of June 30, 1998 the Company employed a number of foreign nationals in the United States, each of whom obtained the required visas. During the remainder of 1998, the Company intends to increase the number of qualified foreign nationals which it employs in the United States. There is a limit on the number of new petitions for certain visas that the Immigration and Naturalization Service may approve in any government fiscal year, and in years in which this limit is reached, the Company may be unable to obtain certain visas necessary to bring critical foreign employees to the United States. Compliance with existing United States immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to attract and retain employees in the United States, could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its success, in part, may result from its ability to attract and retain persons with technical and project management skills from other countries due to the general shortage of qualified technical professionals in the United States.

INTERNAL CONTROLS

  The Company only recently implemented an accounting system capable of generating information and reports necessary to appropriately manage a public company, and currently is developing and implementing a system of internal controls and otherwise developing an appropriate administrative infrastructure. The failure to develop and maintain an effective internal control structure could have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS OF DOING BUSINESS IN INTERNATIONAL MARKETS

  For the year ended December 31, 1997 and the six months ended June 30, 1998 revenue derived from the Company's operations in India accounted for approximately 10% and 13% respectively, of the Company's revenue, all of which related to services performed for customers located in the United States. Revenue from its operations in India, together with revenue, if any, generated in the future from the provision of services outside the United States, may account for an increasingly significant percentage of the Company's revenue. As a result, the Company is subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. The realization of any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations. Any earnings generated in countries other than the United States may be permanently invested or may be subject to considerable taxation if repatriated to the United States. The Company presently incurs a significant amount of its costs in local currency in India. In contrast, the Company presently generates most of its revenue in U.S. dollars. Accordingly, the Company is subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars could adversely affect its business, financial condition and results of operations. Historically, the Company has not hedged any meaningful portion of its foreign exchange transactions.

POTENTIAL LIABILITY TO CUSTOMERS

  Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, the Company's failure to complete a project in the contractually prescribed time period, particularly a Year 2000 solutions services contract, may result in a claim for substantial damages against the Company. Although the Company generally attempts to limit contractually its liability for damages arising from errors, mistakes or omissions in rendering its IT services, there can be no assurance that the limitations of liability set forth in its services contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

RISKS RELATED TO POSSIBLE ACQUISITIONS AND INTERNAL EXPANSION

  The Company may expand its operations through the acquisition of additional businesses. To date, the Company has made no material acquisition of an unaffiliated company. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer satisfaction or performance problems within an acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenue and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may issue additional shares of its Common Stock to acquire such additional businesses, which may reduce the percentage ownership of existing stockholders. See "Business--Business Strategy."

  The Company may open new offices in attractive markets with its own personnel. All of the Company's branch offices were originally start-up operations. Not all branch offices have been successful. For example, the Company closed its branch office in Minneapolis, Minnesota primarily as a result of a shortage of qualified local IT professionals. There can be no assurance that the Company will be able to establish, identify, acquire, or integrate what will ultimately be successful branch operations. See "Business--Business Strategy."

DEPENDENCE ON KEY EXECUTIVES

  The Company's success will depend in large part upon the continued availability of its key executive officers. In particular, the Company is dependent upon the continued services of Edward G. Caputo, the Company's President and Chief Executive Officer. In addition, Mr. Caputo is instrumental to most of the Company's customer relationships relating to the delivery of higher margin, complete project and solution services, and the loss of the services of Mr. Caputo could have an adverse effect on the Company's customer relationships in this area. Accordingly, the loss of the services of Mr. Caputo or other key executives would have a material adverse effect on the Company. The Company presently maintains key person life insurance on Mr. Caputo in the amount of $5.0 million. This amount of insurance, however, may not be sufficient to offset the Company's loss if Mr. Caputo's services were unavailable. See "Management--Key Person Life Insurance."


CONTROL BY PRINCIPAL STOCKHOLDER

  Mr. Caputo beneficially owns approximately 51.9% of the outstanding shares of Common Stock. Accordingly, Mr. Caputo has the voting power to exercise control over the election of members of the Board of Directors as well as any decision whether to merge or sell the assets of the Company, adopt, amend or repeal the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and By-Laws, or take other actions requiring the vote or consent of the Company's stockholders. In addition, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, and may also impede or preclude transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Management--Directors and Executive Officers" and "Principal and Selling Stockholders."

BROAD DISCRETION OF MANAGEMENT AS TO USE OF PROCEEDS

  A substantial portion of the net proceeds received by the Company in connection with the Initial Public Offering was not allocated for any specific purpose, but will be allocated to working capital and general corporate purposes. A portion or all of the remaining net proceeds of the Initial Public Offering may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company; however, the Company is not currently a party to any commitments or agreements and is not currently involved in any negotiations with respect to any material acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Investors in the Company rely on the Company's management, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds obtained in the Initial Public Offering will ultimately be applied. See "Use of Proceeds."

INTELLECTUAL PROPERTY RIGHTS

  In order to protect its proprietary rights in its various intellectual properties, the Company relies upon a combination of copyright and trade secret laws, nondisclosure and other contractual arrangements. India is a member of the Berne Convention, an international treaty. As a member of the Berne Convention, the government of India has agreed to extend copyright protection under its domestic laws to foreign works, including works created or produced in the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its intellectual property. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights. The Company presently holds no patents or registered copyrights. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, the Company may in the future license certain technologies to its customers. There can be no assurance that the Company will be able to successfully license these technologies, protect them from infringement or misuse, or prevent infringement claims against the Company in connection with its licensing efforts. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Intellectual Property Rights."

BENEFITS OF THE INITIAL PUBLIC OFFERING TO THEN EXISTING STOCKHOLDERS

  The completion of the Initial Public Offering provided significant benefits to the then existing stockholders of the Company, including certain of its directors and officers. The Company did not receive any of the net proceeds from the sale of shares by the Selling Stockholders, which was approximately $10.1 million in the aggregate. The Company used $298,000 of the net proceeds of the Initial Public Offering to pay accumulated and unpaid dividends on its Series A and Series B Convertible Preferred Stock upon the Preferred Stock Conversion, which Preferred Stock was held by Phoenix and its wholly-owned subsidiary PHL Global Holding Co. ("PHL"). In addition, the Company used $2.4 million of the net proceeds for the repayment of the outstanding balance of its credit facility with People's Bank. This credit facility, which expired on August 15, 1998, was guaranteed by Edward G. Caputo, a current stockholder, director and the President and Chief Executive Officer of the Company. Mr. Caputo thus benefitted personally from the repayment of this guaranteed debt. See "Use of Proceeds," "Dilution," "Management" and "Principal and Selling Stockholders."

PUBLIC MARKET FOR THE COMMON STOCK; PRICE AND MARKET VOLATILITY

  Prior to the Initial Public Offering there was no public market for the Common Stock, and there can be no assurance that an active trading market will be sustained. Market prices for securities of IT services companies such as the Company are highly volatile. The market price of the Common Stock has been adversely affected in response to variations in quarterly operating results, and the failure by the Company to achieve earnings estimates of securities analysts. The market price of the Common Stock may experience further volatility in the future.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock in the Initial Public Offering suffered an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

ABSENCE OF DIVIDENDS

  No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 4,999,800 shares of undesignated preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-Laws of the Company, (ii) stockholders of the Company may not take any action by written consent, (iii) on or prior to the date on which the Company first provides notice of an annual meeting of the stockholders (or a special meeting in lieu thereof) following the Initial Public Offering, the Board of Directors will be classified into three classes with staggered terms of three years each and
(iv) members of the Board of Directors may be removed only for cause and after reasonable notice and an opportunity to be heard before the body proposing to remove such director. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. Delaware law also contains provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. The 3,105,000 shares registered pursuant to the Registration Statements will be freely tradable by persons other than "affiliates" of the Company without restriction. The remaining 4,551,750 shares held by current stockholders of the Company were subject to lock-up agreements (the "Lock-Up Agreements") under which the holders of such shares have agreed not to sell or otherwise dispose of such shares without the prior written consent of Cowen & Company, one of the Representatives of the Underwriters, until September 9, 1998. Upon expiration of the Lock-Up Agreements on September 9, 1998 (and assuming no exercise of outstanding options), approximately 3,972,500 additional shares of Common Stock became available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The remaining 579,250 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144, over a period of less than one year and could be sold earlier if the holders thereof exercise their registration rights. The Company intends to register an aggregate of 427,500 shares of Common Stock issuable under the 1997 Employee, Director and Consultant Stock Plan.

  The holder of 579,250 shares of Common Stock is entitled to certain piggyback and S-3 registration rights with respect to such shares. By exercising its registration rights, such holder could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered by the Company in the Initial Public Offering was $23.2 million after deducting the underwriting discounts and commissions and offering expenses paid by the Company. The principal purposes of the Initial Public Offering were to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide liquidity for the Company's existing stockholders.

  The Company used $2.4 million of the net proceeds for the repayment of the outstanding balance under its secured credit facility with People's Bank. The facility bears interest at the bank's prime rate plus 0.5% per annum (9.0% as of March 31, 1998). Amounts outstanding under such credit facility were used by the Company for working capital purposes. The credit facility expired on August 15, 1998. The Company also used $298,000 of the net proceeds to pay accumulated and unpaid dividends on its Series A convertible preferred stock, par value $.01 per share (the "Series A Convertible Preferred Stock"), and Series B convertible preferred stock, par value $.01 per share (the "Series B Convertible Preferred Stock"), upon the Preferred Stock Conversion. The Company has begun to use, and intends to continue to use, the balance of the net proceeds from the Initial Public Offering (i) to expand its sales and marketing capabilities by increasing the size of its sales force and recruiting staff and expanding its marketing and promotional programs and (ii) for general corporate purposes, including working capital. The Company may also use a portion of such net proceeds for acquisitions of businesses that are complementary to those of the Company. While the Company from time to time evaluates such potential acquisitions, the Company currently has no understandings, commitments or agreements with respect to any acquisitions. The Company has not determined the amounts it plans to expend with respect to each of the expected uses or the timing of such expenditures. As a consequence, management will have the discretion to allocate the remaining net proceeds from the Initial Public Offering. The amounts actually expended for each use may vary significantly depending on a number of factors, including the amount of future revenue, the amount of cash generated or used by the Company's operations, the progress of the Company's sales and marketing efforts, the success of the Company's recruiting efforts, the status of competitive services and acquisition opportunities presented to the Company. Pending such uses, the net proceeds to the Company from the Initial Public Offering have been invested in short-term, investment-grade, interest-bearing instruments.

  The Company did not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Certain Transactions--Transactions with Phoenix."

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock. The Company was, however, obligated to pay a 10% dividend on its Series A and Series B Convertible Preferred Stock, and paid such accrued and unpaid dividends with a portion of the net proceeds of the Initial Public Offering upon the Preferred Stock Conversion. The Company does not anticipate paying any other cash dividends in the foreseeable future and intends to retain any earnings to fund future growth and the operation of its business. See "Risk Factors--Absence of Dividends," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       PRICE RANGE OF COMMON STOCK

  The Common Stock has been traded on the Nasdaq National Market under the symbol CMND since the Initial Public Offering on March 12, 1998.

  The following table sets forth the intra-day high and low sale prices for the Common Stock as reported on the Nasdaq National Market since March 12, 1998.

                                                               HIGH      LOW
                                                             --------- --------
First quarter ended March 31, 1998 (from March 12, 1998).... $14 3/4   $13
Second quarter.............................................. $18 3/4   $ 4
Third quarter............................................... $ 5 11/16 $ 2 5/8
Fourth quarter (through November 4, 1998)................... $ 3 7/16  $ 2 7/16

  The last reported sale price of the Common Stock on the Nasdaq National Market on November 4, 1998 was $2 11/16 per share. As of October 30, 1998, there were 14 record holders of Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1998, reflecting the issuance and sale by the Company of 2,200,000 shares of Common Stock sold in the Initial Public Offering at the initial public offering price of $12.00 per share, after giving effect to the deduction of the underwriting discounts and commissions and offering expenses paid by the Company, the application of the net proceeds thereof and the Preferred Stock Conversion. The Shares were sold pursuant to a registration statement which registered the sale of the Registered Shares but not the sale of the Additional Shares. As provided in the Act, certain persons purchasing securities sold in violation of the registration provisions of the Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities. See "Risk Factors--Sale of Unregistered Shares; Violation of the Act." The following table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                 JUNE 30, 1998
                                                                 --------------
                                                                 (IN THOUSANDS)
Stockholders' equity:
  Common stock, $.01 par value; 25,000,000 shares authorized;
   7,656,750 issued and outstanding(1)..........................  $    34,818
  Additional paid-in capital....................................   33,425,140
  Accumulated deficit...........................................     (417,629)
  Cumulative translation adjustment.............................     (313,740)
                                                                  -----------
    Total stockholders' equity..................................  $32,728,589
                                                                  ===========

--------

(1) Excludes 220,250 shares of Common Stock issuable upon exercise of stock options outstanding as of October 30, 1998, consisting of 56,500 Exchange Options, 48,350 of which are currently exercisable, and 163,750 1997 Plan Options, 23,750 of which are currently exercisable, at a weighted average exercise price of $7.15 per share.

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997, assuming the Preferred Stock Conversion, was approximately $2.6 million or $0.47 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (pro forma tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Initial Public Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Initial Public Offering. Without taking into account any changes in such pro forma net tangible book value after December 31, 1997, other than to give effect to (i) the sale of 2,200,000 shares of Common Stock by the Company in the Initial Public Offering at the initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and offering expenses and (ii) the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $25.8 million or $3.37 per share. This represents an immediate increase in pro forma net tangible book value of $2.90 per share to the then existing stockholders and an immediate dilution in pro forma net tangible book value of $8.63 per share to new investors. The following table illustrates this dilution on a per share basis.

Initial Public Offering price per share(1)........................       $12.00
  Net tangible book value per share before Initial Public
   Offering....................................................... $0.47
  Increase per share attributable to new investors................  2.90
                                                                   -----
Pro forma net tangible book value per share after Initial Public
 Offering.........................................................         3.37
                                                                         ------
Dilution per share to new investors...............................       $ 8.63
                                                                         ======

--------
(1) Before deducting underwriting discounts and commissions and estimated offering expenses.

  The following table summarizes on a pro forma basis, as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by the then existing stockholders and new investors in the Initial Public Offering at $12.00 per share:

                           SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                           ----------------- -------------------   PRICE
                           NUMBER(1) PERCENT   AMOUNT    PERCENT PER SHARE
                           --------- ------- ----------- ------- ---------
Then existing
 stockholders(2).......... 5,456,750   71.3% $10,187,000   27.8%   $1.87
New investors............. 2,200,000   28.7   26,400,000   72.2    12.00
                           ---------  -----  -----------  -----
  Total................... 7,656,750  100.0% $36,587,000  100.0%
                           =========  =====  ===========  =====

--------

(1) Sales by the Selling Stockholders in the Initial Public Offering reduced the number of shares held by then existing stockholders to 4,551,750 shares or approximately 59.4% and increased the number of shares held by new investors to 3,105,000 shares or approximately 40.6% of the total number of shares of Common Stock outstanding after the Initial Public Offering. See "Principal and Selling Stockholders."

(2) Number of shares held by then existing stockholders consisted of 4,275,000 shares of Common Stock issued and outstanding, 522,500 shares of Common Stock as of December 31, 1997 which was then issuable upon conversion of the Series A Convertible Preferred Stock and 659,250 shares of Common Stock which was then issuable upon conversion of the Series B Convertible Preferred Stock. See "Principal and Selling Stockholders."

  The foregoing table excludes 220,250 shares of Common Stock issuable upon exercise of stock options outstanding as of October 30, 1998, consisting of 56,500 Exchange Options, 48,350 of which are currently exercisable, and 163,750 1997 Plan Options, 23,750 of which are currently exercisable, at a weighted average exercise price of $7.15 per share. To the extent that such options are exercised in the future, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years then ended are derived from and are qualified by reference to the audited Consolidated Financial Statements of the Company and the Notes thereto. The selected consolidated financial data as of December 31, 1994 is derived from audited consolidated financial statements not included in this Prospectus. The selected consolidated financial data as of December 31, 1993 and for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations. Historical results are not necessarily indicative of results to be expected in the future. The operating results for the six months ended June 30, 1998 are not indicative of the operating results for the full year. The data should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included herein.

                                                                       SIX MONTHS
                                                                          ENDED
                                 YEAR ENDED DECEMBER 31,                JUNE 30,
                          -----------------------------------------  ----------------
                           1993    1994    1995     1996     1997     1997     1998
                          ------  ------  -------  -------  -------  -------  -------
                          (IN THOUSAND, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $6,127  $9,272  $12,436  $17,069  $25,057  $10,880  $16,631
Cost of revenue.........   5,721   6,890    9,108   12,494   16,973    7,833   11,059
                          ------  ------  -------  -------  -------  -------  -------
 Gross profit...........     406   2,382    3,328    4,575    8,084    3,047    5,572
Selling, general and
 administrative
 expenses...............     608   2,102    3,013    5,172    7,255    3,205    5,523
                          ------  ------  -------  -------  -------  -------  -------
 Income (loss) from
  operations............    (202)    280      315     (597)     829     (158)      49
Other income (expense),
 net....................     (38)    (55)     (50)     (75)    (277)    (168)     381
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) before
 income taxes and
 minority interest......    (240)    225      265     (672)     552     (326)     430
Income tax (provision)
 benefit................     (16)    (32)     (44)       8       95      --       (49)
Income tax (provision)
 for change in corporate
 status.................     --      --       --       --      (693)     --       --
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) before
 minority interest......    (256)    193      221     (664)     (46)    (326)     479
Minority interest in net
 (income) loss..........     --      --       --       241     (451)     (24)     --
                          ------  ------  -------  -------  -------  -------  -------
Net income (loss).......    (256)    193      221     (423)    (497)    (350)     479
Preferred stock
 dividends and
 accretion..............     --      --       --       --       (80)     --      (260)
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) applicable
 to common
 stockholders...........  $ (256) $  193  $   221  $  (423) $  (577) $  (350) $   219
                          ======  ======  =======  =======  =======  =======  =======
Basic and diluted
 earnings per common
 share..................                                                      $  0.03
                                                                              =======
Pro forma results of
 operations:
 Adjustments to U.S.
  federal income tax
  provision assuming C
  corporation status and
  the realization of net
  operating losses for
  all periods...........                                    $   633  $    --
                                                            -------  -------
 Net income (loss), as
  adjusted..............                                        136     (350)
 Preferred stock
  dividends and
  accretion.............                                        (80)     --
                                                            -------  -------
 Income applicable to
  common stockholders...                                    $    56  $  (350)
                                                            =======  =======
 Pro forma earnings per
  common share..........                                    $  0.01  $ (0.08)
                                                            =======  =======
Shares used in per share
 calculation:
 Basic..................                                      4,275    4,275    6,267
 Diluted................                                      4,275    4,275    6,308

                                           DECEMBER 31,
                                -------------------------------------  JUNE 30,
                                 1993    1994   1995   1996    1997      1998
                                ------  ------ ------ ------  -------  --------
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $   43  $   83 $  223 $  444  $   392  $20,717
Working capital (deficit).....     265      86     85    (99)      78   23,178
Total assets..................   1,112   1,188  2,294  4,816   14,425   36,206
Short-term debt...............     187     436    949  1,452    1,414
Long-term debt................     418     --     --   1,145      --
Series A convertible preferred
 stock........................     --      --     --     --     2,223      --
Series B convertible preferred
 stock........................     --      --     --     --     8,000      --
Stockholders' equity
 (deficit)....................     (50)    142    365    (58)    (722)  32,729

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  The Company is a solutions provider offering IT services based on leading technologies, including a wide variety of technology, software and hardware solutions (including procurement), education and management consulting services. Historically, the Company has derived the majority of its revenue from the Company's traditional IT staff augmentation services and software and hardware solutions. However, as a result of the introduction of Year 2000 solutions services in December 1996 and the significant demand for such services, a growing percentage of the Company's revenue during the year ended December 31, 1997 and the six months ended June 30, 1998 was derived from Year 2000 solutions services. Year 2000 solutions services, as well as other complete project and solution services, typically provide higher margins than the Company's IT staff augmentation and software and hardware solutions. For the year ended December 31, 1997, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 59%, 21%, 12% and 8%, respectively, of the Company's total revenue. IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 30%, 13% and 6%, respectively, of the Company's total revenue for the six months ended June 30, 1998 and 52%, 28%, 14% and 6%, respectively, of the Company's total revenue in the three months ended June 30, 1998. Revenue from Year 2000 projects and other higher margin services decreased as a percentage of the Company's revenue in the three months ended June 30, 1998 compared to the three months ended March 31, 1998. For the three months ended March 31, 1998, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 31%, 12% and 6%, respectively, of the Company's total revenue. For the three months ended September 30, 1998, revenue from Year 2000 engagements and other application development services continued to decrease as a percentage of the Company's total revenue. There can be no assurance that revenue from Year 2000 projects and other higher margin services will not continue to decrease as a percentage of the Company's revenue for future periods.

  The results of operations in the second and third quarter were adversely affected primarily due to costs associated with the Company's increase in sales and project management personnel which were not accompanied by expected growth in complete projects and solutions business. In addition, the Company experienced a lower than expected gross margin reflecting low rates of employee utilization in the Offshore Technology Resource Center, a less profitable mix of business and reduced margins from Year 2000 and other project business. As the Company previously announced, gross profit as a percentage of revenue may be affected as the Company continues to strive to shift an increasing percentage of its business from IT staff augmentation to a project orientation. Following certain concerns expressed relating to the Company's performance under a Year 2000 solutions services contract for one of the Company's largest customers in early 1998, the customer terminated the contract. The loss of revenues from the customer contract termination will not have a material adverse effect on the Company's results of operations and financial condition.

  Over 90% of the Company's service revenue is billed on a time and materials basis. Revenue from services provided on a time and materials basis is recognized in the period that services are provided. The balance of the Company's service revenue is derived from services provided on a fixed-price basis. Such revenue is recognized using the percentage-of-completion method. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. When entering into such contracts, the Company strives to mitigate the attendant risks by subdividing such projects into smaller, more manageable phases with fixed price and time frames. See "Risk Factors--Variability of Quarterly Operations and Financial Results."

  In the mid-1990s, several conferences and market pronouncements increased worldwide awareness of the Year 2000 problem (which prevents existing applications from properly interpreting dates after 1999). The Company began providing Year 2000 solutions services in December 1996 through its workforce both in the U.S. and at the Offshore Technology Resource Center in response to the needs and demands of its customers. During 1998, the Company expended approximately $350,000 for the lease of additional office space in its existing facility in downtown Bangalore, and the purchase of equipment and leasehold improvements. See "Risk Factors--Finite Nature of Demand for Year 2000 Solutions Services; Other Risks of Decreased Demand," "--Dependence on Offshore Software Development Facility" and "Business--Industry Overview."

  Personnel and rent expenses represent a significant percentage of the Company's operating expenses and are relatively fixed in advance of any particular quarter. In particular, due to hiring and employment practices and applicable law in India, the Company is unable to effect appropriate reductions of staff at its Bangalore, India facility in response to revenue shortfalls. Senior management seeks to manage the Company's personnel utilization rates by carefully monitoring its needs and basing most personnel increases on specific project requirements. To the extent revenue does not increase at a rate commensurate with these additional expenses, the Company's results of operations could be materially and adversely affected.

  During 1996, the Company entered into an agreement with Phoenix to organize Command International Software Pvt. in Bangalore, India, to establish the Offshore Technology Resource Center. Initially, the Company and Phoenix maintained a 51% and 49% interest, respectively, in Command International Software Pvt. On December 31, 1997, Phoenix, acting through a wholly-owned subsidiary, exchanged its 49% interest for shares of the Company's Series B Convertible Preferred Stock which was converted into 659,250 shares of Common Stock upon consummation of the Initial Public Offering. Accordingly, the Company currently owns 100% of the Offshore Technology Resource Center. See "Certain Transactions."

  As a result of the acquisition of the minority interest in the Offshore Technology Resource Center, the Company recorded goodwill of approximately $6.8 million which will be amortized over a period of 15 years commencing January 1, 1998.

  The Company believes that as a result of the detonation of nuclear devices in India, there may be some adverse economic repercussions caused by the institution of sanctions or other similar actions, the effects of which are unknown to management at this time. No assurance can be given that such actions would not have a material adverse effect on the Company's business, financial condition or results of operations.

INCOME TAX MATTERS

  From its inception through August 23, 1997, the Company elected to be taxed under the S corporation provisions of the Internal Revenue Code of 1986, as amended (the "Code"). An S corporation generally is not subject to income tax at the corporate level (with certain exceptions under state income tax laws). This election was terminated in conjunction with the formation of the Company as a Delaware holding corporation and the issuance of its Series A Convertible Preferred Stock.

  In connection with the termination of its S corporation status, the Company was required by the Code to change its method of accounting for tax reporting purposes from the cash method to the accrual method. This change resulted in a one-time charge to earnings in the three months ended September 30, 1997 of $693,000 resulting from differences (of approximately $2.0 million) in the tax treatment of certain of the Company's assets and liabilities under the cash and accrual methods of accounting and is reflected through an increase in current and deferred income tax liabilities. Under current statutes, this liability will be payable over a period of four years.

  The Offshore Technology Resource Center is eligible for certain favorable tax treatment provided under India law including: (i) an exemption from payment of corporate income taxes for a period of five consecutive years in the first eight years of operation (the "Tax Holiday") or (ii) an exemption from income taxes on the profits derived from India (the "Export Exemption"). The Export Exemption remains available after expiration of the Tax Holiday. As a result of the availability of these exemptions, the Company has not recorded deferred income taxes applicable to the undistributed earnings of the Offshore Technology Resource Center, which aggregated approximately $429,000 and $1,349,000, respectively, as of December 31, 1997 and June 30, 1998. The Company considers these earnings to be permanently invested in India and does not anticipate repatriating any of these earnings to the U.S. If any earnings of Command Software are repatriated to the U.S. in the future, the Company will be required to record a provision for income taxes on such amounts and, upon repatriation of the funds, pay U.S. taxes thereon. See Note 4 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth certain operating data as a percentage of revenue for the periods indicated:

                                             PERCENTAGE OF REVENUE
                                       ---------------------------------------
                                          YEAR ENDED           SIX MONTHS
                                         DECEMBER 31,        ENDED JUNE 30,
                                       -------------------   -----------------
                                       1995   1996   1997     1997      1998
                                       -----  -----  -----   -------   -------
Revenue..............................  100.0% 100.0% 100.0%    100.0%    100.0%
Cost of revenue......................   73.2   73.2   67.7      72.0      66.5
                                       -----  -----  -----   -------   -------
Gross profit.........................   26.8   26.8   32.3      28.0      33.5
Selling, general and administrative
 expenses............................   24.2   30.3   29.0      29.5      33.2
                                       -----  -----  -----   -------   -------
Income (loss) from operations........    2.6   (3.5)   3.3      (1.5)      0.3
Other income (expense), net..........   (0.4)  (0.5)  (1.1)     (1.5)      2.3
                                       -----  -----  -----   -------   -------
Income (loss) before income taxes and
 minority interest...................    2.2   (4.0)   2.2      (3.0)      2.6
Income tax (provision) benefit.......   (0.4)   --     0.4       --        0.3
Income tax (provision) for change in
 corporate status....................    --     --    (2.8)      --        --
                                       -----  -----  -----   -------   -------
Income (loss) before minority
 interest............................    1.8   (4.0)  (0.2)     (3.0)      2.9
Minority interest in net (income)
 loss................................    --     1.4   (1.8)     (0.2)      --
                                       -----  -----  -----   -------   -------
Net income (loss)....................    1.8   (2.6)  (2.0)     (3.2)      2.9
Preferred stock dividends and
 accretion...........................    --     --    (0.3)      --       (1.6)
                                       -----  -----  -----   -------   -------
Income (loss) applicable to common
 stockholders........................    1.8% (2.6)%  (2.3)%    (3.2)%     1.3%
                                       =====  =====  =====   =======   =======

 Six Months Ended June 30, 1998 Compared With Six Months Ended June 30, 1997.

  Revenue. Revenue for the six month period ended June 30, 1998 increased by 52.9% to $16.6 million from $10.9 million for the six months ended June 30, 1997. This resulted primarily from an increase in revenue generated from Year 2000 solutions services. As compared to the year ended December 31, 1997, revenue from Year 2000 projects and other higher margin services for the six months ended June 30, 1998 increased as a percentage of the Company's total revenue. However, as discussed above, revenue from Year 2000 projects and other higher margin services for the three months ended June 30, 1998, decreased as a percentage of the Company's total revenue as compared to the three months ended March 31, 1998. There can be no assurance that revenue from Year 2000 and other higher margin services will not continue to decrease as a percentage of the Company's total revenue for future periods.

  Gross Profit. Cost of revenue consists primarily of salaries and employee benefits for personnel as well as the cost of hardware and software purchased for resale to customers. Gross profit for the six month period ended June 30, 1998 increased by 82.8% to $5.6 million from $3.0 million for the six month period ended June 30,

1997. Gross profit as a percentage of revenue increased to 33.5% for the six month period ended June 30, 1998 from 28.0% for the six month period ended June 30, 1997. This increase resulted primarily from a larger amount of the Company's revenue being derived from Year 2000 solutions services which typically carry higher margins than the Company's traditional IT services. However, the Company's gross margin for the three months ended June 30, 1998 decreased as compared to the three months ended March 31, 1998 reflecting low rates of employee utilization in the Offshore Technology Resource Center, a less profitable mix of business and reduced margins from Year 2000 and other project business.

  Selling, general and administrative expenses. Selling, general and administrative expense consists primarily of salaries and employee benefits for selling and administrative personnel as well as travel, telecommunications and occupancy costs for the Company's U.S. and India operations. These expenses are relatively fixed in advance of any particular quarter. To the extent revenue does not increase at a rate commensurate with these expenses, the Company's results of operations could be materially and adversely affected. Selling, general and administrative expense, net of amortization for goodwill, for the six month period ended June 30, 1998 increased by 65.2% to $5.3 million from $3.2 million for the six month period ended June 30, 1997. The increase is primarily attributable to additional sales and project management personnel, which were added in anticipation of growth in complete projects and solutions business. Also, a non-recurring charge of approximately $100,000 was recorded to recognize certain use taxes and the Company accrued costs of approximately $90,000 as a result of certain shareholder litigation.

  Amortization of goodwill for the six month period ended June 30, 1998 was $228,000, relating to the Company's purchase of the 49% minority interest in its Offshore Technology Resource Center from PHL Global Holding Co. ("PHL"), an indirect wholly owned subsidiary of Phoenix. The Company accounted for this transaction as a purchase and recognized the $6.8 million excess of the purchase price over the fair value of the assets acquired and liabilities assumed as goodwill.

  Income (Loss) From Operations. Income from operations for the six month period ended June 30, 1998 was $49,000 compared to a loss of $(158,000) for the six month period ended June 30, 1997. Income from operations as a percentage of revenue was 0.3% for the six month period ended June 30, 1998 as compared to a loss of (1.5)% for the six month period ended June 30, 1997.

  Other Income (Expense), Net. Net interest income was $291,000 for the six month period ended June 30, 1998 compared to net interest expense of $168,000 for the six month period ended June 30, 1997. The interest income was attributable to interest earned from investment of the net proceeds of the Company's initial public offering in commercial paper and other cash equivalent instruments during the six month period ended June 30, 1998. Interest expense in 1997 was a result of bank borrowings required to provide working capital to the Company and accrued interest expense associated with the subordinated notes issued to Phoenix. In addition, the Company recorded a $91,000 foreign currency exchange gain in connection with its U.S. dollar denominated cash and receivable balances of the Offshore Technology Resource Center in Bangalore, India.

  Income Tax (Provision) Benefit. The income tax benefit for the six month period ended June 30, 1998 was $49,000, as a result of reversing the first quarter's income tax provision and the utilization of deferred tax credits. The Company computes its income tax provision on a quarterly basis and provides for deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities. A valuation allowance is provided when necessary to reduce the deferred tax assets to the amount expected to be realized.

  Minority Interest in Net (Income) Loss. Minority interest in net (income) loss for the six months ended June 30, 1997 was ($24,000), representing the minority interest in the income generated in the Bangalore, India facility. There was no minority interest during 1998.

  Net Income (Loss). As a result of the foregoing, net income was $479,000 for the six month period ended June 30, 1998 as compared to a net loss of $(350,000) for the six month period ended June 30, 1997. Basic and diluted earnings per share were $0.03 for the six month period ended June 30, 1998 as compared to a loss per share of $(0.08) for the six month period ended June 30, 1997. Basic and diluted earnings per share were affected by preferred stock dividends and accretion in 1998 of $260,000. In addition, the weighted average number of shares outstanding used in the calculation of basic and fully diluted earnings per share increased over the comparable period as a result of shares issued in conjunction with the Company's March 12, 1998 initial public offering.

  Preferred Stock Dividends and Accretions. Preferred Stock dividends and accretions for the six months ended June 30, 1998 and June 30, 1997 were $260,000 and $0, respectively.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Revenue. Revenue during the year ended December 31, 1997 increased by 46.8% to $25.1 million from $17.1 million during the year ended December 31, 1996. This increase resulted primarily from an increase in demand for the Company's traditional IT consulting services and the introduction of Year 2000 solutions services in December 1996.

  Gross Profit. Gross profit during the year ended December 31, 1997 increased by 76.1% to $8.1 million from $4.6 million during the year ended December 31, 1996. Gross profit as a percentage of revenue increased to 32.3% during the year ended December 31, 1997 from 26.8% during the year ended December 31, 1996. This increase resulted primarily from the introduction of the Company's Year 2000 solutions services which were performed primarily from the Company's Offshore Technology Resource Center and which carried higher margins than the Company's IT services performed in the United States.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 1997 increased by 40.4% to $7.3 million from $5.2 million during the year ended December 31, 1996. Selling, general and administrative expenses as a percentage of revenue decreased to 29.0% during the year ended December 31, 1997 from 30.3% during the year ended December 31, 1996. The decrease resulted primarily from increased revenue from the Company's offshore facilities.

  Income (Loss) from Operations. Income from operations during the year ended December 31, 1997 was $829,000 compared to a loss of $(597,000) during the year ended December 31, 1996. Income from operations as a percentage of revenue was 3.3% during the year ended December 31, 1997 as compared to a loss of (3.5)% during the year ended December 31, 1996.

  Other Income (Expense), net. Other expense during the year ended December 31, 1997 increased to $277,000 from $75,000 during the year ended December 31, 1996. The increase resulted primarily from an increase in borrowing by the Company to support the expansion of its Offshore Technology Resource Center.

  Income Tax (Provision) Benefit. Income tax provision during the year ended December 31, 1997 increased to $(598,000) from a benefit of $8,000 during the year ended December 31, 1996. This increase was a result of the Company's change from S corporation status to a C corporation, pursuant to which the Company incurred a one-time charge in the amount of $693,000 because of the related requirement to change from the cash method of accounting to the accrual method of accounting.

  Minority Interest in Net (Income) Loss. Minority interest in net (income) loss was ($451,000) during the year ended December 31, 1997.

  Preferred stock dividends and accretion. Preferred stock dividends and accretion for the year ended December 31, 1997 was $80,000.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue during the year ended December 31, 1996 increased by 37.9% to $17.1 million from $12.4 million during the year ended December 31, 1995. The increase resulted primarily from an increase in demand for the Company's traditional IT consulting services.

  Gross Profit. Gross profit during the year ended December 31, 1996 increased by 39.4% to $4.6 million from $3.3 million during the year ended December 31, 1995. Gross profit as a percentage of revenue remained constant at 26.8%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 1996 increased by 73.3% to $5.2 million from $3.0 million during the year ended December 31, 1995. Selling, general and administrative expenses as a percentage of revenue increased to 30.3% during the year ended December 31, 1996 from 24.2% during the year ended December 31, 1995. The increase resulted primarily from expansion of the Company's sales, marketing and recruiting capabilities to support a higher level of revenue.

  Income (Loss) from Operations. Loss from operations during the year ended December 31, 1996 was $(597,000) compared to income of $315,000 during the year ended December 31, 1995.

  Other Income (Expense), net. Other expense during the year ended December 31, 1996 increased to $75,000 from $50,000 during the year ended December 31, 1995. The increase resulted primarily from an increase in borrowing by the Company to support the creation of the Offshore Technology Resource Center.

  Minority Interest in Net (Income) Loss. Minority interest in net (income) loss was $241,000 during the year ended December 31, 1996.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain quarterly operating information for each of the eight quarters ending June 30, 1998, both in dollars and as a percentage of revenue. This information was derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, were prepared on the same basis as the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus and include all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the information for the periods presented. The financial data given below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                          SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                            1996      1996     1997     1997     1997      1997     1998     1998
                          --------- -------- -------- -------- --------- -------- -------- --------
RESULTS OF OPERATIONS:
Revenue.................   $4,295    $4,507   $5,144   $5,736   $6,861    $7,316   $7,934   $8,697
Cost of revenue.........    3,048     3,653    3,846    3,987    4,380     4,760    5,110    5,949
                           ------    ------   ------   ------   ------    ------   ------   ------
Gross profit............    1,247       854    1,298    1,749    2,481     2,556    2,824    2,748
Selling, general and
 administrative
 expenses...............    1,187     1,711    1,474    1,731    2,079     1,971    2,272    3,251
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) from
 operations.............       60      (857)    (176)      18      402       585      552     (503)
Other income (expense),
 net....................      (24)      (48)     (38)    (130)     (73)      (36)       6      375
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......       36      (905)    (214)    (112)     329       549      558     (128)
Income tax (provision)
 benefit................       (7)       15      --       --        21        74      104     (153)
Income tax (provision)
 for change in corporate
 status.................      --        --       --       --      (693)      --       --       --
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) before
 minority interest......       29      (890)    (214)    (112)    (343)      623      454       25
Minority interest in net
 (income) loss..........      --        241      (57)      33     (160)     (267)     --       --
                           ------    ------   ------   ------   ------    ------   ------   ------
Net income (loss).......       29      (649)    (271)     (79)    (503)      356      454       25
Preferred stock
 dividends and
 accretion..............      --        --       --       --       (23)      (57)    (260)     --
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) applicable
 to common
 stockholders...........   $   29    $ (649)  $ (271)  $  (79)  $ (526)   $  299   $  194   $   25
                           ======    ======   ======   ======   ======    ======   ======   ======
AS A PERCENTAGE OF TOTAL
 REVENUE:
Revenue.................    100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%
Cost of revenue.........     71.0      81.1     74.8     69.5     63.8      65.1     64.4     68.4
                           ------    ------   ------   ------   ------    ------   ------   ------
Gross profit............     29.0      18.9     25.2     30.5     36.2      34.9     35.6     31.6
Selling, general and
 administrative
 expenses...............     27.6      38.0     28.6     30.2     30.3      26.9     28.6     37.4
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) from
 operations.............      1.4     (19.1)    (3.4)     0.3      5.9       8.0      7.0     (5.8)
Other income (expense),
 net....................     (0.6)     (1.1)    (0.7)    (2.3)    (1.1)     (0.5)     0.1      4.3
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......      0.8     (20.2)    (4.1)    (2.0)     4.8       7.5      7.1     (1.5)
Income tax (provision)
 benefit................     (0.1)      0.4      --       --       0.3       1.0     (1.3)     1.8
Income tax (provision)
 for change in corporate
 status.................      --        --       --       --     (10.1)      --       --       --
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) before
 minority interest......      0.7     (19.8)    (4.1)    (2.0)    (5.0)      8.5      5.8      0.3
Minority interest in net
 (income) loss..........      --        5.4     (1.1)     0.6     (2.3)     (3.6)     --       --
                           ------    ------   ------   ------   ------    ------   ------   ------
Net income (loss).......      0.7     (14.4)    (5.2)    (1.4)    (7.3)      4.9      5.8      0.3
Preferred stock
 dividends and
 accretion..............      --        --       --       --      (0.3)     (0.8)    (3.3)     --
                           ------    ------   ------   ------   ------    ------   ------   ------
Income (loss) applicable
 to common
 stockholders...........      0.7%   (14.4)%   (5.2)%   (1.4)%   (7.6)%      4.1%     2.5%     0.3%
                           ======    ======   ======   ======   ======    ======   ======   ======

  The Company's operations and related revenue and operating results historically have varied substantially from quarter to quarter and the Company expects these variations to continue. Among the factors causing these variations have been the number, timing and scope of IT projects in which the Company is engaged, the accuracy of estimates of resources and time frames required to complete ongoing projects, and general economic conditions. A high percentage of the Company's selling, general and administrative expenses, particularly salary, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects during a particular quarter may cause significant variations in operating results in that quarter. An unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require the Company to continue to pay for underutilized personnel and, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. Specifically, hiring and employment practices and applicable law in India make it difficult for the Company to effect reductions in staffing at the Company's Bangalore, India facility. The results of operations in the second and third quarter were adversely affected primarily due to costs associated with the Company's increase in sales and project management personnel which were not accompanied by expected growth in complete projects and solutions business. In addition, the Company experienced a lower than expected gross margin reflecting low rates of employee utilization in the Offshore Technology Resource Center, a less profitable mix of business and reduced margins from Year 2000 and other project business. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations. See "Risk Factors--Variability of Quarterly Operations and Financial Results."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations and capital expenditures primarily with internally generated cash flows, borrowings under its line of credit facilities, proceeds from the issuance of subordinated notes to Phoenix and proceeds from the issuance of Common Stock in the Initial Public Offering.

  The Company's operating activities used $237,000 for the six month period ended June 30, 1998 compared to $996,000 for the six months ended June 30, 1997. The use of cash was primarily due to an increase in accounts receivable.

  The Company's operating activities generated cash of $290,000 in 1997 and used cash of $1.1 million in 1996 and $108,000 in 1995. In 1996 and 1995 the use of cash was due primarily to increases in accounts receivable. In addition, in 1996 the Company incurred an operating loss associated with start up expenses for its Offshore Technology Resource Center.

  The Company used cash of $735,000 for capital expenditures during the six months ended June 30, 1998 to support planned sales growth. The Company spent $869,000 during the six months ended June 30, 1997 which was primarily related to the Offshore Technology Resource Center.

  The Company's capital expenditures used cash of $1.5 million during the year ended December 31, 1997 and $955,000 for the year ended 1996, which were primarily related to the operations of the Company's Offshore Technology Resource Center. The Company's investing activities used cash of $264,000 in 1995 to finance additions to equipment and improvements.

  The Company's financing activities provided $21.5 million for the six months ended June 30, 1998 and $1.9 million for the same period in 1997. In March 1998, the Company issued and sold the Shares in the Initial Public Offering. The Shares were sold pursuant to a registration statement which registered the sale of the Registered Shares but not the sale of the Additional Shares. As provided in the Act, certain persons purchasing securities sold in violation of the registration provisions of the Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities. The maximum rescission liability with respect to the 100,000 unregistered shares sold by the Company would be $1,200,000 (100,000 shares at $12 per share) plus interest.

The Company has not recognized a liability based on the rescission of the 100,000 unregistered shares it sold because, as noted above, the right to rescind rests only with a purchaser in the Initial Public Offering who still holds such shares. Given the large trading volume in the Company's common stock subsequent to the offering (indicating substantial turnover in share ownership) and the inability to identify which securities were unregistered, the Company is of the belief that it is not probable that it will be required to effect an actual rescission, as opposed to paying rescissionary damages. As indicated previously, shareholders who purchased unregistered shares in the offering may recover damages if they sold such securities at a loss. Based upon the preliminary status of the lawsuit described below under the caption "--Shareholder Litigation," the range of such damages, if any, cannot reasonably be estimated. The Company and the Selling Stockholders have entered into the Indemnification Agreement with the Company's former securities counsel which served as the Company's counsel in the Initial Public Offering, which would hold the Company and the Selling Stockholders harmless for damages which might result from any claims as a consequence of the aforementioned circumstances. In view of the Indemnification Agreement, and in light of assurances the Company has received concerning the professional indemnity insurance maintained by such counsel, the Company does not believe that any claims relating to the foregoing will have a material adverse effect on its financial condition. The Company is also the subject of shareholder litigation relating to the Initial Public Offering. The plaintiffs in the purported consolidated class action seek rescission of the sales of the shares in the Initial Public Offering and unspecified damages, including rescissionary damages, interest, costs and fees. See "--Shareholder Litigation."

  The Company received net proceeds of $23.2 million after underwriters' discounts and other offering expenses from the sale of 2,200,000 shares in the Initial Public Offering. Simultaneously, with the Initial Public Offering, the holders of 100 shares of Series A convertible preferred stock and the holders of 100 shares of Series B convertible preferred stock exchanged their shares for 1,181,750 shares of common stock. Dividends accrued during the period and previously unamortized offering expenses have been recognized as a reduction to net income. The Company has paid dividends of $298,000 from the proceeds. For the six month period ended June 30, 1997 the cash was generated under the Company's bank credit facilities and from subordinated notes issued to Phoenix.

  The Company's financing activities provided cash of $1.2 million for the year ended December 31, 1997, $2.2 million in 1996 and $512,000 in 1995. During the year ended December 31, 1997, cash was generated primarily through the Company's issuance of subordinated notes to Phoenix, investments by Phoenix in the Offshore Technology Resource Center and bank borrowings. The Company generated cash in 1996 primarily through the issuance of subordinated notes to Phoenix in order to finance the establishment of its Offshore Technology Resource Center. In 1995 financing activities generated cash primarily as a result of borrowings under the Company's bank credit facilities.

  As of June 30, 1998, the Company had $20.7 million in cash and had working capital of $23.2 million.

  Effective October 29, 1998, the Company entered into a Loan and Security Agreement with People's Bank (the "Credit Facility"), which provides for a revolving line of credit of up to $4.0 million for its U.S. operations. Borrowings under the line of credit are secured by a valid first priority perfected security interest in all business assets of Command Systems, Inc. Such security interest excludes the assets of Command International Software Pvt. The Credit Facility will be primarily used to fund the Company's working capital requirements. The Credit Facility will bear interest at a floating rate based upon prime plus 0% or at the Company's option LIBOR plus 175 basis points for 30, 60 or 90 periods. LIBOR borrowings will be limited to a maximum of seven LIBOR maturities at one time, with LIBOR borrowings in increments of $500,000. The Company was required to pay a commitment fee of $22,000 at the time of closing. The Company is required to maintain a minimum of the following: total net worth of five times credit facility, debt service coverage ratio of 3:1, interest coverage of 3:1 and a current ratio of 2:1.

  The Company believes that the net proceeds from the Initial Public Offering, together with other available funds, including the Credit Facility, and the cash flow expected to be generated from operations, will be adequate to at least satisfy its current and planned operations over the next 12 months.

  The Company's Offshore Technology Resource Center invoices its U.S. customers in U.S. dollars to mitigate exchange risk; however, local expenses are denominated in local currency. The Company presently incurs a significant amount of its costs in local currency in India. In contrast, the Company presently generates most of its revenue in U.S. dollars. Accordingly, the Company is subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars could adversely affect its business, financial condition and results of operations. Historically, the Company has not hedged any meaningful portion of its foreign exchange transactions. See "Risk Factors--Risks of Doing Business in International Markets."

SHAREHOLDER LITIGATION

  On or about May 6, 1998, a complaint was filed in the United States District Court for the Southern District of New York by named plaintiffs Don M. Doney Jr. and Madelyn J. McCabe against the Company, certain of the Company's officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the Company's Initial Public Offering (Cowen & Company and Volpe Brown Whelan & Company, LLC) (the "Doney Litigation"). On or about June 22, 1998, an amended complaint relating to the Doney Litigation was filed in the United States District Court for the Southern District of New York. On or about May 8, 1998, a second complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Chaile B. Steinberg against the same defendants. On or about June 26, 1998, a third complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Michael Makinen against the same defendants (the "Makinen Litigation"). Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These actions were consolidated by order of the United States District Court for the Southern District of New York, and a consolidated complaint styled In Re Command Systems, Inc. Securities Litigation was filed on September 30, 1998. The consolidated complaint alleges that defendants violated the Act and claims the sale of unregistered shares breached the disclosure and filing requirements of the Act. The plaintiffs seek rescission of the Initial Public Offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. Based upon the status of the consolidated complaint the Company cannot currently estimate a range of loss.

INFLATION

  The Company's most significant costs are the salaries and related benefits for its consultants and other professionals. Competition in India and the U.S. for IT professionals with the advanced technological skills necessary to perform the services offered by the Company have caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the Company must adequately anticipate wage increases. Further, India has in the past experienced significant inflation. Historically, the Company's wage costs in India have been significantly lower than its wage costs in the U.S. for comparably skilled employees, although wage costs in India are presently increasing at a faster rate than in the U.S. There can be no assurance that the Company will be able to recover cost increases through increases in the prices that it charges for its services in the U.S. See "Risk Factors--Competitive Market for Technical Personnel."

THE YEAR 2000 ISSUE

  The Company has completed an assessment of its information systems to determine the extent to which its existing systems correctly define the Year 2000. Those systems found not to be compliant have been upgraded by the vendors of those systems except for certain purchased software packages which are expected to be upgraded and brought into compliance by their vendors before the year 2000. The majority of the upgrades were implemented via standard maintenance contracts, without costs. Only a nominal amount has been expended, to date, and the remaining upgrades are expected to be implemented for minimal cost. With respect to the information systems of third parties who are major vendors of the Company, the Company will be seeking to obtain Year 2000 compliance certifications for those systems that relate to the Company's business. These third parties include major hardware and software vendors, as well as financial services providers. Most of the Company's major vendors have made public statements indicating that they intend to cause their products and services to be Year 2000 compliant on a timely basis. Based on the foregoing, the Company has not to date developed contingency plans for the failure by its major vendors to provide Year 2000 compliant products and services. There can be no assurance, however, that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company.

                                   BUSINESS

SUMMARY

  The Company provides a wide range of IT solutions and services to financial services organizations to support their evolving business processes. The Company utilizes leading technologies to offer its customers a comprehensive range of IT services, including technology, software and hardware solutions (including product procurement), education and management consulting services. In 1996 the Company established its Offshore Technology Resource Center in Bangalore, India, which today provides its customers with increased access to skilled IT professionals. As of June 30, 1998, the Company employed 276 full-time consultants in its four U.S. offices and the Offshore Technology Resource Center. The Company develops and maintains long-term relationships with its customers. In 1997, the Company provided services to over 100 customers and for each of 1996 and 1997 over 60% of the Company's revenue was derived from existing customers from the previous year. The Company's customers are typically large financial services organizations, especially leading insurance companies, such as The Hartford, MassMutual, Phoenix and Aetna, and G.E. Capital. For the year ended December 31, 1997, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 59%, 21%, 12% and 8%, respectively, of the Company's total revenue. IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 30%, 13% and 6%, respectively, of the Company's total revenue for the six months ended June 30, 1998, and 52%, 28%, 14% and 6%, respectively, of the Company's total revenue for the three months ended June 30, 1998. Revenue from Year 2000 projects and other higher margin services decreased as a percentage of the Company's revenue in the three month period ended June 30, 1998 compared to the three months ended March 31, 1998. For the three months ended March 31, 1998, IT staff augmentation, Year 2000 solutions services, software and hardware solutions (together with education and training, and management consulting services) and other application development, maintenance and networking services accounted for 51%, 31%, 12% and 6%, respectively, of the Company's total revenue. For the three months ended September 30, 1998, revenue from Year 2000 engagements and other application development services continued to decrease as a percentage of the Company's total revenue. There can be no assurance that revenues from Year 2000 projects and other higher margin services will not continue to decrease as a percentage of the Company's revenue for future periods.

INDUSTRY OVERVIEW

  Intense competition, globalization, rapid technological innovation and deregulation are accelerating the rate of change in business today, particularly for organizations in such data and technology intensive industries as the insurance, banking, brokerage and other financial services industries. Financial services organizations face increasing pressures to improve product and service quality, reduce costs, improve operating efficiencies and strengthen customer relationships. These organizations are changing and adapting their business processes in order to achieve these objectives and therefore require systems and personnel that are flexible and capable of rapid change. Accordingly, a financial services organization's ability to successfully integrate and deploy advanced IT systems and applications in a timely and cost-effective manner has become critical to its success in today's rapidly changing business environment. In addition, many financial services organizations have begun to view IT solutions as strategic tools that can be used to gain competitive advantages such as reducing the time to market of products, providing an expanded mix of value--added client services, reducing the cost of development and maintenance of systems and providing timely access to information.

  At the same time, rapid technological advances have accelerated the pace of transition from mainframe to client/server architectures and from the utilization of many interdepartmental systems to enterprise-wide integrated systems. These technological advances have also increased the use of network and Internet/intranet communications systems. In addition, such technological advances have accelerated the convergence of the foregoing technologies. Although these rapid technological advances and other emerging and converging technologies offer the promise of faster, more functional and more flexible IT systems and applications, the implementation of business solutions utilizing these new technologies presents organizations and IT departments with major challenges. Evaluating, developing and integrating these solutions requires a large number of highly skilled individuals trained in many diverse technologies and architectures. However, there is a shortage of these individuals, and consequently many organizations either will not have sufficient staffing to satisfy their needs or will not have personnel with adequate expertise. Moreover, many companies have made a strategic decision to focus on their core competencies, minimize their fixed costs and reduce their work forces, thereby preventing them from investing in large IT staffs.

  As a result, many organizations are increasingly turning to third-party IT service providers to help them evaluate, develop, implement and support new IT systems and applications, and to help them maintain existing legacy systems and applications. Consequently, demand for IT services has grown significantly. According to industry sources, the U.S. market for outsourced IT services is expected to grow from over $13 billion in 1996 to approximately $24 billion in the year 2001. IT services are particularly essential to the financial services industry, whose business is highly dependent on effective data processing management and analysis. Third-party implementation of such services in a timely and cost-effective manner requires not only technical expertise, but also highly developed project management skills and prior experience with the customers' systems. Also, because of needs specific to their industry, financial services organizations frequently seek IT service providers with financial industry experience.

  Financial services organizations are particularly sensitive to, and need to address, the Year 2000 problem (which prevents existing applications from properly interpreting dates after 1999), because it would prevent or inhibit the proper calculation of critical data and ultimately, if not corrected, may lead to an interruption or discontinuation of service. Solving a Year 2000 problem is a highly time and labor intensive project, typically requiring (i) identification and analysis of programs that are or may be affected, (ii) analysis of up to millions of lines of code and millions of items of data,
(iii) renovation of affected code and (iv) testing. Many providers of IT services expect to have an opportunity to leverage services rendered in connection with solving Year 2000 problems into other projects that require experience with these same customer systems, including (i) maintaining and reengineering legacy systems, which many financial services organizations choose to maintain in order to maximize their investments in these systems and because of the high degree of customized functionality they provide and (ii) addressing the growing backlog of applications development projects that are accumulating while IT departments devote greater portions of their limited budgets and deploy more of their personnel on the Year 2000 problem.

  As organizations continue to maintain legacy systems, migrate from mainframe to client/server architectures, implement other emerging IT technologies and address the Year 2000 problem, the demand for IT professionals will continue to rise and the shortage of IT professionals is expected to become more severe. Meanwhile, financial services organizations continue to be challenged by the rising costs of applications development and maintenance and the large and growing backlog of applications development projects. For these reasons, financial services organizations are increasingly turning to outside IT service providers. By outsourcing IT services, companies are able to (i) focus on their core business, (ii) access specialized technical skills, (iii) implement IT solutions more rapidly, (iv) benefit from flexible staffing and
(v) reduce the cost of recruiting and training.

RECENT DEVELOPMENTS; THIRD QUARTER RESULTS

  Following certain concerns expressed relating to the Company's performance under a Year 2000 solutions services contract for one of the Company's largest customers in early 1998, the customer terminated the contract. In addition, in 1998 the Company performed an assessment phase of a Year 2000 conversion project for one of the Company's other large customers and, following completion of such assessment, failed to obtain a contract for the complete Year 2000 conversion project. In the three months ended June 30, 1998, complete projects and solutions accounted for a decreasing percentage of the Company's total revenue compared to the three months ended March 31, 1998, and continued to decrease as a percentage of the Company's total revenue for the three months ended September 30, 1998. The Company intends to continue to pursue the strategies described below under the caption "--Business Strategy." There can be no assurance, however, that revenues obtained from higher margin services will not continue to decrease as a percentage of the Company's total revenue, or that the Company will otherwise succeed in pursuing its strategies.

  The Company lost $573,000 from operations in the three months ended September 30, 1998 compared with earnings from operations of $402,000 in the third quarter of 1997. The Company's gross margin was lower than expected for the three months ended September 30, 1998, reflecting a less profitable mix of business and reduced margins from Year 2000 and other project business. Operating results were also lower than anticipated, primarily due to costs associated with the Company's increase in sales and project management personnel which were not accompanied by expected growth in project business. The Company reported a net loss of $188,000 for the three months ended September 30, 1998, compared to a net loss of $503,000 for the comparable 1997 period. The Company's results for the three months ended September 30, 1998 benefited from interest income of $319,000.

THE COMMAND SYSTEMS SOLUTION

  Command Systems provides IT services and solutions to financial services organizations by integrating and deploying new IT technologies to support evolving business processes in an efficient and cost-effective manner. The following are key attributes of the Command Systems solution:

  Broad Range of IT Services. The Company provides its customers with a single source for a broad range of IT services including (i) IT staff augmentation,
(ii) Year 2000 solutions services, (iii) software and hardware solutions, (iv) project-based applications development and implementation, (v) network design and deployment, (vi) Internet/intranet application development and (vii) systems maintenance. The Company provides its services in a wide variety of computing environments (including client/server and legacy-based platforms) and utilizes leading technologies such as object-oriented development, database management systems and various Internet/intranet networking technologies. In addition, the Company provides education and training services to its IT customers' staffs and has recently introduced management consulting services to meet the strategic IT needs of its customers.

  Strategic Focus on Financial Services Industry. By focusing on the financial services industry since 1985, and particularly on the needs of large insurance companies, the Company has developed expertise in a large vertical market dominated by large organizations with extensive IT needs. The Company seeks to leverage its expertise in the financial services industry to increase its customer base and to increase its business from existing customers. By hiring personnel with experience in the financial services industry, the Company has been able to establish new relationships with customers in this industry as well as maintain or strengthen existing relationships.

  Offshore Technology Resource Center. In anticipation of the growing demand for IT services and the shortage of skilled IT professionals in the United States, the Company in 1996 established the Offshore Technology Resource Center in Bangalore, India. The Company believes that its Offshore Technology Resource Center offers customers certain advantages, including access to a large pool of IT professionals and lower development costs.

  Complete Range of Year 2000 Solutions Services. The Company's services include a comprehensive approach to the Year 2000 problem that (i) identifies and analyzes programs that are or may be affected, (ii) analyzes up to millions of lines of code and millions of items of data, (iii) renovates affected code to make it Year 2000 compliant and (iv) conducts multi-level testing. The Company believes that its Command2000 conversion methodology results in cost-effective and timely conversion solutions for its customers.

  Expertise in Key and Emerging Technologies. The Company hires highly skilled personnel who are experienced with key technologies (such as client/server development and design and network integration) and emerging technologies (such as data warehousing and object-oriented analysis and design). Additionally, the Company's IT professionals receive initial and ongoing training in a variety of technology platforms. The Company assists customers in understanding the latest IT developments and guides them through the implementation of the IT solutions best suited to their needs.

BUSINESS STRATEGY

  The Company's objective is to become the preferred provider of IT services to an expanding base of customers. The Company's strategies to achieve this objective include the following:

  Cross-Sell Services to Existing Customers. The Company's relationships with its customers provide it with an opportunity to market additional services and solutions to such customers. The Company seeks to maximize its customer retention rate and secure additional engagements by providing high-quality, responsive services. In addition, the Company believes that the detailed knowledge of customers' organizations, systems and needs that it gains, as well as the customer relationships that are created during the performance of its Year 2000 conversion projects and other projects, will serve as a competitive advantage in securing additional projects from these customers.

  Leverage Expertise in Insurance Market. The Company will seek to leverage its expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market, especially as deregulation encourages the creation of full service financial services organizations. The insurance, banking and other financial services industries are generally dominated by large companies with extensive IT needs. The Company will seek to leverage its industry-specific expertise and its existing accounts into a larger number of customers in these IT intensive markets. As the Company expands its customer base, it intends to open additional regional sales offices in the U.S. to enable the Company to sell to and support existing and new customers in expanded geographic areas and industries. To achieve these goals, the Company may seek strategic acquisitions of organizations that complement or enhance the Company's core skills.

  Migration to Higher Margin Services. The Company seeks to derive a greater percentage of its revenue from higher margin services. To support this goal, in December 1996 the Company introduced Year 2000 solutions services for its customers and in July 1997 the Company began offering management consulting services. The Company has also reorganized and increased its sales force to focus on the delivery of complete projects and solutions to its clients. The Company believes that projects managed by the Company, if obtained, will carry higher margins and will better enable it to become a full service technology solutions provider to its customers.

  Utilize Offshore Technology Resource Center. The Company believes that its offshore infrastructure improves the Company's access to IT professionals, reduces the costs to the Company's clients associated with IT services and enables it to provide better support to its customers. This facility, which has been operational since December 1996, utilizes state-of-the-art technology and is connected via secure, high-speed satellite links to the Company's headquarters, branch offices and customer sites. The staff at the Offshore Technology Resource Center had grown to 151 employees as of June 30, 1998.

  Continued Development of Long-Term Relationships with Customers. The Company continues to develop preferred provider relationships with its customers. The Company's on-site personnel are integrated into the operations of its customers' IT departments. In addition, the Company makes significant investments in technology enhancements to support the strategic technical direction of its customers. The Company also uses several methods to obtain continuous customer feedback, including customer satisfaction surveys, consultant performance surveys and regularly scheduled meetings with senior management of each customer. A significant portion of the compensation of the Company's senior executives, sales executives and senior project managers is directly linked to customer satisfaction and the delivery of high quality, timely IT services at or below budget. The Company believes that these initiatives foster long-term customer satisfaction as evidenced by the fact that for each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated over 60% of the Company's revenue.

  Attract, Train and Retain Highly Skilled IT Professionals. The Company's future success depends to a significant extent on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other technology leaders. To achieve this objective, the Company maintains programs and personnel to identify and hire the best available IT professionals. The Company conducts training of its IT professionals in both legacy systems and emerging technologies to maintain its position as a technological leader and to enhance its methodologies. In addition, the Company utilizes its IT educational courses as an additional method of recruiting IT professionals. In order to attract, motivate and retain its employees in the face of existing shortages of IT professionals, the Company focuses on its corporate culture, incentive programs, compensation and benefits and provides a career and education management program to create an individualized structured career growth plan for its employees. The Company also has access to a large pool of IT professionals through its state-of-the-art Offshore Technology Resource Center.

SERVICES

  The Company is a solutions provider, using leading technologies to offer its customers a comprehensive range of IT services, including technology, software and hardware solutions (including procurement), education and management consulting services. These services may be provided individually or as a combination of services offerings to provide complete solutions. The Company has adopted an integrated approach to providing solutions to its customers. Each of the Company's service offerings is led by a technology leader, supported by a team of dedicated IT consultants with focused expertise in the technologies specific to such service offering. The Company's dedicated teams of service providers work closely with each other, with the Company's customers and with a wide variety of technology vendors to ensure the availability of leading-edge technologies and capabilities, cost efficient and timely delivery of services and the development of solutions for specific business needs and objectives. The Company believes that its integrated approach to designing, developing and implementing its services offerings promotes long-term customer satisfaction, active customer involvement and a more complete understanding of customer requirements. The Company offers IT services primarily in the following areas: (i) IT staff augmentation, (ii) Year 2000 solutions services, (iii) software and hardware solutions and (iv) application development, maintenance and networking services. Following is a more detailed description of these and other services provided by the Company:

                              TECHNOLOGY SERVICES

  The Company solves business problems by building technical solutions for customers utilizing the Company's business and technology expertise. The Company's organization enables focused attention to customer requirements and is based on the following services:

   COMMAND SYSTEMS SOLUTIONS

                                                    DESCRIPTION

COMMANDSTAFF--IT staff augmentation       .Design
services to provide customers with
highly skilled IT professionals,          .Data modeling
over a wide range of technologies
from client server and/or                 .Analysis
traditional technology developers to
help desk support to supplement IT        .Programming
requirements on demand and as
needed. IT professionals are              .Development
carefully selected and technically
qualified to match areas of               .Testing
expertise with specific customer
requirements.                             .Networking

                                          .Implementation

                                          .Help Desk

                                          .Maintenance

COMMAND2000--Year 2000 solutions          The Company provides the following
services. Provides expertise to           six step methodology to analyze,
cost-effectively assess business          renovate and test millions of lines
requirements and develop quality          of code and millions of items of
solutions utilizing a combination of      data:
on-site project management staff and
programming support from the
Company's Offshore Technology
Resource Center in Bangalore, India.

                                          . Management Awareness--Advise
                                            corporate executives of the nature
                                            and scope of the Year 2000
                                            problem.

                                          . Inventory Analysis--Provide a
                                            comprehensive survey, data
                                            collection and analysis of the
                                            scope of the Year 2000 problem by
                                            application, line of business or
                                            enterprise.

                                          . Portfolio Assessment--Perform an
                                            in-depth assessment of all of the
                                            date fields and date processing
                                            routines. Source code is analyzed
                                            and computer program interaction
                                            is documented.

                                          . Change Strategy--Determine the
                                            conversion schedule and logistics
                                            by focusing on the relationships
                                            of computer system components.

                                          . Application Renovation--Deliver
                                            on-site project management and
                                            analysis at the customer facility,
                                            combined with the renovation of
                                            affected code.

                                          . Testing--Provide unit testing and
                                            parallel testing comparisons back
                                            to the predetermined baseline of
                                            each application system.

                     SOFTWARE AND HARDWARE SOLUTIONS

  One of the Company's goals is to provide comprehensive turnkey IT solutions for its customers. Primarily for its middle market customers, the Company incorporates product procurement services into the IT solutions that it provides, including electronic product ordering, product configuration, testing and delivery.

   COMMAND SYSTEMS SOLUTIONS

                                                    DESCRIPTION

COMMANDWARE--The Company can offer
complete IT solutions, including the      . Turnkey solutions to middle market
procurement of software and hardware        customers as a value-added
products necessary for the rapid            reseller of hardware products from
migration toward new technological          several leading manufacturers.
environments.

                                          . Software products and application
                                            solutions through value-added
                                            resales of software products from
                                            several leading software
                                            developers.

                                          . C-BOLT--Character-Based On Line
                                            Testing for Year 2000 mainframe
                                            automated software quality
                                            assurance testing through a
                                            proprietary terminal emulation
                                            software product that extends the
                                            power of the Rational SQA Suite.

                         ADDITIONAL TECHNOLOGY SERVICES

      COMMAND SYSTEMS SOLUTIONS

                                                       DESCRIPTION

                                          .Requirements definition and vision
COMMANDPRO--Project-based                 .General analysis
application development and               .Prototype sizing and functionality
implementation services, including        assessment
turnkey application systems               .Detail analysis
development, migration and/or             .Platform and tool selection
integration of client/server systems      .Data modeling and interface
through all phases of the                 development
development life cycle from design        .Development and implementation
through production implementation.        scheduling

                                          .Prototype development
The Company develops application          .Prototype deployment to selected
systems utilizing leading technology      users
tools provided by vendors such as:        .Full architectural and platform
                                          development

 .Microsoft                                .Total application system
 .Powersoft                                development
 .Oracle                                   .Enterprise testing

                                          .Implementation

 .Rational

 .Lotus/IBM

 .Cognos


COMMANDNET--Integrated network
services to design and deploy             . Workstation Migration--Deploys
networks, including related hardware        consistent enterprise user
and software systems to:                    workstations.

                                          . Messaging--Provides better
                                            communications and reduced cost of
                                            management.

 .Reduce network complexity
 .Improve deployment speed
 .Standardize platforms                    . Network Systems Engineering--
 .Integrate messaging                        Designs and deploys LAN/WAN
                                            software and hardware.
 .Manage software assets
 .Reduce help desk support                 . Enterprise Software Management--
 .Improve enterprise network                 Designs and deploys software
efficiency                                  management solutions.


 .Reduce cost of ownership




COMMANDWEB--Internet/intranet             .Web-enabling legacy application
application development services.         development
Provides web-based application and        .Web page design
communication solutions to improve        .Graphics and multimedia
internal and external communications      .Security protection
and services.                             .Internet application development


CommandWEB incorporates the use of
leading technologies such as: Java,
HTML, PERL, and leading web servers
from Microsoft, Oracle and Sun
Microsystems.
                                          . Incorporate the use of business
COMMANDOO--Object-oriented                  objects within the application
development services to improve new         design.
application development time to           . Establish a repeatable process for
market and reduce ongoing                   the project life cycle.
application maintenance expense by
providing and utilizing leading
object-oriented tools, methodologies
and expertise.

                                          . Develop and utilize enterprise-
                                            wide object repository.

      COMMAND SYSTEMS SOLUTIONS                        DESCRIPTION

                                          Outsource and/or insource ongoing
COMMANDSOURCE--Provides and manages       customer application maintenance and
long-term maintenance of application      enhancement needs across
systems by utilizing a range of           client/server and mainframe computer
technology toolsets. The Company          environments, onsite at customer
provides carefully selected and           locations, offsite at the Company's
qualified resources that are fully        domestic offices and/or at the
integrated into the customer's IT         Offshore Technology Resource Center.
environment.

  In addition to the foregoing services, the Company, to a limited extent, provides educational services to its customers' IT staff as required for application systems' development, and provides management consulting services to address the needs of its customers' senior IT management.

CUSTOMERS

  The Company focuses its sales efforts on Fortune 500 companies in the financial services industries and middle market companies in the insurance, banking and brokerage industries with significant IT budgets and recurring software development needs. During 1997, the Company provided services to over 100 customers. The Company seeks to maximize its customer retention rate and secure additional engagements by (i) providing quality services and customer responsiveness, (ii) leveraging its expertise within the financial services industry into a larger, more diverse customer base and (iii) cross-selling additional services to existing customers.

  Typical development projects for insurance companies include applications systems such as claims processing; agency management; coordination of benefits and subrogation, pension, premium and loss reporting; accounting; compensation; annual statement; actuarial; underwriting and benefits. Typical development projects for other financial services organizations include applications for mutual fund analysis, fund tracking, stock transfer, customer information, cash distribution, accounting, annual statement, portfolio accounting and human resource systems. Organizations in these industries are highly information dependent and use IT systems to gain a competitive advantage.

  The Company has historically derived, and may in the future derive, a significant amount of revenue from a relatively small number of customers. During the six months ended June 30, 1998, MONY and The Hartford accounted for 14.1% and 10.1% of the Company's total revenue, respectively. For the year ended December 31, 1997, The Hartford, New York Life and Phoenix accounted for 13.1%, 13.0% and 10.3% of the Company's total revenue, respectively. For the year ended December 31, 1996, The Hartford and New York Life accounted for 13.6% and 12.6% of the Company's total revenue, respectively. No other single customer accounted for more than 10% of the Company's total revenue during these periods. For each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated at least 60% of the Company's revenue.

  Organizations to which the Company provided services during the year ended December 31, 1997 include among others: Aetna, Boston Mutual, Fleet Services, G.E. Capital, General Reinsurance, J.P. Morgan, Liberty Mutual Group, MassMutual, New York Life, Otis Eastern Service, Phoenix, QualMed, The Hartford, MONY, TransAmerica Leasing and United Parcel Service.

REPRESENTATIVE ENGAGEMENTS

  Examples of the Company's engagements, which are representative of the nature of the Company's services and customer relationships, are set forth below:

  COMMAND2000--An ongoing Year 2000 solutions services project for a large New York-based insurance company. Command was awarded a multi-million dollar contract to assess and renovate over eight million lines of code for century change compliance. Due to the speed, efficiency and effectiveness of the Command2000 process, the Company has been engaged to renovate another two million lines of code for this customer.

  COMMANDPRO--Project management and application development for a major New England-based, Fortune 500 insurance company. The Company was awarded a contract to manage a turnkey project to develop an insurance underwriting application system, designed to fully automate the underwriting process. The Company developed a system with built-in sophisticated algorithms and underwriting business logic to automatically calculate business ratings and various premiums. The Company's expertise in the insurance industry also enabled it to develop the underwriting system so that it was fully integrated with the customer's accounting system in order to streamline and automate the customer's billing process. The Company utilized a team of 12 CommandPRO consultants with insurance industry expertise in order to reengineer this component of the customer's business process. Command has successfully delivered many other services to this insurance company.

  COMMANDNET--The Company provided project management and implementation for a network and workstation migration and infrastructure upgrade of more than 3,000 desktops for another Fortune 500 insurance company at the customer's corporate headquarters. The Company is also in the process of providing such services at over 75 field offices for this customer. The Company was awarded this multi-million dollar contract to develop a turnkey process to provide a standardized single workstation environment to support over 200 applications on desktop workstations. The Company is also training all of the customer's affected employees in order to minimize productivity interruptions. The Company planned and implemented the deployment, managed the rollout and successfully migrated these desktops at the customer's headquarters ahead of schedule. The solution provides central desktop and application administration, automated update and version control. Command has successfully delivered many other services to this insurance company.

  COMMANDWEB--The Company web-enabled an enrollment application for a large Midwest-based, managed health care company. The Company was awarded a contract to develop a three-tier, interactive online health benefits enrollment program utilizing Internet technology and subsequently designed and coded an online extranet application for this customer. This enrollment application (consisting of fractional and architectural components such as Javascript code, NetDynamics Application Server, Netscape Fasttrack Web Server and Oracle Database Server) allows users to execute certain transactions via the Internet, such as opening a new enrollment, adding additional dependents to the existing plan, deleting dependents and terminating coverage. Once entered, data is processed by a legacy application using a customized feed from an Oracle database.

SALES AND MARKETING

  The Company markets its services through a direct sales force located throughout the Company's offices in Farmington and Stamford, Connecticut, Natick, Massachusetts and New York, New York, as well as senior executives from corporate headquarters. The Company sells to customers utilizing a sales team approach in which each team is led by a senior sales executive and supported by one or more junior sales executives, recruiters and technology leaders. The members of the team combine their efforts to present a comprehensive solution proposal to each customer.

  In order to develop an in-depth understanding of each customer's individual needs and to form strong customer relationships, sales executives are assigned to a limited number of customers that generally does not exceed twelve. These executives are responsible for providing highly responsive service and ensuring that the Company's applications solutions achieve customer objectives. Commissions based upon the gross profit generated from each business transaction constitute a substantial portion of the total compensation for each sales executive.

  The Company focuses its marketing efforts on financial services organizations with substantial IT budgets and recurring IT staffing and services needs. Marketing programs include direct mail campaigns, seminars, conferences, trade shows and other activities intended to generate and maintain an interest in the Company's services. In addition, the Company has organized its staff into areas of technology expertise and has branded such areas to promote market awareness and differentiation.

  The Company's services require a substantial financial commitment by customers and, therefore, typically involve a long sales cycle. Once a lead is generated, the Company endeavors to understand quickly the potential customer's business needs and objectives in order to develop the appropriate solution and bid accordingly. The Company's technology leaders are involved throughout the sales cycle to ensure mutual understanding of customer goals, including time to completion, and technological requirements. Sales cycles for complex business solutions projects typically range from one to six months from the time the Company initially meets with a prospective customer until the customer decides whether to authorize commencement of an engagement.

  As of June 30, 1998, the Company had 26 persons engaged in sales and marketing full-time. In addition to its sales and marketing force, the Company also uses an outside public relations firm that coordinates all corporate communications, including the scheduling of press conferences to promote the Company's services and delivery methodologies.

HUMAN RESOURCES

  As of June 30, 1998, the Company employed 22 full-time personnel dedicated to recruiting IT professionals and managing its human resources. The Company actively recruits in the United States and India. Recruiting methods include advertisement on television, in leading newspapers, in trade magazines and on the Company's web site and through participation in career fairs. The Company also participates in on-campus recruiting for recent college graduates and has hired employees from various schools with degrees in computer science and management information systems. In addition, the Company has established an employee referral plan, which actively involves employees in referring individuals and screening candidates for new positions. The Company also utilizes stock options as part of its recruitment and retention strategy.

  The Company's strategy for employee retention includes career planning, thorough initial and ongoing training, allocation of assignments in accordance with employee skills and career objectives and a comprehensive benefits package, including incentive-based compensation and tuition reimbursement. As part of its retention efforts, the Company seeks to minimize turnover by emphasizing (i) contractual limitations effective upon termination of employment, (ii) competitive salaries, (iii) employee stock options and (iv) deferred compensation.

  All IT professionals receive ongoing training on a variety of technology platforms. The Company's education and training department helps employees make the transition from legacy to client/server skills by providing cross-platform training in new technologies. In addition to comprehensive technical training, the Company provides extensive training in software quality implementation processes. The Technology Education Centers provide ancillary benefits to the Company by reducing the cost to train its own software developers and provide the Company with highly trained individuals. The training services provided by the Company also provide it with a pool of new talent for development projects.

  The Company's IT professionals typically have Bachelor's or Master's degrees in Computer Science or another technical discipline, and, as of June 30, 1998, the average U.S.-based professional, including newly hired personnel, had over 10 years of relevant industry work experience. As of June 30, 1998, the Company had 381 employees comprised of 297 salaried IT professionals, 26 sales and marketing personnel, 22 recruiting and human resource personnel and 36 general and administrative personnel. As of June 30, 1998, the Company also utilized 54 independent contractors to supplement its IT workforce.

  The Company believes that there is a shortage of, and significant competition for, IT professionals and that its future success is highly dependent upon its ability to attract, train, motivate and retain skilled IT consultants with the advanced technical skills necessary to perform the services offered by the Company.

  The Company's employees are not represented by any labor unions. The Company considers its relations with its employees to be good.

COMPETITION

  The IT services industry is highly competitive and fragmented and served by numerous international, national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include other IT service providers, along with participants from a variety of market segments, including "Big Five" accounting firms, implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms, as well as in-house IT departments. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 solutions services or automated Year 2000 solutions services software products. Many of the Company's competitors have significantly greater financial, technical and marketing resources and generate greater revenue than the Company, and there can be no assurance that the Company will not lose existing customers to such competitors. The Company believes that the principal competitive factors in the IT services industry include the range of services offered, industry expertise, technical expertise, responsiveness to customer needs, speed in delivering IT solutions, quality of service and perceived value. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of copyright and trade secret laws, nondisclosure and other contractual arrangements in order to protect its proprietary rights in its various intellectual properties. India is a member of the Berne Convention, an international treaty. As a member of the Berne Convention, the government of India has agreed to extend copyright protection under its domestic laws to foreign works, including works created or produced in the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its intellectual property. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights. The Company presently holds no patents or registered copyrights. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, the Company may in the future license certain technologies to its customers. There can be no assurance that the Company will be able to successfully license these technologies, protect them from infringement or misuse, or prevent infringement claims against the Company in connection with its licensing efforts. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Intellectual Property Rights."

FACILITIES

  The Company leases approximately 15,065 square feet of office space in Farmington, Connecticut which is used by the Company's senior management, administrative personnel, human resources and sales and marketing functions. This lease expires on March 31, 2003. The Company also leases facilities in Stamford, Connecticut, Natick, Massachusetts, and New York, New York.

  In addition, the Company leases approximately 23,450 square feet of office space in downtown Bangalore, India for its Offshore Technology Resource Center. This lease expires on September 15, 2000 and is renewable at the option of the Company for a two-year period.

  The Company believes that these facilities, together with additional space to be obtained at the Company's headquarters in Farmington, Connecticut and, if necessary, in Bangalore, India will be adequate for its presently anticipated future needs.

LEGAL PROCEEDINGS

  On or about May 6, 1998, a complaint was filed in the United States District Court for the Southern District of New York by named plaintiffs Don M. Doney Jr. and Madelyn J. McCabe against the Company, certain of the Company's officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the Company's Initial Public Offering (Cowen & Company and Volpe Brown Whelan & Company, LLC) (the "Doney Litigation"). On or about June 22, 1998, an amended complaint relating to the Doney Litigation was filed in the United States District Court for the Southern District of New York. On or about May 8, 1998, a second complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Chaile B. Steinberg against the same defendants. On or about June 26, 1998, a third complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Michael Makinen against the same defendants (the "Makinen Litigation"). Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the Initial Public Offering. These actions were consolidated by order of the United States District Court for the Southern District of New York, and a consolidated complaint styled In Re Command Systems, Inc. Securities Litigation was filed on September 30, 1998. The consolidated complaint alleges that defendants violated the Act and claims the sale of unregistered shares breached the disclosure and filing requirements of the Act. The plaintiffs seek rescission of the Initial Public Offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. Based upon the status of the consolidated complaint the Company cannot currently estimate a range of loss.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

        NAME             AGE                                 POSITION
------------------------ --- -------------------------------------------------------------------------
Edward G. Caputo........ 48  President, Chief Executive Officer and Chairman of the Board
Stephen L. Willcox...... 47  Executive Vice President, Chief Operating Officer, Secretary and Director
Robert B. Dixon......... 61  Vice President of Finance and Treasurer
Glenn M. King........... 45  Vice President of Recruiting and Assistant Secretary
Lee Lapioli............. 57  Vice President of Management Consulting Services
Mary Lou Welch.......... 50  Vice President of Sales
William P.
 Scharfenstein.......... 51  Vice President of Operations
John J.C.
 Herndon(1)(2).......... 66  Director
James M. Oates(1)(2).... 52  Director
Joseph D.
 Sargent(1)(2).......... 68  Director

--------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

  Edward G. Caputo founded the Company in April 1985 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding the Company, for eight years Mr. Caputo served as President of Computech, Inc. ("Computech"), a privately held consulting services company which he founded in 1977 and sold to Price Waterhouse in 1985. From 1972 until he founded Computech, Mr. Caputo was a programmer for Electronic Data Systems, a systems integration company.

  Stephen L. Willcox has served as Executive Vice President, Chief Operating Officer and Secretary since December 1997 and as a Director of the Company since October 1997. From July 1997 until December 1997, Mr. Willcox served as a strategic and financial consultant for the Company. From January 1995 to December 1996, Mr. Willcox served in various executive capacities, including President and Chief Operating Officer, of United HealthCare Administrators, Inc. (including its predecessor), a subsidiary of United HealthCare, a publicly held managed care company. From January 1993 to December 1994, Mr. Willcox served as the Vice President of Employee Benefits for The Travelers Corporation ("Travelers"). From January 1982 to December 1993, Mr. Willcox held various positions in The Travelers Insurance Companies, where he most recently served as its Vice President of Corporate Finance. From 1973 to 1981, Mr. Willcox was employed by Coopers & Lybrand, including as General Practice Manager. Mr. Willcox is also a Certified Public Accountant and a Certified Management Accountant.

  Robert B. Dixon has served as Vice President of Finance for the Company since March 1997 and as Treasurer for the Company since December 1997. From October 1996 to March 1997, Mr. Dixon served as a financial consultant to the Company. From July 1993 to October 1996, Mr. Dixon served as the Deputy Director and Executive Vice President of the Connecticut Development Authority, a quasi-public merchant bank that was responsible for the economic development of the State of Connecticut. In 1986 Mr. Dixon founded Dixon & Associates, a financial consulting services firm, and from inception until July 1993, Mr. Dixon served as its principal. Previously, Mr. Dixon has held senior financial positions with Citibank, The Hertz Corporation, The Gillette Company and The Ford Motor Company.

  Glenn M. King has been employed by the Company in various capacities since September 1986, most recently as Vice President of Recruiting since June 1998 and as Vice President of Marketing from November 1997 through June 1998. From May 1983 to September 1986, Mr. King served as a Systems Analyst for the Travelers Insurance Company, the Hartford Insurance Group and Vantage Computer Systems. From May 1979 to May 1983, Mr. King served as a Licensed Insurance Adjuster for Metropolitan Property and Casualty Insurance Co.

  Lee Lapioli has served as Vice President of Management Consulting Services for the Company since June 1997. From December 1994 to May 1997, Mr. Lapioli served as Senior Vice President and Chief Information Officer of New York Life, a multi-line mutual insurance company. From February 1982 to November 1994, Mr. Lapioli served as Senior Vice President for Phoenix Home Life, a mutual insurance company. From February 1973 to January 1982, Mr. Lapioli served as Vice President and Chief Operating Officer of Penn Mutual Life, a mutual insurance company. From February 1964 to January 1973, Mr. Lapioli served as Manager of Actuarial Services for Provident Mutual Life, a mutual insurance company.

  Mary Lou Welch has served as Vice President of Sales since June 1998, and also served as Vice President of Recruiting for the Company from November 1997 through June 1998. From July 1995 to July 1997, Ms. Welch served as Vice President of Sales and Marketing for Portable Data Collection for WPI Oyster/Termiflex. From November 1994 to July 1995, Ms. Welch served as Director of Marketing for Worldwide Services for Data General Corporation. From June 1984 to November 1994, Ms. Welch held various positions from Sales Executive to Director of Marketing to the banking industry for Digital Equipment Corporation. From June 1977 to June 1984, Ms. Welch served as a Sales Representative for Control Data Corporation.

  William P. Scharfenstein has served as Vice President of Operations since February 1998. From 1973 to February 1998, Mr. Scharfenstein served in various capacities for Pratt & Whitney including Senior System Programmer, Business Support from 1973 to 1982, Senior Systems Analyst, Operations Research from 1982 to 1986, Superior Systems Programming & Operations from 1986 to 1992, MIS Manager, Powerplant Production from 1992 to June 1997, and MIS Manager, Eagle Service from July 1997 to February 1998. Previously, Mr. Scharfenstein served as Systems Analyst for Dunham-Bush, Beneficial Computing Services and Travelers Insurance Company.

  John J.C. Herndon has served as a Director of the Company since December 1997. Mr. Herndon has served as the Vice President of Strategic Development for Phoenix since April 1996. In 1995, Mr. Herndon was a consultant to the Advest Group and successfully raised a venture capital fund for investment in companies based in Connecticut. From 1993 to 1994, he was President of the Connecticut Development Authority, a quasi-public merchant bank for economic development, and he served as Deputy Chief of Staff under Governor Lowell Weicker. From 1977 to 1985, Mr. Herndon was Senior Vice President of City Investing Company in New York, a diversified international corporation engaged in insurance, manufacturing, construction and consumer services.

  James M. Oates has served as a Director of the Company since December 1997. In addition, since November 1996 to the present he has been the Chairman of IBEX Capital Markets, LLC. Mr. Oates currently is, and since 1994 has been, Managing Director of the Wydown Group, a consulting firm specializing in start-ups and growth strategies. From 1984 to 1994, Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp. From 1983 to 1984, Mr. Oates served as President and Chief Operating Officer of Burgess and Leith, a full service brokerage firm. From 1977 to 1983, Mr. Oates served as President and Chief Operating Officer to Metro Bancholding Corporation. From 1973 to 1977, Mr. Oates served as Vice President of Centerre Bank, N.A. Mr. Oates serves on the Board of Directors of Investors Financial Services, Inc., Stifel Financial, Phoenix Investment Partners, Plymouth Rubber Company and Connecticut River Bancorp, all of which are publicly traded companies, and Phoenix Funds, Investors Bank & Trust, The Govett Funds and Emerson Investment, all of which are registered investment companies under the Investment Company Act of 1940.

  Joseph D. Sargent has served as a Director of the Company since January 1998. Mr. Sargent has served as Chairman and Principal of Bradley, Foster & Sargent since 1993. Mr. Sargent also currently serves as Vice Chairman and Director of Connecticut Surety Corporation and its several affiliates. From 1995 to 1996, Mr. Sargent served as Chairman and Director of S-K-I Ltd. Mr. Sargent served as Chairman, and later as Vice Chairman, of Conning & Company, an investment banking firm, from 1991 to 1995 and as its Chairman and Chief Executive Officer from 1988 to 1991. Mr. Sargent is a Director of Trenwick Group Inc., E.W. Blanch Holdings, Policy Management Systems Corporation, Mutual Risk Management Ltd., MMI Companies, Inc. and Executive Risk, Inc., all of which are publicly held companies.

  During the period of Mr. Willcox's service as Vice President of Corporate Finance for Travelers, the Commission commenced an investigation into the manner in which Travelers and its wholly-owned subsidiary The Travelers Insurance Company ("TIC") implemented an accounting rule known as FAS 97. FAS 97, which was promulgated by the Financial Accounting Standards Board in 1988, required the elimination in 1989 of certain types of reserves for real estate investments. The Commission contended that Travelers had omitted to state material facts in its 1988 annual report and in the 1989 annual and quarterly reports of Travelers and TIC by failing to eliminate a $231 million risk reserve and taking a $231 million charge against its 1989 earnings, which would have reduced Travelers' 1989 earnings to $277 million from the reported $508 million. In early 1989, Travelers' Chief Financial Officer assigned Mr. Willcox to assemble and lead a task force to recommend the proper implementation of FAS 97 with respect to certain reserves maintained by TIC's Asset Management and Pension Services Department ("AMPS"). The task force consisted of several of Travelers' employees, representing a cross section of Travelers' employees with information relevant to the implementation of FAS 97, and included representatives from AMPS' and Travelers' financial standards, corporate tax, and financial reporting units. While the task force reviewed information provided by AMPS' personnel regarding how the reserve was developed and funded, representatives from Travelers and its independent accountants, a nationally recognized accounting firm, also worked on TIC's implementation of FAS 97. Following investigative proceedings pursuant to
Section 21C of the Exchange Act, the Commission in May 1994 entered into an order (the "Travelers' Order") (i) requiring Travelers and TIC to restate their consolidated financial statements as of and for the year ended December 31, 1989 in order to implement FAS 97 properly and (ii) directing TIC, Travelers' Chief Financial Officer and Mr. Willcox to cease and desist from violating or causing violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13. As part of the settlement with the Commission, Travelers, its Chief Financial Officer, TIC and Mr. Willcox agreed to the Travelers' Order without admitting or denying the charges. Following the release of the Travelers' Order, the AICPA closed an investigation as to whether Mr. Willcox violated the Codes of Professional Conduct of the AICPA or the Connecticut Society of CPAs and took no action.

  Pursuant to the Company's Certificate of Incorporation and By-Laws, on or prior to the date on which the Company first provides notice of an annual meeting of the stockholders (or a special meeting in lieu thereof) following the Initial Public Offering (the "Initial Public Meeting"), the Board of Directors of the Company shall divide the directors nominated for election at such meeting into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting, the term of office of the second class to expire at the second annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting, and the term of office of the third class to expire at the third annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

  There are no family relationships among any of the executive officers and directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for executive officers and administers the Company's 1997 Employee, Director and Consultant Stock Plan, and an Audit Committee, which reviews the results and scope of audits and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Non-employee directors each receive a monthly fee of $1,000 and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors are also eligible for participation in the Company's 1997 Employee, Director and Consultant Stock Plan and the Company has, and may in the future, grant non-qualified stock options to non-employee directors as an incentive to join or remain on the Board of Directors. Upon joining the Board of Directors, each of Messrs. Herndon and Oates were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $9.00 per share, 25% of which vested immediately and the remainder of which will vest ratably on each of the first, second and third anniversary of the date of the initial grant. Mr. Sargent has been granted an option, effective as of March 12, 1998, to purchase 5,000 shares of Common Stock at an exercise price of $12.00 per share, 25% of which will vest immediately and the remainder of which will vest ratably on each of the first, second and third anniversary of March 12, 1998.

KEY PERSON LIFE INSURANCE

  The Company presently maintains key person life insurance in the amount of $5.0 million on Edward G. Caputo, the Company's President and Chief Executive Officer.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for fiscal 1997 exceeded $100,000, for services rendered to the Company and its subsidiaries in all capacities during that fiscal year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1997 has resigned or otherwise terminated employment during fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                       ANNUAL      COMPENSATION
                                                  COMPENSATION(2)     AWARDS
                                                  ---------------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
                                                   SALARY   BONUS    OPTIONS
       NAME AND PRINCIPAL POSITION(1)        YEAR   ($)      ($)       (#)
-------------------------------------------- ---- -------- ------- ------------
Edward G. Caputo............................ 1997  151,198     --        --
 President and Chief Executive Officer
Robert B. Dixon(3).......................... 1997  107,333  10,000    12,500
 Vice President of Finance
Glenn M. King............................... 1997  100,833  10,000    14,250
 Vice President of Recruiting and Assistant
 Secretary
Lee Lapioli................................. 1997  116,574     --        --
 Vice President of Management Consulting
 Services
David R. Wheeland........................... 1997  110,000  10,000    12,500
 Former Vice President of Operations

--------

(1) Mr. Willcox, Ms. Welch and Mr. Scharfenstein, who commenced employment with the Company in January 1998, November 1997 and February 1998, respectively, would be among the five most highly compensated individuals had they been with the Company during all of fiscal 1997. Mr. Willcox's base salary is $175,000, Ms. Welch's base salary is $120,000 and Mr. Scharfenstein's base salary is $120,000.
(2) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive Officer, the lesser of $50,000 or 10% of the total annual salary and bonus for such Named Executive Officer.
(3) Mr. Dixon's salary includes $24,000 received as compensation for consulting services rendered to the Company for the first two months of 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made pursuant to the Company's 1997 Plan during 1997 to each of the Named Executive Officers.(1)

                                        INDIVIDUAL GRANTS                POTENTIAL REALIZABLE
                         -----------------------------------------------   VALUE AT ASSUMED
                         NUMBER OF                                         ANNUAL RATES OF
                         SECURITIES                                          STOCK PRICE
                         UNDERLYING PERCENT OF TOTAL EXERCISE              APPRECIATION FOR
                          OPTIONS   OPTIONS GRANTED  OR BASE                OPTION TERM(3)
                          GRANTED   TO EMPLOYEES IN   PRICE   EXPIRATION ---------------------
          NAME             (#)(2)     FISCAL YEAR     ($/SH)     DATE     5% ($)     10% ($)
------------------------ ---------- ---------------- -------- ---------- ---------- ----------
Edward G. Caputo........      --          --            --          --          --         --
Robert B. Dixon.........   12,500         5.9%         4.00      3/5/07      31,445     79,687
Glenn M. King...........   12,500         5.9%         4.00      3/5/07      31,445     79,687
                            1,750           *          9.00    12/31/07       9,905     25,101
Lee Lapioli.............      --          --            --          --          --         --
David R. Wheeland.......   12,500         5.9%         4.00      3/5/07      31,445     79,687

--------
*  Less than one percent.
(1) Mr. Willcox was granted an option to purchase 50,000 shares of Common Stock on January 1, 1998 at an exercise price of $9.00 per share. Ms. Welch was granted an option to purchase 12,500 shares of Common Stock on December 31, 1997 at an exercise price of $9.00 per share. Mr. Scharfenstein was granted an option, effective as of March 12, 1998, to purchase 12,500 shares of Common Stock at an exercise price of $12.00 per share.
(2) Options which expire on March 5, 2007 were granted on March 5, 1997 in exchange for units of shadow stock previously granted under the Company's Shadow Stock Incentive Plan. All other options are granted pursuant to and in accordance with the Company's 1997 Plan. See "--Employee Benefit Plans."
(3) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information concerning each exercise of options during 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised in-the-money options.

                           NUMBER OF SECURITIES
                          UNDERLYING UNEXERCISED
                             OPTIONS AT FISCAL          VALUE OF UNEXERCISED
                                 YEAR-END                   IN-THE-MONEY
                                    (#)            OPTIONS AT FISCAL YEAR-END ($)
                         ------------------------- -------------------------------
      NAME               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE(1)(2)
      ----               ----------- ------------- ----------- -------------------
Edward G. Caputo........      --           --           --              --
Robert B. Dixon.........      --        12,500          --           62,500
Glenn M. King...........   12,500        1,750       62,500             --
Lee Lapioli.............      --           --           --              --
David R. Wheeland.......    7,500        5,000       37,500          25,000

--------
(1) Based on the fair market value of the Common Stock at December 31, 1997 of $9.00 per share as determined by the Board of Directors, less the exercise price payable for such shares.
(2) Mr. Willcox was granted an option to purchase 50,000 shares of Common Stock on January 1, 1998 at an exercise price of $9.00 per share. Ms. Welch was granted an option to purchase 12,500 shares of Common Stock on December 31, 1997 at an exercise price of $9.00 per share. Mr. Scharfenstein was granted an option, effective as of March 12, 1998, to purchase 12,500 shares of Common Stock at an exercise price of $12.00 per share.

 Employment Agreements

  The Company and Mr. Caputo have entered into an employment agreement (the "Employment Agreement") with an initial term expiring January 1, 2001, and which will be automatically extended annually for an additional period of one year unless either Mr. Caputo or the Company gives 60 days' prior written notice to the other that such automatic extension will not occur. The Employment Agreement sets forth (i) the terms of Mr. Caputo's employment as President and Chief Executive Officer of the Company, (ii) Mr. Caputo's agreement not to compete with the Company by rendering IT consulting or staffing services to customers in the insurance, banking, brokerage or other financial services industries during the term of his employment and for a period of two (2) years following the expiration or termination of such employment and (iii) Mr. Caputo's agreement to protect and preserve information and property which is confidential and proprietary to the Company. The Employment Agreement does not provide for any specified compensation to Mr. Caputo and contains no provisions regarding compensation in the event of his severance or upon a change of control of the Company.

  The Company and Mr. Willcox have entered into an employment agreement pursuant to which, among other things, in the event that Mr. Willcox's employment is terminated voluntarily or by the Company for any reason other than for "cause" (as defined in the agreement), Mr. Willcox will be entitled to a severance payment equal to one-half of his annual base salary in effect on the date of termination, but in no event less than $87,500. The Company may pay this severance either as a lump sum or over a six-month period following termination.

  The Company and Mr. King have entered into an employment agreement pursuant to which, among other things, in the event that Mr. King's employment is terminated without "cause" (as defined in the agreement), Mr. King will be entitled to a severance payment equal to one-half of his annual base salary. Mr. King's current annual base salary is $120,000.

EMPLOYEE BENEFIT PLANS

 1997 Employee, Director and Consultant Stock Plan

  The Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Plan"), was approved by the Company's Board of Directors and stockholders in August 1997. The 1997 Plan provides for the grant of stock options and shares of Common Stock ("Stock Grants") to employees, directors and consultants of the

Company or its affiliates. Under the 1997 Plan, the Company may grant incentive stock options and non-qualified stock options. Incentive stock options may only be granted to employees of the Company. Effective upon the closing of the Initial Public Offering, a total of 427,500 shares of Common Stock were reserved for issuance under the 1997 Plan. As of October 30, 1998, options to purchase a total of 163,750 shares of Common Stock were outstanding under the 1997 Plan, and no options to purchase Common Stock had been exercised. As of October 30, 1998, no Stock Grants had been made under the 1997 Plan.

  The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"), except to the extent such authority is retained by the Board of Directors. Subject to the provisions of the 1997 Plan, the Administrator has the authority to administer the provisions of the 1997 Plan and to select the participants to whom options or Stock Grants are to be granted and to determine the terms of each option or Stock Grant, including (i) the number of shares of Common Stock subject to such option or Stock Grant, (ii) when an option becomes exercisable, (iii) the option exercise price or Stock Grant purchase price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's voting stock) of the fair market value of the Common Stock as of the date of grant, (iv) the duration of the option (which, in the case of incentive stock options, generally may not exceed ten years) and (v) in the case of Stock Grants, the terms of any right of the Company to reacquire the shares of Common Stock subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

  An incentive stock option granted under the 1997 Plan may be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for "cause" as defined in the 1997 Plan), to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 3 months after such termination. The Administrator may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options are forfeited.

  If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), all outstanding options shall become fully exercisable. In addition, the Administrator or the board of directors of any entity assuming the obligations of the Company under the 1997 Plan shall as to outstanding options under the plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the optionholders, provide that all options must be exercised within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option over the exercise price thereof.

 Shadow Stock Incentive Plan

  In March 1997, an aggregate of 61,500 Exchange Options were issued to eight employees in exchange for an aggregate of 61,500 outstanding shadow purchase units that had previously been granted to such employees under the Shadow Stock Incentive Plan. The Exchange Options have an exercise price of $4.00 per share and expire on March 5, 2007. The Shadow Stock Incentive Plan has been terminated and no shadow purchase units are outstanding.

 401(k) Retirement Savings Plan

  The Company's 401(k) Retirement Savings Plan (the "401(k) Plan") is a defined contribution plan covering all full-time employees of the Company who have six months of service and are age twenty and one-half or older. Each year, participants may contribute up to 15% of pretax annual compensation, subject to the statutory limit (a maximum of $10,000 in 1998). Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. Additional amounts may be contributed at the option of the Company's Board of Directors. Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous services. A participant is 100% vested after six years of credited service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors did not have a Compensation Committee during 1997. Consequently, all Directors participated in deliberations concerning executive compensation, including decisions relative to their own compensation. In January 1998 following the addition of Messrs. Herndon and Oates, the Board of Directors created a Compensation Committee. The Company's Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for executive officers and administers the 1997 Plan. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Herndon is the Vice President of Strategic Development for Phoenix. Mr. Oates is a director of Phoenix Duff & Phelps and Phoenix Funds which are affiliates of Phoenix. See "Certain Transactions."
                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH PHOENIX

  In June 1996, the Company entered into an agreement with Phoenix to establish the Offshore Technology Resource Center. In connection therewith, the Company formed Command International Holdings, LLC, a corporation organized under the laws of Mauritius ("Command Holdings"), and Command International Software Pvt., an Indian unlimited liability company ("Command Software"). Pursuant to the terms of the agreement the Company owned 100% of the outstanding equity of Command Holdings which in turn owned 51% of the outstanding equity of Command Software. The remaining 49% ownership in Command Software was owned by PHL Global Holding Co., a wholly-owned subsidiary of PM Holdings, Inc., which in turn is wholly-owned by Phoenix. During 1996 and 1997, Phoenix invested an aggregate of approximately $1.0 million to the Offshore Technology Resource Center. In addition, during the period from July 11, 1996 to April 3, 1997, Phoenix made advances pursuant to a subordinated debt agreement to the Company and Command Holdings totaling approximately $2.0 million in the aggregate. Approximately $1.4 million of this was used by the Company to directly fund the Offshore Technology Resource Center and approximately $600,000 was used by the Company itself to develop the infrastructure needed in the United States to support the Offshore Technology Resource Center. Notes evidencing these advances (the "Notes") bore interest at 15% per annum and were due and payable in full five years from the date of each such Note. At the time the Offshore Technology Resource Center was established, the only relationship between the Company and Phoenix was that the Company provided IT services to Phoenix.

  On August 26, 1997, the Company and Phoenix effected a transaction pursuant to which the Notes, including the right to receive prior interest accrued thereon, evidencing indebtedness to Phoenix of approximately $2.2 million, were exchanged for an aggregate of 100 shares of Series A Convertible Preferred Stock. These shares of Series A Convertible Preferred Stock were convertible on a 5,225 for one basis into 522,500 shares of the Company's Common Stock. In addition, the Series A Convertible Preferred Stock was entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Shares Eligible for Future Sale--Registration Rights." In August 1997, at the Company's request, Phoenix exchanged the Notes for equity securities in the Company. Following the Company's request, representatives of Phoenix and the Company negotiated the terms of the exchange, pursuant to which shares of Series A Convertible Preferred Stock were issued to Phoenix in exchange for approximately $2.2 million of indebtedness represented by the Notes. In determining the fairness of the transaction to the Company, the Company's Board of Directors considered, among other things, (i) the advantage of the debt-for-equity exchange, including the impact on the Company's balance sheet and the added flexibility under the Company's line of credit facility with People's Bank, (ii) the reduction of the 15% rate of interest to a 10% dividend rate, (iii) the fairness of the terms of the Series A Convertible Preferred Stock, (iv) the advantages of having Phoenix as a long-term stockholder, including increasing the incentives of Phoenix to remain as a customer as a result of its equity position in the Company and (v) the absence of reasonable alternative means to raise additional equity in the near term. The Company has pledged all of its shares held in Command Holdings (the "CH Shares"), its wholly-owned subsidiary, to Phoenix to secure the Company's dividend and redemption obligations arising under the Series A Convertible Preferred Stock. In connection with the foregoing transactions, Edward G. Caputo transferred all the shares owned by him in Command Holdings to the Company, which shares constituted a portion of the CH Shares. In addition, Mr. Caputo guaranteed the Company's dividend and redemption obligations arising under the Series A Convertible Preferred Stock.

  As of December 31, 1997, the Company and Phoenix completed a transaction whereby the 49% interest in Command Software owned by PHL Global Holding Co. ("PHL"), an indirect wholly-owned subsidiary of Phoenix, was exchanged for 100 shares of Series B Convertible Preferred Stock. These shares of Series B Convertible Preferred Stock were convertible on a 6,592.5 for one basis into 659,250 shares of Common Stock and are entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Shares Eligible for Future Sale--Registration Rights."

  All shares of Series A and Series B Convertible Preferred Stock outstanding as of the consummation of the Initial Public Offering were converted into an aggregate of 1,181,750 shares of Common Stock.

  In connection with the issuance of the Series A and Series B Convertible Preferred Stock, the Company entered into a Co-Sale Agreement with Mr. Caputo and each of Phoenix and PHL (collectively, the "Co-Sale Agreements"). Pursuant to the Co-Sale Agreements, Mr. Caputo granted to Phoenix and PHL the right to participate in any sale of Common Stock or preferred stock, if any, of the Company (collectively, "Co-Sale Stock") by Mr. Caputo, upon the same terms and conditions as the proposed sale, with the exception of certain specified transfers. The Co-Sale Agreements will terminate upon the earliest to occur of
(i) ten years after the date of such agreement, (ii) the date that Mr. Caputo ceases to own shares of Co-Sale Stock constituting at least 25% of the Company's issued and outstanding Common Stock on a fully-diluted basis and
(iii) the date that Phoenix and PHL, together with their respective affiliates, cease to own shares of Common Stock constituting at least 5% of the Company's issued and outstanding Common Stock on a fully-diluted basis.

  During the years ended December 31, 1994, 1995 and 1996, the Company provided IT services to Phoenix that generated revenue to the Company of approximately $3.3 million, $2.8 million and $1.3 million, respectively. For the year ended December 31, 1997, the Company provided IT services to Phoenix, which generated revenue of approximately $2.6 million. These services were provided on terms no less favorable to the Company than were obtained during these same periods from unaffiliated third parties. Mr. Herndon, a director of the Company, is the Vice President of Strategic Development for Phoenix. There can be no assurance that the Company will continue to provide this level of services to Phoenix, if at all.

TRANSACTIONS WITH OFFICERS

  All transactions, including any loan from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock prior to, and as of October 30, 1998, as adjusted to reflect, the sale of the shares offered by the Company and the Selling Stockholders in the Initial Public Offering, by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Selling Stockholder, (iii) each of the Company's directors,
(iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group.

                                                                        SHARES OF COMMON STOCK
                                          SHARES OF COMMON STOCK       BENEFICIALLY OWNED AFTER
                                       BENEFICIALLY OWNED PRIOR TO                THE
                                      THE INITIAL PUBLIC OFFERING(1)  INITIAL PUBLIC OFFERING(1)
                                      ------------------------------- -------------------------------
                                                              SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER     PERCENT(2) OFFERED     NUMBER          PERCENT
------------------------------------  -----------  ---------- ------- ----------------  -------------
Edward G. Caputo........                4,275,000     78.3%   302,500        3,972,500        51.9%
 c/o Command Systems,
 Inc.
 76 Batterson Park Road,
 Farmington, Connecticut
 06032
Phoenix.................              1,181,750(3)    21.7    602,500          579,250         7.6
 One American Row
 P.O. Box 5956
 Hartford, CT 06102
Stephen L. Willcox......                 10,000(4)     --         --          10,000(4)        --
Robert B. Dixon.........                  2,500(4)     *          --           2,500(4)      *
Glenn M. King...........                 12,500(4)     *          --          12,500(4)      *
Lee Lapioli.............                      --       --         --               --          --
David R. Wheeland.......                  7,500(4)     *          --           7,500(4)      *
John J.C. Herndon.......              1,183,000(5)    21.7    602,500        580,500(5)        7.6
James M. Oates..........                  1,250(6)     *          --           1,250(6)      *
Joseph D. Sargent.......                  1,250(4)     *          --           1,250(4)      *
All current directors
 and executive officers
 as
group (10 persons)......              5,485,500(7)   100.0%   905,000      4,580,500(7)       59.7%

--------
 * Represents beneficial ownership of less than 1% of the Common Stock.
(1) Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to the Company by such stockholders.

(2) Applicable percentage of ownership is based on 5,456,750 shares of Common Stock outstanding prior to the consummation of the Initial Public Offering and 7,656,750 Shares of Common Stock outstanding as of the date of this Prospectus.

(3) Consists of 1,181,750 shares of Common Stock issued upon the Preferred Stock Conversion, 522,500 of which are beneficially owned by Phoenix and 659,250 of which are beneficially owned by PHL, an indirectly wholly-owned subsidiary of Phoenix. The 579,250 shares owned following the Initial Public Offering are beneficially owned by PHL.
(4) Consists solely of shares of Common Stock underlying options which are exercisable as of the date of this Prospectus or within 60 days of such date.
(5) Includes 1,181,750 shares of Common Stock owned by Phoenix and PHL. Mr. Herndon is the Vice President of Strategic Development for Phoenix, a New York domiciled mutual life insurance company. Mr. Herndon expressly disclaims beneficial ownership of such shares. Also includes 1,250 shares of Common Stock underlying options which are exercisable as of the date of this Prospectus or within 60 days of such date.
(6) Consists solely of shares of Common Stock underlying options which are exercisable as of the date of this Prospectus or within 60 days of such date. Mr. Oates is a director of each of Phoenix Duff & Phelps and Phoenix Funds, both of which are affiliates of Phoenix.

(7) See Notes 4, 5 and 6. Excludes shares beneficially owned by David R. Wheeland, a former officer who is a Named Executive Officer.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 4,999,800 shares of undesignated preferred stock, par value $.01 per share.

COMMON STOCK

  The Company has 7,656,750 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any payment required to be made to holders of preferred stock. Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Company's Certificate of Incorporation permits the Company's Board of Directors, without further vote or action by the stockholders, to issue shares of the preferred stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds in an adverse manner.

  The Company has granted the Board of Directors authority to issue preferred stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this authority will provide flexibility in connection with possible corporate transactions. However, it could also have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of the Company. Further, the issuance of preferred stock could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. The Board of Directors could also utilize shares of preferred stock in order to adopt a stockholders' rights plan (a so-called "poison pill"), which could also have the effect of discouraging or delaying a takeover of the Company. The Company has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a company's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203), with such company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, such company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of such company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by such company's Board of

Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  The Company's Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 4,999,800 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-Laws of the Company; (ii) stockholders of the Company may not take any action by written consent and a meeting of the stockholders may only be called by the Board of Directors; (iii) on or prior to the date on which the Company first provides notice of an annual meeting of the stockholders (or a special meeting in lieu thereof) following the Initial Public Offering, the Board of Directors will be classified into three classes with staggered terms of three years each; (iv) advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in a timely manner as provided in the By-Laws of the Company and (v) members of the Board of Directors may be removed only for cause and after reasonable notice and an opportunity to be heard before the body proposing to remove such director. The Certificate of Incorporation also provides that the affirmative vote of the holders of shares of voting stock of the Company representing at least seventy percent (70%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of preferred stock or (ii) amend or repeal, or adopt certain provisions of the Certificate of Incorporation regarding the management of the Company, the indemnification of officers and directors, the election and classification of the Board of Directors, the ability of the Board of Directors or the stockholders to amend or repeal the Certificate of Incorporation or the By-Laws and the super majority voting requirements. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. See "Risk Factors--Certain Anti-Takeover Provisions."

  The Company's Certificate of Incorporation contains provisions eliminating or limiting the personal financial liability of the Company's directors to the fullest extent permitted by the DGCL. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability where there has been a breach of the duty of loyalty, a failure to act in good faith, an act of intentional misconduct, a knowing violation of law, certain unlawful payments of dividends, stock repurchases or redemptions, or any transaction from which the director derives an improper personal benefit. In addition, the Company's Certificate of Incorporation and By-Laws include provisions to indemnify its officers and directors and persons serving in various other capacities at the request of the Company to the fullest extent permitted by the DGCL against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers or directors or in other capacities.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Company has outstanding 7,656,750 shares of Common Stock. Of such shares, the 3,105,000 shares registered pursuant to the Registration Statements will be freely tradable by persons other than "affiliates" of the Company without restriction. The remaining 4,551,750 shares held by current stockholders of the Company were subject to Lock-Up Agreements under which the holders of such shares agreed not to sell or otherwise dispose of such shares without the prior written consent of Cowen & Company, one of the Representatives of the Underwriters, until September 9, 1998. Upon expiration of the Lock-Up Agreements (and assuming no exercise of outstanding options), approximately 3,972,500 additional shares of Common Stock became available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The remaining 579,250 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144, over a period of less than one year and could be sold earlier if the holders thereof exercise their registration rights. The Company intends to register an aggregate of 427,500 shares of Common Stock issuable under the 1997 Employee, Director and Consultant Stock Plan.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including any affiliate of the Company, is entitled to sell in brokers' transactions or directly to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of (i) 1% of the class of such shares then outstanding (76,567 shares of Common Stock based on the number of shares currently outstanding after consummation of this offering) or (ii) the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission, provided that certain current public information concerning the Company is then available, that the seller complies with certain manner of sale provisions and notice requirements, and that at least one year has elapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. A person (or persons whose shares are aggregated with those of others), who is not an affiliate of the Company at any time during the three months preceding any sale by such person, is entitled to sell such shares, under Rule 144(k), without regard to the limitations described above, provided that at least two years have lapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. The above is a summary of Rule 144 and is not intended to be a complete description thereof or of the rights of the parties to sell shares of Common Stock thereunder.

  As of October 30, 1998, options to purchase 220,050 shares of Common Stock are outstanding, 72,100 of which options are currently vested. Upon exercise of these options, the underlying shares of Common Stock will be eligible for sale to the public in the open market under Rule 701.

  In general, under Rule 701 as currently in effect, absent contractual restrictions on transfer, any employee, officer or director of or consultant or advisor to, the Company who purchases shares from the Company pursuant to a written compensatory stock option or other benefit plan or written contract relating to compensation is eligible to resell such shares, in each case commencing 90 days after March 12, 1998, in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144. Shares acquired pursuant to Rule 701 may be sold by nonaffiliates without regard to the holding period, volume limitations, information or notice requirements of Rule 144, and by affiliates without regard to the holding period requirement.

  The Company has reserved an aggregate of 427,500 shares of Common Stock for issuance pursuant to the 1997 Employee, Director and Consultant Stock Plan. The Company may elect to register such shares under the Securities Act. Shares so registered will be eligible for sale in the public market after the effective date of such registration, subject to Rule 144 limitations applicable to affiliates and subject to the lock-up agreements described below.

  Except as indicated above, the Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. There was no market for the Common Stock prior to this offering, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof, and could impair the Company's ability to raise capital through the future sale of its equity securities.

REGISTRATION RIGHTS

  PHL holds in the aggregate 579,250 shares of the Company's Common Stock (the "Registrable Securities"). Each of PHL or its transferees are entitled to certain rights with respect to the registration of such securities under the Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. If the Company registers any of its securities either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their securities in the registration, subject to the ability of the underwriters to limit the number of shares included in an underwritten offering. When use of such form becomes available to the Company, any holder of the Registrable Securities may request that the Company register all or any portion of their Registrable Securities on Form S-3 provided that the reasonably anticipated aggregate price to the public is at least $500,000 and that no more than one such registration may be requested and obtained during any nine month period. All registration expenses must be borne by the Company and all selling expenses relating to the Registrable Securities must be borne by the holders of the securities being registered. Except to the extent included herein, the holders of the Registrable Securities have waived their right to have such securities registered under the Act as part of the Initial Public Offering and until September 9, 1998.

LOCK-UP AGREEMENTS

  Pursuant to the Underwriting Agreement, all of the Company's directors, executive officers and stockholders, owning as of the date all of the outstanding Common Stock prior to the Initial Public Offering (representing an aggregate of 4,611,350 shares of Common Stock, including 59,600 shares of Common Stock that may be acquired pursuant to the exercise of options which were then exercisable), agreed that they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them, until September 9, 1998. See "Plan of Distribution."

                           PLAN OF DISTRIBUTION

  Subject to the terms and conditions of the underwriting agreement dated March 12, 1998 (the "Underwriting Agreement"), the Company and the Selling Stockholders sold to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company and Volpe Brown Whelan & Company, LLC acted as representatives (the "Representatives"), purchased from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                     NUMBER OF
                                                                     SHARES OF
          NAME                                                      COMMON STOCK
          ----                                                      ------------
   Cowen & Company.................................................  1,212,184
   Volpe Brown Whelan & Company, LLC...............................    808,126
   BT Alex. Brown Incorporated.....................................     77,941
   CIBC Oppenheimer Corp...........................................     77,941
   Furman Selz LLC.................................................     77,941
   J.P. Morgan Securities Inc......................................     77,941
   NationsBanc Montgomery Securities LLC...........................     77,941
   UBS Securities LLC..............................................     77,941
   Adams, Harkness & Hill, Inc.....................................     32,476
   Advest, Inc.....................................................     32,476
   Robert W. Baird & Co. Incorporated..............................     32,476
   George K. Baum & Company........................................     32,476
   Chatsworth Securities, LLC......................................     32,476
   Crowell, Weedon & Co............................................     32,476
   Gaines, Berland Inc.............................................     32,476
   Gerard Klauer Mattison & Co., LLC...............................     32,476
   Janney Montgomery Scott Inc.....................................     32,476
   Legg Mason Wood Walker, Incorporated............................     32,476
   Neuberger & Berman..............................................     32,476
   Parker/Hunter Incorporated......................................     32,476
   Pennsylvania Merchant Group.....................................     32,476
   Ragen Mackenzie Incorporated....................................     32,476
   Raymond James & Associates, Inc.................................     32,476
   The Seidler Companies Incorporated..............................     32,476
   Soundview Financial Group.......................................     32,476
   Tucker Anthony Incorporated.....................................     32,476
   H.C. Wainwright & Co., Inc......................................     32,476
                                                                     ---------
     Total.........................................................  3,105,000
                                                                     =========

  The Underwriters offered the shares of Common Stock, in part, directly to the public at the initial public offering price of $12.00 and, in part, to certain dealers at such price less a concession not in excess of $0.47 per share. The Underwriters may have allowed, and such dealers may have reallowed, a concession not in excess of $0.10 per share to certain brokers and dealers.


  The Selling Stockholders granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 405,000 additional shares of Common Stock to cover over-allotments, if any. The Underwriters purchased such shares pursuant to an exercise of the over-allotment option on March 25, 1998 and the foregoing table gives effect to such exercise.

  The Company and the Selling Stockholders agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company, the Company's officers and directors, and all Selling Stockholders agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock until September 9, 1998 without the prior written consent (which consent may be given without notice to the Company's stockholders or other public announcement) of Cowen & Company. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders from such lock-up agreements. See "Shares Eligible for Future Sale."

  The Representatives have been making a market in the Company's Common Stock following the Initial Public Offering although they have no obligation to do so and may cease such market making at any time. There can be no assurance that a market in the Common Stock will continue.

  Prior to the consummation of the Initial Public Offering, the Representatives advised the Company and the Selling Stockholders that the Underwriters did not intend to confirm sales in excess of 5% of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Prior to the Initial Public Offering, there was no public market for the Common Stock. Consequently, the initial public offering price was determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in such negotiations were the prevailing market conditions, the results of operations of the Company in periods prior to the Initial Public Offering, the market capitalization and stage of development of other companies that the Company, the Selling Stockholders and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the then current state of the Company's development and other factors deemed relevant.

  The Common Stock is quoted on the Nasdaq National Market under the symbol "CMND."

  Neither the Underwriters nor the Representatives have participated in the preparation, review or dissemination of the Additional Shares Registration Statement or the Prospectus forming a part of the Additional Shares Registration Statement; and neither the Underwriters nor the Representatives have passed upon, or performed any investigation regarding any of the factual or legal matters set forth in the Additional Shares Registration Statement or the Prospectus forming a part of the Additional Shares Registration Statement, except to the extent such investigation was performed in connection with the Initial Public Offering and the Initial Registration Statement (and the prospectus dated March 12, 1998 that formed a part of the Initial Registration Statement) relating thereto.

                                 LEGAL MATTERS

  The validity of issuance of the Registered Shares was passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, the Company's former securities counsel which served as the Company's counsel in the Initial Public Offering. The validity of the issuance of the Additional Shares was passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters were passed upon for the Underwriters by Buchanan Ingersoll, Princeton, New Jersey.

                                    EXPERTS

  The Consolidated Financial Statements and schedule of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and the Registration Statements have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, Washington, D.C. 20549, the Registration Statements, each on Form S-1 under the Act, with respect to the Shares. This Prospectus, which constitutes part of each of the Registration Statements, does not contain all of the information set forth in the Registration Statements and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statements and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to either Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statements, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the New York regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago regional office located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may also be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be accessed electronically at the Commission's Internet home page: (http://www.sec.gov).

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference hereby is made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

                             COMMAND SYSTEMS, INC.

                       INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Auditors...........................................  F-2
AUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheets at December 31, 1996 and 1997................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 .................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheet at June 30, 1998.................... F-16
Condensed Consolidated Statement of Operations for the six months ended
 June 30, 1997 and 1998.................................................. F-17
Condensed Consolidated Statement of Cash Flows for the six months ended
 June 30, 1997 and 1998.................................................. F-18
Condensed Consolidated Statement of Stockholders' Equity (Deficit) for
 the six months ended June 30, 1998...................................... F-19
Notes to Unaudited Condensed Consolidated Financial Statements........... F-20
PRO FORMA FINANCIAL DATA:
Headnote to Pro Forma Financial Data.....................................  P-1
Pro Forma Statement of Operations for the year ended December 31, 1997...  P-2

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Command Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Command Systems, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Command Systems, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Hartford, Connecticut
February 9, 1998

                             COMMAND SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1997
                                                       ----------  -----------
ASSETS
Current assets:
  Cash................................................ $  443,505  $   391,687
  Accounts receivable, net of allowance for doubtful
   accounts of $24,500 and $259,893 in 1996 and 1997..  2,375,064    4,203,241
  Prepaid expenses and other assets...................    416,116      354,950
  Deferred income taxes ..............................        --        52,024
                                                       ----------  -----------
   Total current assets...............................  3,234,685    5,001,902
Equipment and improvements:
  Furniture and equipment.............................    914,452    2,007,254
  Leasehold improvements..............................    554,873      852,476
                                                       ----------  -----------
                                                        1,469,325    2,859,730
  Less accumulated depreciation.......................   (396,785)    (825,562)
                                                       ----------  -----------
Net equipment and improvements........................  1,072,540    2,034,168
Other assets:
  Goodwill............................................        --     6,845,338
  Deposits............................................    441,644      428,005
  Other non-current assets............................     67,396      115,674
                                                       ----------  -----------
                                                       $4,816,265  $14,425,087
                                                       ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit...................................... $1,378,890  $   857,535
  Bank loan...........................................        --       556,952
  Accounts payable and accrued expenses...............  1,281,058    2,218,540
  Accrued payroll and related costs...................    376,305      610,933
  Loan payable to officer.............................     73,224          --
  Deferred revenue....................................    150,434      219,544
  Income taxes payable................................      1,700       78,535
  Deferred income taxes...............................     72,095      381,987
                                                       ----------  -----------
   Total current liabilities..........................  3,333,706    4,924,026
Notes payable.........................................  1,145,463          --
                                                       ----------  -----------
   Total liabilities..................................  4,479,169    4,924,026
Minority interest.....................................    395,561          --
Preferred stock, $.01 par value, 5,000,000 shares
 authorized...........................................
  Series A convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     2,223,475
  Series B convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     8,000,000
Stockholders' equity (deficit):
  Common stock, 25,000,000 shares authorized, $.01 par
   value; 4,275,000 shares issued and outstanding.....      1,000        1,000
  Retained earnings (deficit).........................    (59,465)    (636,509)
  Cumulative translation adjustment...................        --       (86,905)
                                                       ----------  -----------
     Total stockholders' equity (deficit).............    (58,465)    (722,414)
                                                       ----------  -----------
     Total liabilities and stockholders' equity
      (deficit)....................................... $4,816,265  $14,425,087
                                                       ==========  ===========

                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue................................. $12,436,529  $17,069,417  $25,057,039
Cost of revenue.........................   9,108,436   12,494,448   16,972,812
                                         -----------  -----------  -----------
  Gross profit..........................   3,328,093    4,574,969    8,084,227
Selling, general and administrative
 expenses...............................   3,012,869    5,171,912    7,254,992
                                         -----------  -----------  -----------
  Income (loss) from operations.........     315,224     (596,943)     829,235
Other income (expense):
  Other income..........................         --        42,786          --
  Interest income.......................       2,195       14,138       32,911
  Interest expense......................     (52,405)    (132,482)    (309,657)
                                         -----------  -----------  -----------
                                             (50,210)     (75,558)    (276,746)
                                         -----------  -----------  -----------
Income (loss) before income taxes and
 minority interest......................     265,014     (672,501)     552,489
Income tax (provision) benefit..........     (43,577)       8,056     (597,751)
                                         -----------  -----------  -----------
                                             221,437     (664,445)     (45,262)
                                         -----------  -----------  -----------
Minority interest.......................         --       241,439     (451,431)
                                         -----------  -----------  -----------
Net income (loss).......................     221,437     (423,006)    (496,693)
                                         -----------  -----------  -----------
Preferred stock dividends and
 accretion..............................         --           --       (80,351)
                                         -----------  -----------  -----------
Income (loss) applicable to common
 stockholders........................... $   221,437  $  (423,006) $  (577,044)
                                         ===========  ===========  ===========
Pro forma results of operations:
  Adjustments to U.S. federal income tax
   provision assuming
   C corporation status and the
   realization of net operating losses
   for all periods...................... $   (53,720) $       --   $   633,000
                                         -----------  -----------  -----------
  Net income (loss), as adjusted........     167,717     (423,006)     136,307
  Preferred stock dividends and
   accretion............................         --           --       (80,351)
                                         -----------  -----------  -----------
  Income (loss) applicable to common
   stockholders......................... $   167,717  $  (423,006) $    55,956
                                         ===========  ===========  ===========
  Pro forma earnings per common share:
    Basic earnings (loss) per common
     share.............................. $      0.04  $     (0.10) $      0.01
                                         ===========  ===========  ===========
    Diluted earnings (loss) per common
     share.............................. $      0.04  $     (0.10) $      0.01
                                         ===========  ===========  ===========


                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                COMMON STOCK   RETAINED   CUMULATIVE
                              ---------------- EARNINGS   TRANSLATION
                               SHARES   AMOUNT (DEFICIT)  ADJUSTMENT    TOTAL
                              --------- ------ ---------  ----------- ---------
Balance at January 1, 1995..  4,275,000 $1,000 $ 142,104   $    --     $143,104
 Net income.................        --     --    221,437        --      221,437
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1995.......................  4,275,000  1,000   363,541        --      364,541
 Net loss...................        --     --   (423,006)       --     (423,006)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1996.......................  4,275,000  1,000   (59,465)       --      (58,465)
 Net loss...................        --     --   (496,693)       --     (496,693)
 Preferred stock dividends
  and accretion.............        --     --    (80,351)       --      (80,351)
 Translation adjustment.....        --     --        --     (86,905)    (86,905)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1997.......................  4,275,000 $1,000 $(636,509)  $(86,905)  $(722,414)
                              ========= ====== =========   ========   =========



                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                              1995        1996         1997
                                            ---------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................  $ 221,437  $  (423,006) $ (496,693)
 Adjustments to reconcile net income
  (loss) to net cash (used in) provided by
  operating activities:
   Depreciation and amortization..........     58,963      136,796     428,777
   Bad debt expense.......................        --        24,500     235,395
   Deferred income taxes..................     42,079      (15,948)    257,868
   Minority interest......................        --      (241,439)    451,431
   Accrued interest capitalized...........        --        38,370     132,674
   Other..................................        --         4,773         --
   Changes in operating assets and
    liabilities:
     Accounts receivable..................   (718,936)    (637,497) (2,063,572)
     Prepaid expenses and other assets....    (23,566)    (386,286)     61,166
     Deposits and other noncurrent
      assets..............................    (17,410)    (489,258)    (34,639)
     Accounts payable and accrued
      expenses............................    268,475      691,485     937,482
     Accrued payroll and related costs....     60,716       74,760     234,628
     Deferred revenue.....................        --       150,434      69,110
     Income taxes payable.................        --           --       76,835
                                            ---------  -----------  ----------
       Net cash (used in) provided by
        operating activities..............   (108,242)  (1,072,316)    290,462
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equipment and improvements..   (263,884)    (954,602) (1,497,783)
                                            ---------  -----------  ----------
       Net cash used in investing
        activities........................   (263,884)    (954,602) (1,497,783)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings (payments) under revolving
  line of credit agreement................    512,400      503,390    (521,355)
 Proceeds from bank loan..................        --           --      806,952
 Principal payments of bank loan..........        --           --     (250,000)
 Minority investment in affiliate.........        --       637,000     391,098
 Proceeds from notes payable..............        --     1,107,093     869,630
 Payment of loan payable to officer.......        --           --      (73,224)
 Preferred stock issuance costs...........        --           --      (43,013)
                                            ---------  -----------  ----------
       Net cash provided by financing
        activities........................    512,400    2,247,483   1,180,088
                                            ---------  -----------  ----------
Effect of exchange rate changes on cash...        --           --      (24,585)
Increase (decrease) in cash...............    140,274      220,565     (51,818)
Cash, beginning of year...................     82,666      222,940     443,505
                                            ---------  -----------  ----------
Cash, end of year.........................  $ 222,940  $   443,505  $  391,687
                                            =========  ===========  ==========
CASH PAID FOR:
 Interest expense.........................  $  52,405  $   104,482  $  193,202
 Income taxes.............................      1,498        3,581     271,130
NON-CASH FINANCING ACTIVITIES:
 Preferred stock exchanged for notes
  payable.................................                          $2,186,137
 Preferred stock issued for purchase of
  minority interest.......................                           8,000,000

                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

  Command Systems, Inc. (the "Company") provides information technology solutions and services to financial services organizations.

  Through December 31, 1997, the Company held a 51% interest in Command International Software Pvt. ("CIS"), an Indian unlimited liability company, with the remaining 49% interest held by Phoenix Home Life Mutual Insurance Co. ("PHL"). On December 31, 1997, the Company purchased PHL's holdings (see Note
5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Concentration of Credit Risk

  The Company markets its services primarily to the financial services industry. The Company performs periodic credit evaluations of a customer's financial condition and generally does not require collateral. Credit losses have been within management's expectations.

 Revenue Recognition

  The Company recognizes revenue on time-and-materials contracts as the services are performed. Revenue on fixed-price contracts are recognized using the percentage of completion method. Under this method, applicable fees and profits on such contracts are recorded concurrently with costs incurred thereon. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. If estimates indicate a probable ultimate loss on a fixed-price contract, provision is made at that date for the entire estimated loss.

  Revenue from product sales, primarily equipment and commercially available software, are recognized upon shipment.

  Billings in excess of revenue earned are classified as deferred revenue.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Equipment and Improvements

  Equipment and improvements are stated at cost. Depreciation on equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

 Income Taxes

  The Company had previously elected to be taxed as an S Corporation in accordance with the provisions of the Internal Revenue Code. As an S Corporation, the taxable income of the Company is reportable on the individual stockholder's federal tax return. In conjunction with the formation of the Company as a Delaware holding corporation (see Note 6) and the issuance of its Series A convertible preferred stock, the S Corporation election was terminated and the Company became subject to U.S. federal income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences of future years differences between tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized (see Note 4).

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Impairment of Long-Lived Assets

  Long-lived assets, including goodwill, are reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At December 31, 1997, no such impairment existed. The Company measures the potential impairment of long-lived assets, including goodwill, by the undiscounted value of expected operating cash flow in relation to the assets to which it applies.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to the short maturity of these items. The carrying value of the notes payable approximate fair value based on the Company's borrowing rate for similar financing arrangements. Amounts due under the line of credit approximate fair value because the interest rates vary with market interest rates.

 Stock-Based Compensation

  Effective in fiscal 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for awards granted under its Shadow Stock Incentive Plan and the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan under APB No. 25.

 Foreign Currency Translation

  The financial statements of the Company's foreign subsidiaries which have a functional currency other than the U.S. dollar reflect the translation of assets and liabilities into United States dollars at current exchange rates with income and expense accounts being translated at average rates of exchange prevailing during the period. The related adjustments are recognized as a separate component of the stockholder's equity. Foreign currency transaction gains and losses, which are not material, are recognized in net income (loss) when incurred.

 Earnings Per Share

  In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  Pro forma earnings per common share reflect adjustments in the U.S. federal income tax provision assuming C corporation status and the realization of net operating losses for all periods presented.

3. DEBT

  The Company maintains a line of credit with a current availability of $2,500,000 or 75% ($1,000,000 prior to May 26, 1997) of the Company's accounts receivable less than 90 days past due. Interest is charged at the bank's prime rate of interest plus 0.5% (10%, 8.75% and 9% in 1995, 1996 and 1997, respectively).

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The line of credit is guaranteed by the Company's President, and is collateralized by all personal property of the Company. The agreement also contains several restrictive covenants which require, among other things, the Company to maintain defined financial ratios and prohibits the declaration and payment of dividends, other than payment of dividends to the holder of its Series A and Series B convertible preferred stock, provided that no event of default exists. The agreement expires August 15, 1998.

  On July 1, 1996, the Company and its wholly-owned subsidiary Command International Holdings ("CIH") entered into a note purchase agreement (the "Agreement") with Phoenix Home Life Mutual Insurance ("PHL") under which the Company could issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Subordinated Secured Series Notes (the "C Notes"), accrued and capitalized interest on such notes and its Zero Coupon Receivables-Based Subordinated Secured Series Notes (the "Z Notes"). Also, under this Agreement, CIH was authorized to issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Guaranteed Senior Secured Series Notes (the "M Notes") and accrued capitalized interest on such notes. The payment obligations of the Company in respect to the C Notes and the Z Notes rank junior and subordinate in right of payment to the senior indebtedness of the Company under the M Notes.

  At December 31, 1996, outstanding debt (including accrued interest of $38,370) on the C, Z and M Notes amounted to $214,370, $196,000 and $735,093, respectively. Repayment of the debt is due in 2001. The payment obligations of the Company in respect of the C, Z and M Notes are subordinate to the senior indebtedness of the Company under the line of credit.

  On August 26, 1997, the Company entered into an agreement with PHL whereby the Company issued to PHL 100 shares of its Series A convertible preferred stock in exchange for the aggregate outstanding indebtedness of $2,186,137 of the C, Z, and M Notes, including accrued capitalized interest of $171,044.

  CIS entered into a RS. 20,000,000 ($560,000) letter of credit facility on December 31, 1996; no amounts related thereto were outstanding at December 31, 1996 and 1997.

  CIS has a short term credit facility whereby each borrowing under the facility has a term of six months from the date of disbursement and bears interest at varying rates based upon the prime lending rate and the currency borrowed; borrowing may be denominated in Indian rupees or U.S. dollars. At December 31, 1997, rates of interest ranged from 10.65% to 16.00%. There were no outstanding balances under this credit facility at December 31, 1996; $556,952 was outstanding at December 31, 1997.

4. INCOME TAXES

  Comparisons of the provision for income taxes follow:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995    1996      1997
                                                     ------- -------  ---------
   Federal
     Current........................................ $    -- $    --  $ 334,871
     Deferred.......................................      --      --    293,078
                                                     ------- -------  ---------
       Total federal................................      --      --    627,949
   State
     Current........................................   1,498   5,270      5,012
     Deferred.......................................  42,079 (13,326)   (35,210)
                                                     ------- -------  ---------
       Total state..................................  43,577  (8,056)   (30,198)
                                                     ------- -------  ---------
       Total provision.............................. $43,577 $(8,056) $ 597,751
                                                     ======= =======  =========

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  With the issuance of the Series A convertible preferred stock, the Company's ability to be taxed as an S Corporation automatically terminated and the ability to report on the cash basis of accounting ceased. The Company recognized additional taxable income as a result and incurred a liability of approximately $693,000. Under current statutes this liability will be payable over a period of four years.

  The effective tax rate from operations differed from the federal statutory rate for the following reasons:

                                                             YEAR ENDED
                                                             DECEMBER 31
                                                          --------------------
                                                          1995   1996    1997
                                                          -----  -----   -----
   Federal statutory rate................................  34.0%  34.0%   34.0%
   State income taxes, net of federal benefit............  16.4   (1.2)   (5.5)
   No federal income tax benefit (provision) for S
    corporation period income (loss)..................... (34.0)  (9.6)   15.9
   Tax effect of conversion from S corporation to C
    corporation, related primarily to accounting method
    change...............................................    --     --   125.5
   Foreign profits and losses not subject to tax.........    --  (24.4)  (56.7)
   Other.................................................    --     --    (5.0)
                                                          -----  -----   -----
   Effective income tax rate.............................  16.4%  (1.2)% 108.2%
                                                          =====  =====   =====

  The significant components of the Company's deferred tax assets and liabilities are:

                                                             DECEMBER 31
                                                           ----------------
                                                            1996     1997
                                                           ------- --------
   Deferred tax assets
     State net operating loss carryforwards............... $11,000 $ 36,639
     Bad debt reserve.....................................      --  125,272
     Reserves and accruals................................      --  136,714
     Accrued payroll and related costs....................      --   84,341
                                                           ------- --------
                                                            11,000  382,966
                                                           ------- --------
   Deferred tax liabilities
     Cash basis of accounting.............................  78,700       --
     Tax effect of change from S corporation to C
      corporation, primarily related to accounting method
      change..............................................      --  693,031
     Tax over book depreciation...........................   4,300   19,898
                                                           ------- --------
                                                            83,000  712,929
                                                           ------- --------
       Net deferred federal and state liabilities......... $72,000 $329,963
                                                           ======= ========

  The Company has net operating loss ("NOL") carryforwards for state tax purposes of approximately $118,000 and $450,000 as of December 31, 1996 and 1997, respectively. The NOL expires through 2010.

  The financial statements reflect no foreign income tax provision. Under Indian tax laws, CIS is not currently subject to a corporate tax since it earns all of its income from export activities. This exemption is for a period of five consecutive years during an eight year period which began in 1996. CIH is also eligible for certain tax exemptions under the laws of Mauritius. As a result of such exemptions, no deferred tax asset or liability is recognized. During 1996 and 1997 income (loss) of the Company's foreign subsidiaries before minority interest was $(492,732) and $921,287, respectively.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. MINORITY INTEREST

  During 1996, the Company entered into an agreement with PHL to establish a joint venture in India which would provide software services on a subcontracting basis to the Company. Under the terms of the agreement, the Company owned a 51% interest. PHL invested $637,000 and $391,098 in this venture during 1996 and 1997, respectively.

  On December 31, 1997, PHL exchanged its 49% interest for 100 shares of the Company's Series B convertible preferred stock valued at $8,000,000. The Company recorded this as a purchase and recognized the excess of the purchase price $6,845,338 over the fair value of the assets acquired and liabilities assumed as goodwill. The Company will amortize this goodwill over a 15 year period.

  The pro forma results of operations for the years ended December 31, 1996 and 1997 which reflect the elimination of interest expense, minority interest in earnings of this subsidiary and the amortization of goodwill are as follows, and assume the transaction had occurred at the beginning of the periods presented:

                                                         1996         1997
                                                      -----------  -----------
  Revenue............................................ $17,069,417  $25,057,039
  Net (loss).........................................    (740,164)    (449,295)
  Income (loss) per share applicable to common
   stockholders--diluted.............................       (0.14)       (0.08)

  At December 31, 1996 and 1997, included in prepaid expenses and other assets are receivables from PHL approximating $365,000 and $4,000, respectively; included in accounts payable and accrued expenses are payables to PHL approximating $481,000 and $248,000, respectively.

6. STOCKHOLDERS' EQUITY

  On July 1, 1997 Command Systems, Inc., a Delaware corporation ("CSI"), was established and exchanged 4,275,000 shares of its common stock for the 100 shares of issued and outstanding common stock of the Company held by its sole stockholder and became the ultimate holding company for the Command group of companies. CSI was authorized to issue 10,650,000 shares of $.01 par value common stock and 1,000 shares of $.01 par value preferred stock. This contribution was accounted for at historical cost in a manner similar to a pooling of interests. The number of common shares authorized, issued and outstanding have been restated for all periods to reflect this recapitalization. Effective December 31, 1997 the Company was authorized to issue up to 25,000,000 shares of its common stock and 5,000,000 shares of preferred stock. The consolidated financial statements have been adjusted to reflect this change. On February 5, 1998, the Company effectuated a 1-for-2 reverse stock split. All share and per share data have been restated retroactively.

  On August 26, 1997, CSI issued 100 shares of its Series A convertible preferred stock. The Series A convertible preferred stock has a liquidation preference of $2,186,137 plus accrued and unpaid dividends. Such dividends amounted to $75,474 at December 31, 1997. The Series A convertible preferred stock entitles the holder to one vote per convertible common share, including the right to elect one director as a class, and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis (which rate will increase to 15% if certain thresholds are not met). These shares are convertible at any time into 522,500 shares of CSI common stock and are redeemable by PHL after July 31, 1999. These shares automatically convert following a qualified public offering.

  On December 31, 1997, the Company issued 100 shares of Series B convertible preferred stock. The Series B convertible preferred stock has a liquidation preference of $8,000,000 and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis. The holders are also entitled to one vote per convertible common share and the right to elect one director as a class. These shares are redeemable after July 31, 1999 and

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

are convertible at any time into 659,250 shares of the Company's common stock. The Series B convertible preferred stock automatically converts following a qualified public offering.

  The Company has filed a registration statement for the initial public offering of 2,200,000 shares of its common stock. Assuming the successful completion of the offering and the conversion of the Series A and B convertible preferred stock, the Company would have stockholders' equity at December 31, 1997 as follows:

                                                          ACTUAL     PRO FORMA
                                                         ---------  -----------
   Common stock......................................... $   1,000  $    34,817
   Additional paid-in capital...........................        --   33,711,319
   Accumulated deficit..................................  (636,509)    (680,042)
   Cumulative translation adjustment....................   (86,905)     (86,905)
                                                         ---------  -----------
                                                         $(722,414) $32,979,189
                                                         =========  ===========

  The Company had maintained a Shadow Stock Incentive Plan (the "Shadow Plan") for certain key employees, whereby awards, expressed in units, were earned only upon the occurrence of certain events including continued employment for five years after the grant date. The Shadow Plan provided for any earned benefits to be paid either in cash or in the form of common stock of the Company. At December 31, 1995 and 1996 there were 53,750 and 61,500 units outstanding, respectively. The Company accounted for this Shadow Plan as a stock appreciation right and, therefore, accrued amounts based on a formula value defined in the Shadow Plan which reflected the benefits to be earned. There was no compensation expense recognized under the Shadow Plan for the years ended December 31, 1995, 1996 and 1997, respectively. In March 1997 the Company issued options to purchase 61,500 shares of its common stock exercisable at a price of $4.00 per share (the fair market value as determined by the Board of Directors of such stock at the date of grant) to certain persons who, upon such issuance, relinquished their rights under the Company's Shadow Plan.

  In August 1997, the Company created the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan (the "Option Plan"). The Company reserved 427,500 shares of its common stock for issuance under the Option Plan. In December 1997, the Company granted options to purchase 89,050 shares of its common stock at a price of $9.00 per share to certain employees and directors. Options granted under the plan generally have a five year term. Options generally vest in increments of 20% on the anniversary of the date of grant.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6%, volatility factor of the expected market price of the Company's common stock of 40.4% and a weighted-average expected life for the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss would have been approximately $660,000 and pro forma loss per common share basic and diluted would have been $0.15 for 1997.

  In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted in 1997. These pro forma effects may not be representative of the effects of SFAS No. 123 on future years because of the fact that options vest over several years and new grants generally are made each year.

  Changes in outstanding options were as follows:

                                                                WEIGHTED AVERAGE
                                                        OPTIONS  EXERCISE PRICE
                                                        ------- ----------------
   Outstanding December 31, 1996.......................      --         --
     Options granted:
      March 1997.......................................  61,500      $4.00
      December 1997....................................  89,050      $9.00
     Options exercised.................................      --         --
     Options cancelled.................................      --         --
                                                        -------      -----
   Outstanding December 31, 1997....................... 150,550      $6.96
                                                        =======      =====

  As of December 31, 1997, there were options exercisable for 45,550 shares. Outstanding options at December 31, 1997 had exercise prices ranging from $4.00 to $9.00.

  A former employee has pledged 7,500 common stock purchase options as collateral for a bank loan. The Company has granted the bank a put option whereby upon default of the loan, the bank could require the Company to repurchase the options for the outstanding balance of the loan.

7. LEASES

  The Company leases office space from unrelated third parties. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was $132,839, $251,597 and $543,700, respectively.

  The Company is required to maintain security deposits for office space rented in Bangalore, India. Such deposits amounted to $421,862 and $413,807 at December 31, 1996 and 1997, respectively.

  Future minimum lease payments under non-cancelable operating leases at December 31, 1997 are as follows:

               1998....................  $  515,216
               1999....................     529,395
               2000....................     557,315
               2001....................     324,998
               2002....................     349,373
                                         ----------
                                         $2,276,297
                                         ==========

8. BENEFIT PLANS

  The Company has established a 401(k) Retirement Savings Plan (the "401(k) Plan"). All employees of the Company's domestic operations are eligible to participate in the 401(k) Plan after completing six months of service and attaining age twenty and one-half. Employees are allowed to contribute between 1% and 15% of their annual compensation up to the maximum contribution allowable each year under IRS regulations. The Company contributed $27,000 to the 401(k) Plan during 1997. No such contributions were made in 1995 or 1996.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS

  The Company had a noninterest bearing loan payable to its President. The outstanding balance at December 31, 1996 was $73,224. The loan was payable on demand and was subordinated to the debt described in Note 3. The loan was repaid in October 1997.

  The Company provided IT services to PHL representing revenues of approximately $2,800,000, $1,300,000 and $2,600,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

10. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                 1995       1996        1997
                                              ---------- ----------  ----------
      Numerator:
       Net income (loss)....................  $  221,437 $ (423,006) $ (496,693)
       Preferred stock dividends............         --         --      (80,351)
                                              ---------- ----------  ----------
       Numerator for basic and diluted earn-
        ings per share-income available to
        common stockholders.................   $ 221,437 $ (423,006) $ (577,044)
      Denominator:
       Weighted-average shares outstanding
        for basic and diluted earnings per
        share...............................   4,275,000  4,275,000   4,275,000
                                              ---------- ----------  ----------
      Basic and diluted earnings (loss) per
       share................................  $     0.05 $    (0.10) $    (0.13)
                                              ========== ==========  ==========

  Options to purchase 150,550 shares of the Company's common stock and 1,181,750 shares of the Company's common stock issuable upon the conversion of the Series A and B convertible preferred stock were not included in the computation of diluted earnings per share because the effect of their inclusion would be antidilutive. For additional disclosures regarding the outstanding Series A and B convertible preferred stock and the employee stock options see Note 6.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  For purposes of computing pro forma basic and diluted earnings, the Company has assumed that it was taxed as a C corporation for U.S. federal income tax purposes at statutory tax rates.

11. GEOGRAPHIC DATA AND MAJOR CUSTOMERS

  The Company is engaged in one segment of business, providing information technology services to large organizations. The Company operates in two geographic areas. Prior to 1996, the Company only operated in the United States.

      1996                           United States   India     Elimination  Consolidated
    -------------------------------------------------------------------

      Revenue                         $17,069,417  $      --           --   $17,069,417
      Income (loss) from operations       (82,194)   (514,749)         --      (596,943)
      Identifiable assets               3,434,094   1,382,171          --     4,816,265
      1997
    -------------------------------------------------------------------

      Revenue                         $25,057,039  $2,870,150  $(2,870,150) $25,057,039
      Income (loss) from operations       (99,974)    929,209          --       829,235
      Identifiable assets              12,173,801   2,251,286          --    14,425,087

  For the years ended December 31, 1995 and 1996, two customers accounted for approximately 12% and 23%, and 14% and 13%, respectively, of revenue. For the year ended December 31, 1997, three customers accounted for approximately 13%, 13% and 10%, respectively, of revenue.

12. RISKS AND UNCERTAINTIES OF DOING BUSINESS

  Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, the Company's failure to complete a project in the contractually prescribed time period, particularly a Year 2000 solutions services contract, may result in a claim for substantial damages against the Company. Although the Company attempts to limit contractually its liability for damages arising from errors, mistakes or omissions in rendering its IT services, there can be no assurance that the limitations of liability set forth in its services contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

                           COMMAND SYSTEMS, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                (UNAUDITED)

                                                                    JUNE 30,
                                                                      1998
                                                                   -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................................... $20,716,654
  Accounts receivable, net of allowance for doubtful accounts of
   $78,391........................................................   5,252,026
  Prepaid expenses and other current assets.......................     602,012
  Deferred income taxes...........................................      84,738
                                                                   -----------
    Total current assets..........................................  26,655,430
  Furniture & equipment...........................................   2,624,721
  Leasehold & improvements........................................     969,820
                                                                   -----------
  Total fixed assets..............................................   3,594,541
  Less accumulated depreciation...................................  (1,138,514)
                                                                   -----------
  Net equipment and improvements..................................   2,456,027
Other assets:
  Goodwill, net of accumulated amortization expense of $228,178...   6,617,160
  Security deposits...............................................     378,629
  Other noncurrent assets.........................................      99,217
                                                                   -----------
    Total assets.................................................. $36,206,463
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit..................................................       $ --
  Bank loan.......................................................         --
  Accounts payable and accrued expenses...........................   2,772,180
  Deferred revenue................................................      89,350
  Accrued payroll and related costs...............................     616,344
  Income taxes payable............................................         --
  Deferred income taxes...........................................         --
                                                                   -----------
    Total liabilities.............................................   3,477,874
  Preferred stock -- Series A.....................................         --
  Preferred stock -- Series B.....................................         --
Stockholders' equity (deficit):
  Common stock, $.01 par value, 25,000,000 authorized, 7,656,750
   issued and outstanding.........................................      34,818
  Additional paid-in-capital......................................  33,425,140
  Retained earnings (deficit).....................................    (417,629)
  Cumulative translation adjustment...............................    (313,740)
                                                                   -----------
    Total stockholders' equity (deficit)..........................  32,728,589
                                                                   -----------
    Total liabilities and stockholders' equity (deficit).......... $36,206,463
                                                                   ===========

    See notes to unaudited condensed consolidated financial statements.

                           COMMAND SYSTEMS, INC.

              CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                (UNAUDITED)

                                                      SIX MONTHS ENDED JUNE
                                                               30,
                                                        1997         1998
                                                     -----------  -----------
Revenue............................................. $10,880,168  $16,630,819
Cost of revenue.....................................   7,832,623   11,059,173
                                                     -----------  -----------
Gross profit........................................   3,047,545    5,571,646
Selling, general and administrative.................   3,205,438    5,522,546
                                                     -----------  -----------
Income (loss) from operations.......................    (157,893)      49,100
Other income (expense):
  Foreign exchange gain.............................         --        90,618
  Interest income...................................      15,506      331,218
  Interest expense..................................    (183,023)     (40,366)
                                                     -----------  -----------
                                                        (167,517)     381,470
                                                     -----------  -----------
Income (loss) before income taxes and minority
 interest...........................................    (325,410)     430,570
Provision (benefit) for income taxes................         830      (48,607)
Minority interest...................................     (23,834)         --
                                                     -----------  -----------
Net income (loss)................................... $  (350,074) $   479,177
                                                     ===========  ===========
Preferred stock dividends and accretion.............         --      (260,303)
                                                     -----------  -----------
Income (loss) applicable to common stockholders..... $  (350,074) $   218,874
                                                     ===========  ===========
Basic earnings (loss) per share..................... $     (0.08) $      0.03
                                                     ===========  ===========
Diluted earnings (loss) per share................... $     (0.08) $      0.03
                                                     ===========  ===========

    See notes to unaudited condensed consolidated financial statements.

                           COMMAND SYSTEMS, INC.

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                (UNAUDITED)


                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                       -----------------------
                                                          1997        1998
                                                       ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................... $ (350,074) $   479,177
  Adjustments to reconcile net income (loss) to net
   cash used in operating activities:
    Depreciation and amortization.....................    146,259      548,005
    Bad debt expense..................................    130,000     (181,502)
    Minority interest.................................     23,834          --
    Accrued interest capitalized......................     39,710          --
    Deferred income taxes.............................        --      (414,701)
    Other.............................................      7,794          --
    Changes in operating assets and liabilities:
      Accounts receivable............................. (1,436,517)    (867,283)
      Prepaid expenses and other current assets.......    205,759     (247,062)
      Security deposits and other non-current assets..    (69,704)      58,958
      Accounts payable and accrued expenses...........    283,152      590,983
      Accrued payroll and related costs...............    102,071        5,411
      Deferred revenue................................    (80,976)    (130,194)
      Income taxes payable............................      2,506      (78,535)
                                                       ----------  -----------
        Net cash used in operating activities.........   (996,186)    (236,743)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and improvements.............   (869,040)    (734,810)
                                                       ----------  -----------
        Net cash used in investing activities.........   (869,040)    (734,810)
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments) borrowings under revolving line of credit
   agreement..........................................    298,645     (857,535)
  (Payments of) proceeds from bank loan...............    250,000     (556,952)
  Minority investment in affiliate....................    400,135          --
  Proceeds from notes payable.........................    975,794          --
  Issuance of common stock............................        --    23,235,483
  Payment of preferred stock dividend.................        --      (297,641)
                                                       ----------  -----------
        Net cash provided by financing activities.....  1,924,574   21,523,355
  Effect of exchange rate changes on cash.............      9,332     (226,835)
  Increase in cash....................................     68,680   20,324,967
  Cash, beginning of period...........................    443,505      391,687
                                                       ----------  -----------
  Cash, end of period................................. $  512,185  $20,716,654
                                                       ==========  ===========
CASH PAID FOR:
  Interest expense.................................... $  183,023  $    42,740
  Income taxes........................................ $      830  $   409,831

    See notes to unaudited condensed consolidated financial statements.

                           COMMAND SYSTEMS, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                (UNAUDITED)

                            COMMON STOCK     ADDITIONAL   RETAINED   CUMULATIVE
                          ----------------- PD IN CAPIT'L EARNINGS   TRANSLATION
                           SHARES   AMOUNT     AMOUNT     (DEFICIT)  ADJUSTMENT     TOTAL
                          --------- ------- ------------- ---------  ----------- -----------
Balance at December 31,
 1997...................  4,275,000 $ 1,000  $       --   $(636,509)  $(86,905)  $  (722,414)
                          --------- -------  -----------  ---------   ---------  -----------
  Net Income............                                    479,177         --       479,177
  Issuance of common
   stock................  2,200,000  22,000   24,530,000        --          --    24,552,000
  Conversion of
   preferred stock......  1,181,750  11,818   10,211,658        --          --    10,223,476
  Cost of issuance of
   common stock.........        --      --    (1,316,518)       --          --    (1,316,518)
  Preferred stock
   dividends and
   accretion............        --      --           --    (260,297)        --      (260,297)
  Translation
   adjustment...........        --      --           --         --     (226,835)    (226,835)
                          --------- -------  -----------  ---------   ---------  -----------
Balance at June 30, 1998
 (unaudited)............  7,656,750 $34,818  $33,425,140  $(417,629)  $(313,740) $32,728,589
                          ========= =======  ===========  =========   =========  ===========

    See notes to unaudited condensed consolidated financial statements.

                          COMMAND SYSTEMS, INC.

      NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              JUNE 30, 1998

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

  The Company computes its income tax provision on a quarterly basis and provides for deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities. A valuation allowance is provided when necessary to reduce the deferred tax assets to the amount expected to be realized.

  For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's registration statement on Form S-1.

NOTE 2. STOCKHOLDERS' EQUITY

  The Company made its initial public offering on March 12, 1998, pursuant to an effective registration statement covering 2,400,000 shares of $.01 par value common stock plus an additional 360,000 shares for an overallotment option granted to the underwriters. Shortly before the effective date, the size of the offering was increased by 300,000 shares plus an additional 45,000 shares to increase the overallotment option. The additional 345,000 shares were sold by the Company (100,000 shares) and selling stockholders (245,000 shares) at the public offering price of $12.00 per share. While the increase in size of the offering was reflected in the final prospectus, a registration statement pursuant to Rule 462(b) of the Securities Act of 1933 covering the additional 345,000 shares was not filed with the Commission. The Company intends to file a registration statement covering these shares.

  As provided in the Securities Act of 1933, as amended (the "Act"), certain persons purchasing securities sold in violation of its registration provisions may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities. The maximum rescission liability with respect to the 100,000 unregistered shares sold by the Company would be $1,200,000 (100,000 shares at $12 per share) plus interest. The Company has not recognized a liability based on the rescission of the 100,000 unregistered shares it sold because, as noted above, the right to rescind rests only with a purchaser in the initial public offering who still holds such shares. Given the large trading volume in the Company's common stock subsequent to the offering (indicating substantial turnover in share ownership) and the inability to identify which securities were unregistered, the Company is of the belief that it is not probable that it will be required to effect an actual rescission, as opposed to paying rescissionary damages. As indicated previously, shareholders who purchased unregistered shares in the offering may recover damages if they sold such securities at a loss. Based upon the preliminary status of the lawsuit described therein, the range of such damages, if any, cannot reasonably be estimated. The Company and the selling stockholders in the initial public offering have entered into an agreement with the Company's former securities counsel which served as the Company's counsel in the initial public offering which would hold the Company and the selling stockholders harmless for damages which might result from any claims as a consequence of the aforementioned circumstances. In view of such hold harmless agreement, and in light of assurances the Company has received concerning the professional indemnity insurance maintained by such counsel, the Company does not believe that any claims relating to the foregoing will have a material adverse

                          COMMAND SYSTEMS, INC.

                              JUNE 30, 1998

effect on its financial condition. In addition, plaintiffs in the purported consolidated class action seek rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. See Note 3--Legal Proceedings.

  The Company sold 2,200,000 of the aforementioned shares, 2,100,000 of which were registered, and received net proceeds of $24,552,000 after underwriters' discounts and before other offering expenses in the amount of $1,317,000.

  Simultaneously with the initial public offering, all the holders of Series A and B convertible preferred stock exchanged their 200 shares for 1,181,750 shares of common stock. Dividends accrued during the period and previously unamortized offering expenses have been recognized as a reduction to net income. The Company has paid dividends of $298,000 from the proceeds.

  On February 5, 1998 the Company effected a 1-for-2 reverse stock split. All shares and per share data have been retroactively restated.

NOTE 3. LEGAL PROCEEDINGS

  On or about May 6, 1998, a complaint was filed in the United States District Court for the Southern District of New York by named plaintiffs Don M. Doney Jr. and Madelyn J. McCabe against the Company, certain of the Company's officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the Company's initial public offering (Cowen & Company and Volpe Brown Whelan & Company, LLC) (the "Doney Litigation"). On or about June 22, 1998, an amended complaint relating to the Doney Litigation was filed in the United States District Court for the Southern District of New York. On or about May 8, 1998, a second complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Chaile B. Steinberg against the same defendants. On or about June 26, 1998, a third complaint was filed in the United States District Court for the Southern District of New York by named plaintiff Michael Makinen against the same defendants (the "Makinen Litigation"). Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These actions were consolidated by order of the United States District Court for the Southern District of New York, and a consolidated complaint styled In Re Command Systems, Inc. Securities Litigation was filed on September 30, 1998. The consolidated complaint alleges that defendants violated the Act and claims the sale of unregistered shares breached the disclosure and filing requirements of the Act. The plaintiffs seek rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. Based upon the status of the consolidated complaint the Company cannot currently estimate a range of loss.

NOTE 4. EARNINGS PER SHARE

  In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

                          COMMAND SYSTEMS, INC.

                              JUNE 30, 1998

  The following table sets forth the computation of basic and diluted earnings per share:

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
Numerator for basic and diluted:
  Net income (loss)..................................... $ (350,074) $  479,177
  Preferred stock dividends and accretion...............        --     (260,303)
                                                         ----------  ----------
    Numerator for basic and diluted earnings per share
     income (loss) applicable to common stockholders.... $ (350,074) $  218,874
                                                         ==========  ==========
Denominator:
  Denominator for basic earnings per share weighted
   average shares.......................................  4,275,000   6,266,851
Effect of dilutive securities:
  Employee stock options................................        --       40,741
                                                         ----------  ----------
    Denominator for diluted earnings per share weighted
     average shares.....................................  4,275,000   6,307,592
                                                         ==========  ==========

NOTE 5. COMPREHENSIVE INCOME

  During 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that indicates disclosure of certain financial information that historically has not been recognized in the calculation of net income.

  The following table represents the components of comprehensive income for the three and six months ended June 30:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ------------------
                                                                1997      1998
(IN THOUSANDS)                                                --------  --------
Net income (loss)............................................    $(350) $    479
Other comprehensive income:
  Foreign currency translation adjustments...................        9      (227)
                                                              --------  --------
Other comprehensive income...................................    $(341) $    252
                                                              ========  ========

  Accumulated other comprehensive income equals the amount included in retained earnings for cumulative translation adjustments which is the only component of other comprehensive income included in the Company's financial statements.

                           PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)

  On December 31, 1997 the Company issued 100 shares of its Series B Convertible Preferred Stock valued at $8,000,000 to PHL in exchange for PHL's 49% interest in the Offshore Technology Resource Center. This transaction has been treated as a purchase and the excess of cost over the fair value of the assets acquired and liabilities assumed has been recognized as goodwill.

  The pro forma statement of operations for the year ended December 31, 1997 reflects the effects of this transaction as if it had occurred at the beginning of the year. In addition, this statement reflects adjustments to the Company's U.S. federal income tax provision to recognize what the Company's earnings would have been had the Company historically been taxed as a C corporation.

  The pro forma statement of operations also takes into effect the use of net proceeds of the Company's initial public offering and the conversion of the Series A and B Convertible Preferred Stock.

  The pro forma results of operations are not necessarily indicative of results to be expected in the future.

                             COMMAND SYSTEMS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                       ACTUAL     ADJUSTMENT    PRO FORMA
                                     -----------  ----------   -----------
Revenue............................. $25,057,039               $25,057,039
Cost of revenue.....................  16,972,812                16,972,812
                                     -----------               -----------
  Gross profit......................   8,084,227                 8,084,227
Selling, general and administrative
 expenses...........................   7,254,992   $456,356(a)   7,711,348
                                     -----------               -----------
  Income from operations............     829,235                   372,879
Other income (expense)..............    (276,746)   132,674(b)     (43,432)
                                                    100,640(d)
                                     -----------               -----------
Income before income taxes and
 minority interest..................     552,489                   329,447
Income tax (provision) benefit......    (597,751)   693,000(g)      95,249
                                     -----------               -----------
                                         (45,262)                  424,696
Minority interest...................    (451,431)   451,431(c)         --
                                     -----------               -----------
Net income (loss)...................    (496,693)                  424,696
Preferred stock dividends and
 accretion..........................     (80,351)    80,351(f)         --
                                     -----------               -----------
Income (loss) applicable to common
 stockholders....................... $  (577,044)              $   424,696
                                     ===========               ===========
Earnings per common share:
  Basic earnings (loss) per share... $     (0.13)              $      0.06 (e)
                                     ===========               ===========
  Diluted earnings (loss) per
   share............................ $     (0.13)              $      0.06 (e)
                                     ===========               ===========

Notes to Statement:
(a) To reflect the amortization of goodwill over an estimated useful life of 15 years.
(b) To reflect the elimination of interest expense related to the C, Z, and M notes used to finance the operations of the Offshore Technology Resource Center.
(c) To eliminate the 49% minority interest previously held by PHL.
(d) To eliminate interest on the Company's domestic line of credit assumed to be refinanced by the proceeds of the Company's public offering of 2,200,000 shares of common stock.

(e) Earnings per share is computed using weighted average shares outstanding of 7,656,750, which assumes the conversion of the Series A and B Convertible Preferred Stock and the issuance of 2,200,000 shares of common stock in connection with the assumed initial public offering.
(f) To eliminate the preferred stock dividends and accretion.
(g) To eliminate the U.S. Federal income tax provision associated with the Company's conversion from S Corporation to C Corporation status to assume that the Company had historically been treated as a C Corporation for tax purposes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Price Range of Common Stock..............................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  45
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  54
Description of Capital Stock.............................................  55
Shares Eligible For Future Sale..........................................  56
Plan of Distribution.....................................................  59
Legal Matters............................................................  60
Experts..................................................................  60
Additional Information...................................................  61
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
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                             3,105,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------

                             NOVEMBER  , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered.

   SEC Registration Fee.......................................... $   10,991.70
   NASD Filing Fee...............................................      3,812.00
   Nasdaq Listing Fees...........................................     69,375.00
   Legal Fees and Expenses.......................................    596,122.00
   Blue Sky Fees and Expenses....................................      5,000.00
   Accounting Fees and Expenses..................................    310,175.00
   Printing and Engraving........................................    135,599.00
   Transfer Agent and Registrar Fees and Expenses................     30,813.00
   Miscellaneous.................................................    155,112.30
                                                                  -------------
     Total....................................................... $1,317,000.00
                                                                  =============

  All of the above expenses will be paid by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  NINTH: 1. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors, officers and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the By-Laws of the Corporation may provide that the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and other agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

  2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article NINTH.

  4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer. The indemnification and rights to advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article NINTH, shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

  Article TENTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  TENTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Article VIII of the Registrant's By-Laws provides as follows:

  Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

  Section 3. Right of Indemnitees to Bring Suit. If a claim under Section 1 or 2 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

  Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

  Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

OTHER INDEMNIFICATION PROVISIONS

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonably cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

  The Company and the selling stockholders in the Company's Initial Public Offering (as defined in Item 15 below) have entered into an agreement (the "Indemnification Agreement") with the Company's former securities counsel which served as the Company's counsel in the Initial Public Offering, which would hold the Company (including its officers, directors and employees) harmless for damages which might result from any claims as a consequence of the circumstances described under the caption "Risk Factors--Sale of Unregistered Shares; Violation of the Act." The Indemnification Agreement is filed as Exhibit 10.16.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of the Registration Statements, the Corporation has sold the following securities that were not registered under the Securities Act:

  In August 1997, the Company issued 100 shares of Series A Convertible Preferred Stock (522,500 shares of Common Stock on an as-converted to Common Stock basis) to Phoenix in exchange for notes, including the right to receive prior interest accrued thereon, evidencing indebtedness of approximately $2.2 million.

  In December 1997, the Company issued 100 shares of Series B Convertible Preferred Stock (659,250 shares of Common Stock on an as-converted to Common Stock basis) to PHL Global Holding, Co., a wholly-owned subsidiary of Phoenix in exchange for the 49% minority interest in Command International Software Pvt., an Indian unlimited liability company of which the Company owned 51% of the outstanding equity.

  Since the Company's inception through December 31, 1997, the Company has issued options for an aggregate of 218,050 shares of Common Stock to employees and consultants of the Company in exchange for services. No shares of Common Stock have been issued upon exercise of such options.

  The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

  The Company conducted its underwritten initial public offering (the "Initial Public Offering") pursuant to an effective registration statement covering 2,400,000 shares of Common Stock plus an additional 360,000 shares of Common Stock subject to the underwriters' overallotment option (collectively, the "Registered Shares"). Shortly before the effective date, the size of the offering was increased by 300,000 shares, plus an additional 45,000 shares to increase the overallotment option (collectively, the "Additional Shares," and together with the Registered Shares, the "Shares"). The increase in size of the offering was reflected in a final prospectus. However, a registration statement pursuant to Rule 462(b) of the Securities Act covering the Additional Shares was not filed with the Securities and Exchange Commission. As a result, the Shares were sold pursuant to a registration statement which registered the sale of the Registered Shares but not the sale of the Additional Shares. As provided in the Securities Act, certain persons purchasing securities sold in violation of the registration provisions of the Securities Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities.

  The Company received net proceeds of $23,235,000 from the sale of an aggregate of 2,200,000 Shares in the Initial Public Offering, after deducting underwriters' discounts and commissions of $1,848,000 and other offering expenses of $1,317,000. The Selling Stockholders received net proceeds of $10,099,800 from the sale of an aggregate of 905,000 Shares in the Initial Public Offering, after deducting underwriters' discounts and commissions of $760,200. The Company did not receive any proceeds from the sale of Shares by the Selling Stockholders.

  The Initial Public Offering was co-managed by Cowen & Company and Volpe Brown Whelan & Company, LLC.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

   EXHIBIT
   NUMBER  DESCRIPTION
   ------- -----------
    *1.1   Form of Underwriting Agreement.
    *3.1   Amended and Restated Certificate of Incorporation of the Registrant.
    *3.2   Certificate of Amendment to Registrant's Amended and Restated
           Certificate of Incorporation filed on February 5, 1998.
    *3.3   By-Laws of the Registrant.
    *4.1   Specimen Certificate for shares of the Company's Common Stock.
    *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of certain securities being registered.
     5.2   Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of certain securities being registered.
   *10.1   1997 Employee, Director and Consultant Stock Plan.
   *10.2   Registration Rights Agreement dated August 26, 1997 between
           Registrant and Phoenix Home Life Mutual Insurance Company.
   *10.3   Registration Rights Agreement dated December 31, 1997 between
           Registrant and PHL Global Holding Co.
   *10.4   Co-Sale Agreement dated August 26, 1997 between Registrant, Edward
           G. Caputo and Phoenix Home Life Mutual Insurance Company.

   EXHIBIT
    NUMBER  DESCRIPTION
   -------  -----------
     *10.5  Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between Registrant, Edward G. Caputo and Phoenix Home Life Mutual
            Insurance Co.
     *10.6  Co-Sale Agreement dated December 31, 1997 between Registrant,
            Edward G. Caputo and PHL Global Holding Co.
     *10.7  Employment Contract dated January 1, 1998 between Registrant and
            Edward G. Caputo.
     *10.8  Loan and Security Agreement dated November 30, 1993 between
            Registrant and People's Bank.
     *10.9  Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
     *10.10 Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
     *10.11 Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
     *10.12 Assumption Agreement dated December 1997 by and between Registrant and People's Bank.
     *10.13 Loan Agreement by and between Command International Software Pvt.
            and Deutsche Bank.
     *10.14 Employment Agreement dated January 1, 1998 between Registrant and
            Stephen L. Willcox.
     *10.15 Form of Lock-Up Letter.
    **10.16 Indemnification Agreement, by and among Mintz, Levin, Cohn, Ferris,
            Glovsky and Popeo, P.C. and Registrant, Phoenix Home Life Mutual
            Insurance Company, PHL Global Holding Co. and Edward G. Caputo.
      10.17 Employment Agreement dated as of December 1, 1997 by and between
            Registrant and Glenn M. King.
      10.18 Loan and Security Agreement dated October 29, 1998 by and between
            Registrant and People's Bank.
     *21.1  Subsidiaries of the Company.
      23.1  Consent of Ernst & Young LLP, independent auditors.
     *23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5.1).
      23.3  Consent of Fulbright & Jaworski L.L.P. (see Exhibit 5.2)
      24.1  Power of Attorney (see page II-10).
     *27.1  Financial Data Schedule.

--------

 * Incorporated by reference from Registration Statement on Form S-1, Registration No. 333-43877


** Incorporated by reference from the Registrant's Form 10-Q/A for the three months ended March 31, 1998

  (b) Financial Statement Schedules

  Report of Independent Auditors.

  Schedule II--Valuation and Qualifying Accounts.

  All financial statement schedules other than as provided are omitted because the information is not required, or is otherwise included in the Consolidated Financial Statements or the Notes thereto.

                      REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Command Systems, Inc.

  We have audited the consolidated financial statements of Command Systems, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 9, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Hartford, Connecticut

February 9, 1998

              SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             COMMAND SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

        COLUMN A           COLUMN B        COLUMN C        COLUMN D    COLUMN E
        --------          ---------- -------------------- ----------  ----------
                                          ADDITIONS
                                     --------------------
                                                 CHARGED
                          BALANCE AT CHARGED TO TO OTHER              BALANCE AT
                          BEGINNING  COSTS AND  ACCOUNTS-               END OF
       DESCRIPTION        OF PERIOD   EXPENSES  DESCRIBE  DEDUCTIONS    PERIOD
       -----------        ---------- ---------- --------- ----------  ----------
Year ended December 31,
 1997....................
Deducted from asset ac-
 counts:
  Allowance for doubtful
   accounts receivable...  $24,500    $357,582    $--     $(122,189)   $259,893
Year ended December 31,
 1996....................
Deducted from asset ac-
 counts:
  Allowance for doubtful
   accounts receivable...  $   --     $ 24,500    $--     $     --     $ 24,500
Year ended December 31,
 1995....................
Deducted from asset ac-
 counts:
  Allowance of doubtful
   accounts receivable...  $   --     $    --     $--     $     --     $    --

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14-- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HARTFORD, STATE OF CONNECTICUT, ON NOVEMBER 4, 1998.

                                          Command Systems, Inc.

                                                 /s/ Edward G. Caputo
                                          By: _________________________________
                                                     EDWARD G. CAPUTO
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                     POWER OF ATTORNEY AND SIGNATURES

  We the undersigned officers and directors of Command Systems, Inc., hereby severally constitute and appoint Edward G. Caputo and Stephen L. Willcox, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and Post-Effective Amendment to Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

     /s/ Edward G. Caputo              President, Chief          November 4,
-------------------------------------   Executive Officer and     1998
          EDWARD G. CAPUTO              Chairman of the Board
                                        (Principal executive
                                        officer)

                                       Executive Vice
    /s/ Stephen L. Willcox              President, Chief         November 4,
-------------------------------------   Operating Officer,        1998
         STEPHEN L. WILLCOX             Secretary and
                                        Director (Principal
                                        financial officer)

     /s/ Robert B. Dixon               Vice President of         November 4,
-------------------------------------   Finance and Treasurer     1998
           ROBERT B. DIXON              (Principal accounting
                                        officer)

                                       Director
    /s/ John J.C. Herndon                                        November 4,
-------------------------------------                             1998
          JOHN J.C. HERNDON

                                       Director
      /s/ James M. Oates                                         November 4,
-------------------------------------                             1998
           JAMES M. OATES

                                       Director
    /s/ Joseph D. Sargent                                        November 4,
-------------------------------------                             1998
          JOSEPH D. SARGENT

                               EXHIBIT INDEX

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
    *1.1  Form of Underwriting Agreement.
    *3.1  Amended and Restated Certificate of Incorporation of the Registrant.
    *3.2  Certificate of Amendment to Registrant's Amended and Restated
           Certificate of Incorporation filed on February 5, 1998.
    *3.3  By-Laws of the Registrant.
    *4.1  Specimen Certificate for shares of the Company's Common Stock.
    *5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of certain securities being registered.
     5.2  Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of certain securities being registered.
   *10.1  1997 Employee, Director and Consultant Stock Plan.
   *10.2  Registration Rights Agreement dated August 26, 1997 between
           Registrant and Phoenix Home Life Mutual Insurance Company.
   *10.3  Registration Rights Agreement dated December 31, 1997 between
           Registrant and PHL Global Holding Co.
   *10.4  Co-Sale Agreement dated August 26, 1997 between Registrant, Edward G.
           Caputo and Phoenix Home Life Mutual Insurance Company.
   *10.5  Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between
           Registrant, Edward G. Caputo and Phoenix Home Life Mutual Insurance
           Co.
   *10.6  Co-Sale Agreement dated December 31, 1997 between Registrant, Edward
           G. Caputo and PHL Global Holding Co.
   *10.7  Employment Contract dated January 1, 1998 between Registrant and
           Edward G. Caputo.
   *10.8  Loan and Security Agreement dated November 30, 1993 between
           Registrant and People's Bank.
   *10.9  Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
   *10.10 Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
   *10.11 Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
   *10.12 Assumption Agreement dated December 1997 by and between Registrant and People's Bank.
   *10.13 Loan Agreement by and between Command International Software Pvt. and
           Deutsche Bank.
   *10.14 Employment Agreement dated January 1, 1998 between Registrant and
           Stephen L. Willcox.
   *10.15 Form of Lock-Up Letter.
  **10.16 Indemnification Agreement, by and among Mintz, Levin, Cohn, Ferris,
           Glovsky and Popeo, P.C. and Registrant, Phoenix Home Life Mutual
           Insurance Company, PHL Global Holding Co. and Edward F. Caputo.
    10.17 Employment Agreement, dated as of December 1, 1997 by and between
           Registrant and Glenn M. King.
    10.18 Loan/and Security Agreement dated October 29, 1998 by and between
           Registrant and People's Bank.
   *21.1  Subsidiaries of the Company.
    23.1  Consent of Ernst & Young LLP, independent auditors.
   *23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
           Exhibit 5.1).
    23.3  Consent of Fulbright & Jaworski, L.L.P. (see Exhibit 5.2).
    24.1  Power of Attorney (see page II-10).
   *27.1  Financial Data Schedule.

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 * Incorporated by reference from Registration Statement on Form S-1,
Registration No. 333-43877


** Incorporated by reference from the Registrant's Form 10-Q/A for the three months ended March 31, 1998